SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2/A
ON
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

5812
(Primary Standard Industrial Classification Code Number)

30-0280392
(I.R.S. Employer
Identification No.)

410 South Benson Ln., Chandler, Arizona 85224
(480) 961-8800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

Lawrence D. Bain, President and Chief Executive Officer
PROLINK HOLDINGS CORP.
410 South Benson Ln., Chandler, Arizona 85224
(480) 961-8800

(Name, Address and Telephone Number
of Agent for Service)

With copies to:
MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
Chrysler Center, 666 Third Avenue, New York, New York 10017
Attention: Kenneth Koch, Esq.
(Name, address including zip code, and telephone number, including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ProLink Holdings Corp. has previously filed a Registration Statement on Form SB-2/A (No. 333-140582) to register shares of its common stock issued in private placements and upon conversion of its Series C Convertible Preferred Stock, $0.001 par value per share, and shares of its common stock issuable upon the exercise of outstanding warrants held by certain selling stockholders. This Post-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2/A is being filed to convert the Registration Statement on Form SB-2/A into a Registration Statement on Form S-1 because registration statements of Form SB-2 are no longer available for use.  All filing fees payable in connection with the initial filing of such Registration Statement were previously paid in connection with the initial filing of such Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2008

PROSPECTUS

PROLINK HOLDINGS CORP.
13,077,774 Shares of Common Stock

This prospectus relates to the sale or other disposition of up to 13,077,774 shares of our common stock. Of these shares, 8,245,326 shares represent shares issued to selling stockholders upon conversion of our Series C Convertible Preferred Stock, $0.001 par value per share. In addition, 4,832,448 shares represent shares of our common stock issuable upon the exercise of common stock purchase warrants issued to investors in private placements on January 8, 2007 and January 23, 2007. We are concurrently offering for sale up to 5,449,004 shares of our common stock, consisting of 4,450,000 shares issued to selling stockholders in private placements and 999,004 shares issuable to selling stockholders upon exercise of outstanding warrants.

For a list of the selling stockholders, please refer to the section entitled “Selling Stockholders” of this Prospectus. The shares may be offered from time to time by the selling stockholders. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ or underwriters’ fees or commissions will be borne by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but it is anticipated that such shares will be sold from time to time primarily in transactions, which may include block transactions, on any stock exchange, market or trading facility on which our common stock is then traded at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom sale of their shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See the “Plan of Distribution” section of this prospectus.

Our common stock trades under the symbol “PLKH.OB” on the OTC Electronic Bulletin Board. We formerly traded under the symbol “AGMN” prior to our name change in January 2006.

Our principal executive offices are located at 410 South Benson Ln., Chandler, AZ 85224, and our telephone number at such address is (480) 961-8800.

YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, PLEASE READ THE “RISK FACTORS” SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JUNE [__], 2008.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5
Forward-Looking Statements	13
Use of Proceeds	13
Market Price of Common Stock and Other Stockholder Matters	13
Management’s Discussion and Analysis of Financial Condition and Results of Operations	14
Business	24
Legal Proceedings	31
Property	32
Management	33
Executive Compensation	36
Director Compensation	38
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	38
Selling Stockholders	40
Plan of Distribution	43
Certain Relationships and Related Transactions	45
Description of Securities	46
Interests of Named Experts and Counsel	48
Legal Matters	48
Where You Can Find Additional Information	49
Financial Statements	F-1 - F-51

i

PROSPECTUS SUMMARY

The following is only a summary. You should read this entire prospectus, especially the section entitled “Risk Factors” starting on page 5, and our current public information, including the financial statements and the other documents to which we may refer you as described under the caption “Where You Can Find Additional Information” on the inside back cover of this prospectus, before deciding whether to purchase the common stock offered in this prospectus.

Our Business

For purposes of the discussion contained in this section, the use of “we,” “our”  “us” or the “Company” is meant to include ProLink Holdings Corp. and its operating subsidiary, ProLink Solutions, LLC. ProLink Solutions, LLC became our operating subsidiary in December 2005 as a result of its acquisition by Amalgamated Technologies, Inc. (our former name) as detailed below. For clarity, when “ProLink” or "ProLink Solutions" is used, it is meant to refer to ProLink Solutions, LLC only, whether prior to or subsequent to our acquisition.

Company History. ProLink Solutions was formed in January 2004 when investors contributed $4.6 million and two competitors, ProLink, Inc. and ParView, Inc., contributed assets to ProLink Solutions. ProLink Solutions assumed certain selected liabilities in exchange for all of its membership interests. Both ProLink, Inc. and ParView, Inc. sold GPS systems and golf course management systems to golf courses. At the time of the formation of ProLink Solutions, ProLink Solutions either acquired the intellectual property of both predecessor companies outright or licensed that intellectual property on an exclusive basis in perpetuity and received all of the operating assets of both companies. Subsequently, ProLink Solutions also obtained the rights to certain lease residuals and all of the intellectual property from ProLink, Inc. and ParView, Inc.

On December 23, 2005, we entered into a Contribution Agreement with ProLink Solutions, pursuant to which we acquired substantially all (approximately 98.5%) of the membership interests of ProLink Solutions through the contribution of such outstanding membership interests by the members of ProLink Solutions. For accounting purposes, this was treated as a reverse merger. Subsequent to fiscal 2005, we also obtained the balance of the membership interests of ProLink Solutions not assigned to us at closing as a result of the purchase of certain assets from the bankruptcy estate of ParView, Inc.

On January 17, 2007, ProLink Solutions acquired substantially all of the operating assets of ScoreCast, Inc., including ScoreCast Golf Tournament Software, scoring software used in the golf industry.

Business. We are engaged in the design, manufacture, maintenance and sale of global positioning satellite (“GPS”) golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of our systems and the brokering of the financing of our systems and other capital equipment for our golf course partners.

Our core philosophy is to be a “Trusted Partner” to our golf-course customers by enhancing golfers’ overall experience and improving pace-of-play, increasing current revenue streams and creating new profit centers for golf courses both nationally and globally. We are focused on continual software and hardware improvements of our products in order to provide a state of the art, comprehensive turnkey golf course integrated information management system and solution, emphasizing enhancement of the game and providing a platform technology that links directly to the golfing public.

Our current target market is the worldwide golf industry. We have strategic distribution relationships in key golf markets worldwide including Europe, South Africa and Asia. North America continues to be our main focus with coverage by distributor and direct sales representatives as well as marketing alliances for our advertising revenue.

Our systems help attract and retain customers by delivering a better golf experience on the course with precise distance measurements, optional selection of a variety of golf tips/techniques, detailed color course maps, media streaming of real-time sports scores and news headlines, food and beverage ordering, electronic scoring, tournament play and emergency communication to the clubhouse.

Our Market. The market for our GPS systems is currently estimated to include 43,000 golf courses globally with 16,800 of those in the United States and Canada. We estimate that 9,500 of the domestic courses are not on GPS systems and fit the current GPS market profile, translating into a $2.0 billion opportunity in the United States alone. We estimate that the worldwide GPS market profile opportunity (Europe, Japan, Australia, Asia and South Africa) exceeds $4.0 billion. There are an estimated 1,500 courses worldwide utilizing GPS systems currently. Approximately 700 of these courses use ProLink systems. The fastest growing golf territories, reporting double-digit growth, include China, Spain, Mexico and the rest of Latin America.

The target profile for GPS golf course management systems includes resort courses, high-end daily fee facilities and residential golf communities. These facilities include large-scale golf-centric resorts and developments. A secondary market includes the mid-range facilities, lower-end daily fee facilities and municipal golf courses.

The growth rate of GPS system installations at golf courses has been increasing over recent years. We believe that the target profile for GPS golf course management systems, and therefore our target markets, will expand as GPS systems gain wider acceptance with course owners and golfers. For courses in our secondary target market, we can offer refurbished systems (ProStar Certified Pre-owned (“CPO”) and Gamestar) at slightly reduced pricing as systems are returned to us at the end of current leases, therefore creating wider market acceptance. For golfers, we continually seek to provide greater functionality and convenience options to drive greater acceptance.

Our Systems. We currently sell three lines of products: ProStar, ProStar (CPO) and GameStar. The lines are similar in their presentation of information to the golfer and the golf course but are sold at differing price points creating a complete portfolio of offerings for our different target customers. Each of our systems is composed of a base station located in a golf course’s pro shop (consisting of an antenna, base radio and computer hardware), a video display unit, either mounted on each golf cart or contained within a purpose-built roof for the golf cart depending on the product. Our systems are purchased or leased, new or certified pre-owned at a range of $68,000 to $200,000 based upon the type of system purchased using an average of 72 carts per course. The number of units sold may affect this price range. Generally, at the end of all leases, we have the right to purchase the used equipment for $1.00. This right is referred to as the lease residual interest. Virtually all of our repurchased used equipment undergoes a reconditioning process, which returns the unit to “factory new or better” specifications. Once reconditioned, these units become Certified Pre-Owned, rounding out our portfolio of products offered to golf courses. Golf cart fleets are custom fit with 10.4” high-resolution color monitors that broadcast vibrant, easy-to-read graphics of each hole. Throughout their rounds, golfers continually refer to the screen to pinpoint distances, locate hazards, navigate the golf course and place food and beverage orders at the touch of a button. The ability to relay medical emergencies and receive dangerous weather condition warnings from the pro shop provides golfers with a full suite of communication tools.

From the pro shop, management utilizes the ProLink system to monitor golf cart fleets and optimize operations using fully integrated, Windows-based workstations. The precise locations of golf carts, color-coded pace-of-play status for each cart, as well as cart battery levels and other wear and tear indicators are readily available. Robust back-end reporting through user-friendly software yields a multitude of course statistics, all designed to raise the bottom line. Courses engaging with us report pace-of-play improvements of up to 30 minutes per round, resulting in four additional rounds per day. Food and beverage managers are able to post daily lunch specials and/or high margin items on the units, boosting sales by up to 30 percent. Event planners are able to maximize tournament and corporate outing revenue via the system. Through the ScoreCast and ScoreMaster software suites, our units offer a simplified yet comprehensive, tournament set-up that allows for any format and for any number of tournaments to be carried out simultaneously.

Advertising. Based upon this past year’s experience and marketing analysis, our systems have proven to be a high consumer-product-retention advertising communication opportunity. Advertisers can utilize advertising for marketing their products to the distinct demographic profile of golfers. The demographic profile of golfers represents a highly sought-after group prized by regional and national advertisers alike. As a continuous visual reference point, often utilized by up to 18 separate advertisers during the entire four and a half hour period that an 18-hole round typically takes to play, the cart display provides an opportunity to deliver non-obtrusive advertising messages through an interactive media tool. With little outside distraction other than the golf game itself, advertisers are able to maximize their exposure in an otherwise private environment. Each advertisement stays in front of the golfer for a period of five to 14 minutes at a time, providing unmatched “stickiness” when compared to other advertising mediums.

During the display design process, we reserve specific areas of the display to help create an inventory of logical locations that can be sold to advertisers on a local, regional and national basis, allowing advertisers the ability to target their specific audience. Advertising is purchased on a hole-by-hole basis, and may be constructed to evoke a response that can trigger direct communication with the golfer, a merchandise coupon or an instant nationwide demographic inquiry. With limited incremental infrastructure cost to our network, the revenue and the profit potential of advertising could exceed the net proceeds provided by the sale of course management systems and could provide an ongoing and separate revenue stream.

Our systems are the only true international network with installations around the globe providing advertisers the opportunity to deliver their message in a series of advertisements during a round of golf to the extremely attractive golf demographic not generally accessible to the advertiser on a direct basis. In 2006, we completed two beta tests of national advertising programs with a domestic car manufacturer and for a well-known cable television program. Independent research firm analysis of the results determined that the programs had a great attraction for the advertiser including high brand recognition.

In late 2006, we launched ProLink Media, a new division focused on maximizing the advertising opportunities on our systems by assisting courses in obtaining national and local advertising clients within the subject courses’ local market or Designated Market Area (“DMA”). In exchange for our assistance in such a program, we charge a nominal set-up and administrative fee, dividing the remaining net revenue obtained from advertising clients on a pre-agreed percentage basis. This arrangement is known as our ProFit program. The ProFit program is an attractive offering for courses to generate substantial advertising revenues to significantly offset the ProLink system cost. Via its pioneering advertising revenue-sharing program, ProFit, courses have access to financing options that provide substantial cash flow from advertising revenues generated by on-screen ads appearing on ProLink’s high-resolution GPS monitors. Participation in the ProFit program often reduces a course’s total financial commitment, and has the capability of generating revenue for a golf course that exceeds the total cost of a ProLink system. Specific results will vary by geographic area, round count and other pertinent factors.

This advertising program, ProFit, was designed to augment course revenue for our golf course partners proportionate to their individual number of rounds delivered. Thus, a viable advertising program benefits our sales cycle and further reduces sales resistance as the net cost of a system to our golf course customers is reduced. In 2006, we launched this program late in the year and generated $60,000 in gross revenue. In 2007, we recorded approximately $1,000,000 in gross revenue representing 4% of our total revenues; thus, we received substantial financial benefits from the ProFit advertising program in its first full year of implementation.

To date, ProLink Media has secured advertising contracts with several advertisers on a national basis and has seen success in local markets, or DMA’s, as well. We have hired an experienced advertising professional to manage this division and advertising sales representatives in DMA’s throughout the United States to capitalize on this opportunity. We anticipate that our system will reach an estimated fourteen million golfers.

On September 25, 2007, we entered into a Media Representation Agreement in which ABC National Television Sales, Inc. (“ABC”) agreed to exclusively represent us in the areas of advertising sales to the golf industry. Under the agreement, ABC will provide advertising sales representation for us. ABC will receive commissions on net sales (defined as the gross revenues actually collected by ABC from the sale of advertisements on the monitors less advertising agency commissions or other third party expenses) depending on various factors including timing of the advertising contract, identity of advertiser and type of advertiser. ABC will be responsible for all costs associated with its selling efforts and will provide all invoicing, collection and inventory tracking functions, amongst other things. According to marketing research-based estimates by ABC, the partnership between ProLink and ABC will significantly increase our advertising revenue from the 2007 recorded $1 million per year to slightly over $6 million in advertising revenue in 2008, although we cannot guarantee that such levels of revenue will be obtained, and, if obtained, we cannot guarantee that it can be performed on a profitable basis.

Service and Maintenance. We have over 36,000 units in operation on approximately 500 golf courses domestically. We provide service and maintenance to our domestic customers directly through a centralized tier one and tier two Customer Support Center and a regional account structure with Regional Service Managers (“RSMs”) located strategically throughout the United States. The RSMs coordinate a group of Regional Service Technicians (“RSTs”), who provide local golf course support including installation and training, scheduled preventative maintenance and repair, periodic retraining and onsite emergency service. All golf course service requests are initiated through the Customer Support Center and are electronically managed and tracked from initiation through closure. In general, we do not provide service to customers of our international distributors. However, on occasion at the request and at the expense of such distributors, we may render service and installation assistance to customers of our international distributors. To date, this assistance has not been material, nor is it expected to be in the future.

Further, we have assembled multiple systems and tools for training, installing and monitoring all products in our portfolio of course management systems. A web-based framework, including robust software for course accounting and maintenance system, a proprietary state-of-the-art customer resource database and user-friendly internal “help” websites allow us to constantly monitor all areas of our installed systems remotely. Problems can be addressed proactively from detailed cart diagnostic and course management data that is gathered on a real-time basis. These systems have been designed to improve all segments of customer and equipment service by providing a preemptive awareness and an automated information repository. Therefore, this has resulted in minimal downtime of systems or individual units and the day-to-day simplification of otherwise complicated technology for our customers. These capabilities have allowed us to manage our growing number of service contracts with increased effectiveness and efficiency.

Service revenue is generated from contractual agreements based upon the specific number of carts on a given course. Service revenue for 2007 was slightly over $2.5 million.

Financing. ProLink Capital offers financing from various sources for all capital equipment needs of our golf course customers, including course redesign and construction, turf equipment and telecommunications equipment. Our golf course customers often require financing in order to acquire our systems, whether through outright purchase or leasing. In the past, we have utilized third-party funding sources for all of the financing required by our customers, including the processing of paperwork and credit decisions. ProLink Capital is a means of bringing a portion of the financing function in-house so that we can provide a one stop source for systems and the financing for them. We have attracted a number of financing sources, and we expect to continue to add financing sources in the future in order to satisfy the growing base of customers that require financing.

The ProFit program, described above under “Advertising,” allows courses to leverage financing options and generate substantial advertising revenues to substantially offset the system cost.

The Offering

Securities Offered
13,077,774 shares of our common stock, consisting of 8,245,326 shares issued to selling stockholders upon conversion of our outstanding Series C Convertible Preferred Stock, $0.001 par value per share, and 4,832,448 shares issuable to selling stockholders upon exercise of outstanding warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 5.

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	PLKH.OB

RISK FACTORS

Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

We have a history of losses.

We have incurred operating losses since our inception and no assurance can be given that we will ever become profitable. Our operating losses are attributable to the developing nature of our business and have resulted primarily from:

•	significant costs associated with the development of our products;
•	marketing and distribution of our products;
•	increased inventory levels to support sales; and
•	the fact that our products are based on relatively new technology with limited market acceptance.

We currently believe that our operations will significantly improve by the end of fiscal year 2008, resulting in greater efficiency, productivity and customer satisfaction. Our belief that our operations will significantly improve is based on a number of factors, including our ability to execute our strategic operational plan given the cost reductions we have implemented, the ability to reach our internally projected level of product sales, and the overall development of our business in accordance with our internal plans.

Included in our operating plan is the re-engineering of the inventory supply/demand chain, resulting in lower inventory carrying costs which positively impacts our need for additional financing to support higher inventory levels. In the event that our operating plan does not continue to yield the expected results, our operations will continue to operate at a loss and with a negative cash flow. We will need to raise additional funds in order to maintain the operation of our business and cannot be certain that additional funds will be available when needed on satisfactory terms, if at all. Without additional funds, we have to reduce our planned operations and restructure our existing operations, all of which will negatively affect our business and future prospects.

If we fail to maintain an effective system of internal controls and disclosure controls and procedures, we may not be able to accurately report our financial results.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud. If we cannot provide reliable financial statements or prevent fraud, our business and operating results could be harmed. In connection with our financial audit of our consolidated financial statements for the year ended December 31, 2006, we received a large number of potential adjusting journal entries. Therefore, we concluded we had a material weakness in our internal control structure and disclosure controls at year end 2006 and at March 31, 2007. We remediated these weaknesses and no such material weaknesses were noted in the quarters ended June 30, 2007, September 30, 2007 and at year end 2007. Inferior internal controls could harm our operating results or cause us to fail to meet our reporting obligations and could also cause our current and potential stockholders to lose confidence in our reported financial statements, which could have a negative effect on the price of our stock. We expect to continue to strengthen our controls and remediate any undiscovered deficiencies as we maintain compliance with Sarbanes-Oxley.

We may need additional financial support in order to continue to operate and grow and cannot be certain that additional funds will be available when needed on satisfactory terms, if at all.

We have incurred operating losses since our inception and no assurance can be given of when we will become profitable on a sustained basis. Additionally, our internal business plan assumes that we will continue our significant increases in sales to golf courses in the future. If these sales do not materialize, it is likely that we will have to obtain additional debt or equity financing. If we cannot obtain the amount of additional financing that we will need to support our operations or to fully implement our business plan, our future operations will be severely hindered, and our ability to sustain our operations and growth will be jeopardized.

A material level of our revenues was generated through sales to our international distributor in Europe and the Middle East.

In 2007 and 2006, 25.4% and 25.6% of our revenues, respectively, were generated through sales to Elumina Iberica S.A., our exclusive distributor for Europe, the Middle East, China, Malaysia, Singapore, Thailand and South Korea. We terminated this distribution agreement with Elumina Iberica S.A. in February 2008 (see Note 20 - Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus). We anticipate being able to engage replacement distributors in these areas by the end of the 2008 fiscal year and estimate revenue from these distributors in 2009, if not earlier.

We depend on licensed technology from third parties and our failure to maintain these licenses would adversely affect us.

We utilize a variety of technologies in our business. In some situations, we do not own the patents or copyrights for the technology we utilize. Instead, we license or outsource certain technology integral to our business from third parties. Our commercial success will depend in part on our maintenance of these licenses and on this licensed technology not infringing on the proprietary rights of others and not breaching other technology licenses that cover the technology we use in our business. It is uncertain whether any third-party patents will require us to utilize or develop alternative technology or to alter our business plan, obtain additional licenses, or cease activities that infringe on third-parties’ intellectual property rights. Our inability to maintain or acquire any third party licenses, or to integrate the related third-party products into our business plan, could result in delays in development unless and until equivalent products can be identified, licensed, and integrated. Existing or future licenses may not continue to be available to us on commercially reasonable terms. Litigation, which could result in substantial cost to us, may be necessary to enforce any patents licensed to us or to determine the scope and validity of third-party obligations.

We depend on GPS technology owned and controlled by others. If we do not have continued access to GPS technology and satellites, we will be unable to deliver our services and our revenues will decrease.

Our services rely on signals from GPS satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our services may cease and customer satisfaction would suffer.

In addition, the U.S. Government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of GPS. Furthermore, because of ever-increasing commercial applications of GPS, other U.S. Government agencies may become involved in the administration or the regulation of the use of GPS signals in the future. If the foregoing factors affect GPS, such as by affecting the availability and pricing of GPS technology, our business will suffer.

Our GPS technology depends on the use of radio frequency spectrum controlled by others.

Our GPS technology is dependent on the use of radio frequency spectrum. The assignment of spectrum is controlled by an international organization known as the International Telecommunications Union or ITU. The Federal Communications Commission or FCC is responsible for the assignment of spectrum for non-government use in the United States in accordance with ITU regulations. Any ITU or FCC reallocation of radio frequency spectrum, including frequency band segmentation or sharing of spectrum, could cause interference with the reception of GPS signals and may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results. In addition, emissions from mobile satellite service and other equipment operating in adjacent frequency bands or inband may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our operating results.

On May 11, 2000, the FCC issued a Notice of Proposed Rulemaking that proposes rules for the operation of Ultra-Wideband or UWB radio devices on an unlicensed basis in the frequency bands allocated to GPS. If the FCC issues final rules authorizing such operation, UWB devices might cause interference with the reception of GPS signals. We cannot determine the extent or nature of this problem as standard setting in the area has stalled due to competing methods of utilizing the band. Such interference could reduce demand for GPS products in the future. Any resulting change in market demand for GPS products could have an adverse effect on our financial results.

We may be unable to effectively protect or retain our intellectual property, which would negatively affect our ability to compete.

We believe that the protection of our intellectual property rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the U.S. Many U.S. companies have encountered substantial infringement problems in foreign countries. We hold certain international patents. We cannot be certain that patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. Patents we currently own are subject to continued debt payments on a note that provided for the purchase of the patents and we may lose the patent ownership if we default on future debt payments. Our efforts to enforce and defend our intellectual property may cause us to become involved in costly and lengthy litigation, which could seriously harm our business.

Our efforts to enforce and defend our intellectual property may cause us to become involved in costly and lengthy litigation, which could seriously harm our business.

In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to enforce and defend our intellectual property rights or to determine the scope and applicability of the proprietary rights of others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

•	pay damages to the party claiming infringement;

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use infringing intellectual property or cease to use an infringing trademark.

In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and covers both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a settlement agreement, which includes a license agreement, with GPSI pursuant to which the parties agreed to settle this action. However, we may become involved in litigation in the future to enforce and defend our intellectual property rights or to determine the scope and applicability of the proprietary rights of others. For further information regarding the settlement agreement, please refer to the section entitled “Legal Proceedings.”

On November 3, 2007, the Company filed a patent litigation action and declaratory judgment action against GPS Industries, Inc. and UpLink Corporation in the United States District Court for the District of Arizona. The patent litigation alleges that both GPSI and UpLink infringe upon one or more of the Company’s patents and that an UpLink patent containing claims directed at advertising are invalid due to prior art. The Company does not expect any loss contingencies from this action. For further information regarding the status of the patent litigation, please refer to the section entitled “Legal Proceedings.”

We rely on technological development and we risk possible technological obsolescence.

Our business is dependent upon utilization of changing technology. Our ability to adapt to evolving technologies, obtain new technology and maintain technological advantages will be important to our future success. As new technologies develop, one or more of the technologies we currently utilize or implement may become obsolete or competitive pressures may force us to implement such new technologies at substantial cost. There can be no assurance that we will be able to successfully utilize, or expend the financial resources necessary to acquire new technologies, or that others will not either achieve technological expertise comparable to or exceeding that of our Company or that others will not implement new technologies before us. In such cases, our business, financial condition and results of operations could be materially adversely affected.

We depend on sole source and limited source suppliers for certain key components, and if we are unable to buy these components on a timely basis, our inability to deliver our products to our customers in a timely manner may result in reduced revenue and lost sales.

At current sales levels we purchase several component parts from sole source and limited-source suppliers. As a result, if our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment as large-volume customers will receive priority. If we are delayed in acquiring components for our products, the manufacture and shipment of our products also will be delayed. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on desired delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

Our fixed costs may lead to operating results below analyst or investor expectations if our revenues are below anticipated levels, which could adversely affect the market price of our common stock.

A significant percentage of our expense, particularly personnel and facilities costs, are relatively fixed and based in part on anticipated revenue levels. Significant revenue shortfalls in any quarter may cause significant declines in operating results since we may be unable to reduce spending in a timely manner. However, we have implemented a fixed-cost budget reduction in the fourth quarter of 2007 that has continued into 2008 that partially mitigates this risk.

Quarterly operating results that are below expectation of public market analysts could adversely affect the market price of our common stock. Factors that could cause fluctuations in our operating results include the following:

•	Economic conditions, which may affect our customers’ and potential customers’ budgets for GPS technology expenditures;

•	The timing of orders and longer sales cycles;

•	The timing of GPS system implementations, which are highly dependent on customer discretion; and

•	The timing and market acceptance of new products or product enhancements by either us or our competitors.

Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.

A significant manufacturing defect could adversely affect us.

We enter into service agreements with all of our golf course customers. If we were to experience a significant manufacturing defect, our costs of service would significantly increase, our service revenues would decline, and our reputation in the market would suffer.

Any acquisitions we make could disrupt our business and harm our financial condition.

From time to time, as part of our corporate strategy, we may review opportunities to acquire other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities. As a company, we have limited experience in making acquisitions. On January 17, 2007, we acquired substantially all of the operating assets of ScoreCast, Inc. Acquisitions entail a number of risks that could materially and adversely affect our business, operating results and financial condition including:

•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	potential disruption of our ongoing business and distraction of our management;

•	difficulties in retaining business relationships with suppliers and customers of the acquired companies;

•	difficulties in coordinating and integrating overall business strategies, sales and marketing, and research and development efforts;

•	the maintenance of corporate cultures, controls, procedures and policies;

•	risks associated with entering markets in which we lack prior experience;

•	the potential loss of key employees; and

•	unidentified issues not discovered in our due diligence process, including product quality issues and legal contingencies.

Should we issue our common stock or other equity related purchase rights as consideration in an acquisition, current stockholders’ percentage ownership and earnings per share may become diluted.

Our customers have significant capital requirements.

Generally, financing is required by our domestic customers to fund the acquisition of our equipment. We have initiated efforts, under the ProLink Capital brand, to bring the financing process in-house to provide a smoother, more efficient financing process for our golf course customers. We have been successful to date in drawing financing sources to ProLink Capital to provide third-party equipment leasing to our customers. However, no assurances can be given as to the availability or terms of any financing provided by such sources or otherwise that may be required or that financing will continue to be available at all under third-party equipment leasing facilities. In the event such capital resources are not available to our customers, our selling activities may be curtailed.

We may have difficulty managing any future growth and the related demands on our resources and may have difficulty in achieving future growth.

We expect to experience rapid growth through market penetration and expansion in the foreseeable future. Any future growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including our ability to identify and acquire new sales and marketing personnel, our ability to continue to retain and attract skilled technical personnel, the success of our technology and our access to capital. There can be no assurance that we will be successful in achieving growth or any other aspect of our business strategy.

Our mix of products and services could have a significant effect on our financial condition, results of operations and the market price of our common stock.

The gross margins for our products and services can vary considerably. Sales of used products generally yield higher gross margins than the sale of new products or services. If the mix of our products and services in any given period does not match our expectations, our results of operations and the market price of our common stock could be significantly affected.

We face risks associated with our international operations that could harm our financial condition and results of operations.

A large percentage of our revenues have been generated by sales to our international distributors, and our future growth rates and success are in part dependent on our continued growth and success in international markets. We have relationships with distributors covering territories including Europe as a whole, South Africa, Australia, Malaysia and China. We terminated our distribution agreement with Elumina in February 2008 (see Note 20 - Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus), but are actively seeking replacement distributors. Our results of operations and the market price of our common stock could be significantly affected by the performance and financial condition of our distributors including the availability of financing for the purchase of our systems. As is the case with most international operations, the success and profitability of these operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:

•	Difficulties and costs of staffing and managing foreign operations;

•	Differing regulatory and industry standards and certification requirements;

•	The complexities of foreign tax jurisdictions;

•	Reduced protection for intellectual property rights in some countries;

•	Currency exchange rate fluctuations; and

•	Import or export licensing requirements.

Changes in our management could adversely impact our business and development.

The success of our business has been and will continue to be highly dependent upon our executive officers. Our senior management team is relatively new, all joining within the last three years, including Lawrence Bain, our Chief Executive Officer, Danny Lam, our President, Andrew Batkin, Chief Executive Officer of ProLink Media, L. Gerard Johnson, our Senior Vice-President of Operations, and J. Andrew Rhea, Vice-President of Finance. There can be no assurance that these individuals will remain with us and we do not currently have employment agreements in place with any members of our senior management. The loss of the services of any of our executive officers could have a materially adverse effect upon our business and development. Our continued growth also depends upon our ability to attract and retain additional skilled administrative, sales, and technical personnel. Competition for such persons is intense, and we may not be successful in recruiting and retaining such personnel.

The positions of Chief Financial Officer and General Counsel became vacant in 2008. We are actively pursuing replacements for these positions. Lawrence Bain has assumed the position and responsibilities of the Chief Financial officer position until such time as a suitable replacement can be found.

Our Board members and executive officers control a significant portion of our outstanding stock and therefore exert significant influence over us.

Mr. Steven Fisher, the Chairman of our Board of Directors, directly or indirectly controls 8,045,943 shares, including shares underlying currently exercisable common stock purchase warrants, or approximately 15.8% of our currently outstanding common stock. Mr. Jay Wolf, a member of our Board of Directors, directly or indirectly controls 6,885,437 shares, including shares of currently exercisable warrants, or approximately 14.0% of our currently outstanding common stock. Mr. Lawrence D. Bain, a member of our Board of Directors and our Chief Executive Officer, directly controls 3,100,246 shares of our common stock, including shares underlying currently exercisable common stock options, or approximately 6.2% of our currently outstanding common stock. As a result, Messrs. Fisher, Wolf and Bain possess significant influence over us. The share ownership and control may have the effect of impeding a merger, consolidation, takeover, or other business combination involving us, or discouraging, delaying, or preventing a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If we are unable to successfully compete in the marketplace, our business and financial condition could be negatively affected.

We have two major competitors, UpLink Corporation and GPS Industries, Inc. If Uplink is able to leverage its relationship with Club Car successfully, it may reduce the competitive edge that we may have had in the past through our relationship with E-Z-Go. GPS Industries had an infusion of a material amount of capital in 2006. Subsequently, GPS Industries purchased UpLink Corporation in February 2008. Although we believe that this capital will be insufficient to obtain a material competitive advantage over us, GPS Industries could utilize this capital to offer its systems at cost or below cost, which would damage the overall market. Our inability to compete successfully would have a material adverse effect on our business, operating results and financial condition.

Unfavorable changes in general economic conditions could affect our business.

As with any company, our success depends in part on general economic conditions, including consumer confidence, inflation, interest rates and the level of unemployment or any impact on general economic conditions caused by future terrorist activities. Future trends in economic conditions are impossible to predict. We cannot predict the long-term impact of these events on the economy or our company. Continuing negative impacts of these events or an unfavorable change in economic conditions could have a material adverse effect on our business, financial condition, and results of operation.

The speculative nature of business could impact our financial condition.

The profits of an enterprise involved in the golf industry are generally dependent upon many variables. Our customer appeal depends upon factors which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable critic reviews and appeal to the public.

Government regulations and standards may harm our business and could increase our costs or reduce our opportunities to earn revenues.

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies, including the FCC and Department of Defense. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of wireless communications and GPS technology. Additionally, it is uncertain how existing laws governing issues such as taxation, intellectual property, libel, user privacy and property ownership will be applied to our services. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our services and increase our cost of doing business.

Risks Related to Our Common Stock

We do not intend to pay cash dividends.

We have never paid cash dividends on our common stock and do not intend to do so in the foreseeable future.

You will experience future dilution upon the exercise of outstanding warrants and options.

As of June 27, 2008, there are options granted or available to be granted to acquire 15,000,000 shares of our common stock, of which 9,603,865 options are outstanding. In addition, there are various warrants outstanding that have been previously issued to acquire 12,959,142 shares of our common stock. Exercise of such options or warrants will result in further dilution.

Sales of additional common stock and securities convertible into our common stock may dilute the voting power of current holders.

We may issue equity securities in the future whose terms and rights are superior to those of our common stock. Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock. These are “blank check” preferred shares, meaning our board of directors is authorized to designate and issue the shares from time to time without stockholder consent. A series of preferred stock, our Series C Convertible Preferred Stock, consisting of 1,142 shares, with a par value of $0.001 per share, were issued and converted into 8,622,928 shares common stock during the first nine months of 2007. We do not currently intend to issue any shares of preferred stock in the foreseeable future. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of existing holders of shares of common stock and have preferences over shares of common stock with respect to dividends and liquidation rights.

We are simultaneously herewith registering for resale 5,449,004 shares of our common stock, which could affect our stock price.

We are currently registering 13,077,774 shares of our common stock for resale under this registration statement, and are simultaneously herewith registering 5,449,004 shares of our common stock for resale on a separate registration statement. Accordingly, the two registration statements will likely become effective and the shares registered thereunder will likely become freely tradeable on or about the same time, which could affect our stock price if any or all of the selling stockholders decide to sell at or around the same time.

Our common stock has very little trading volume and has experienced and may continue to undergo extreme market price and volume fluctuation.

Stock markets in general have experienced extreme price and volume fluctuations, particularly in recent years. Broad market fluctuations of this type may adversely affect the market price of our common stock. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:

•	General and industry-specific business, economic and market conditions;

•	A small market float as a result of a large amount of our common stock held by our affiliates being subject to restrictions on resale pursuant to the federal securities laws;

•	Actual or anticipated fluctuations in operating results, including those arising as a result in any impairment of intangible assets;

•	Changes in, or our failure to meet, analysts’ estimates or expectations;

•	Public announcements concerning us, including announcements of litigation, our competitors or our industry;

•	Introduction of new products or services or announcements of significant contracts by us or our competitors;

•	Acquisitions, strategic partnership, joint ventures or capital commitments by us or our competitors;

•	Adverse developments in patent or other proprietary rights; and

•	Announcements of technological innovations by our competitors.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 5.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is $1,350,005. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

MARKET PRICE OF COMMON STOCK
AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock trades under the symbol “PLKH.OB” on the NASDAQ OTC Bulletin Board. We formerly traded under the symbol “AGMN.OB” prior to our name change in January 2006. The following table shows, for the calendar quarters indicated, the high and low bid prices per share for our common stock as reported on the NASDAQ OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
First Quarter 2006	$2.02	$1.45
Second Quarter 2006	$2.30	$1.20
Third Quarter 2006	$1.70	$1.42
Fourth Quarter 2006	$1.60	$1.30

First Quarter 2007	$1.75	$1.34
Second Quarter 2007	$1.40	$1.10
Third Quarter 2007	$1.40	$0.57
Fourth Quarter 2007	$0.93	$0.40

First Quarter 2008	$0.71	$0.30
Second Quarter 2008 (through June 27, 2008)	$0.65	$0.38

Holders

As of June 27, 2008, we had 48,838,107 shares of common stock outstanding held by approximately 173 stockholders of record. This figure does not include an estimate of the number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.

Dividends

We have not paid any cash dividends on our common stock since inception, nor do we intend to do so in the foreseeable future. Under the General Corporation Law of the State of Delaware, we may only pay dividends out of capital and surplus, or out of certain delineated retained earnings, all as defined in the Delaware General Corporation Law. There can be no assurance that we will have such funds legally available for the payment of dividends in the event that we should decide to do so.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2007, the number of securities to be issued upon the exercise of outstanding derivative securities (options, warrants, and rights); the weighted-average exercise price of the outstanding derivative securities; and the number of securities remaining available for future issuance under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,715,252	$1.21	293,653
Equity compensation plans not approved by security holders	1,000,000	$1.21	2,050,000
Total	9,715,252	$1.21	2,343,653

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management discussion and analysis (“MD&A”) together with our audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere herein.

Overview:

ProLink Holdings Corp. owns 100% of ProLink Solutions, LLC, its only operating subsidiary. ProLink Solutions, LLC was formed as of January 22, 2004 as the result of the contribution of assets and liabilities of a predecessor company, ProLink, Inc., and the contribution of certain assets and liabilities of a company, ParView, Inc. Both companies developed and marketed electronic yardage and management information systems utilizing Global Positioning Satellites to golf courses, primarily in North America.

ProLink currently develops and markets electronic yardage and management information systems, or Systems, utilizing Global Positioning Satellites (GPS) to golf courses in North America, Europe, the Middle East, Japan, South Africa and Australia. While the Systems provide accurate yardage information for golfers, their primary benefit is their course management functionality to the golf course. ProLink provides software support and maintenance services for all of its products.

Substantially all of our assets and operations are located in Chandler, Arizona. International sales are made to companies in foreign countries who have executed a distribution agreement with ProLink except for Japan, South Africa and Aruba where ProLink sells directly to a publicly-held company that owns and operates golf courses.

The market for GPS systems within the golf industry is extremely competitive with a limited number of potential customers. The typical golf course customer has been a high-end daily fee or resort course that is available to the public for play. Our results of operations are affected by local and national economic trends, weather to the extent that it affects golf courses, technology changes in the GPS industry and product development of our competitors, among other factors.

Results of Operations

Capacity Variance

The 2007 results include a capacity variance adjustment that is not included in the 2006 results. The capacity variance reallocates costs from cost of sales to operational expense. The basis of the capacity variance relates to excess employee capacity in the installation and graphics areas. During time not spent installing or upgrading courses to new systems, employees perform operations related activities (“OPEX”), primarily focusing on customer satisfaction, re-training course personnel and building partner relationships. Inventory support and production personnel utilize down time to concentrate on non-production specific projects. Graphics department personnel will work on marketing initiatives of ProLink and changing of graphics to the most cutting edge vision available. Recognizing the nature of the projects and training allows proper allocation of the capacity variance between cost of sales and operating expense charges.

Twelve Months Ended December 31, 2007 and 2006

Revenues:

Total revenue for the year ended December 31, 2007 was $25,205,625 versus revenue for the year ended December 31, 2006 of $21,603,485, an increase of $3,602,141 or 16.7%.

System Sales:

Revenue from system sales increased 9.3% to $19,386,474 for the year ended December 31, 2007 from $17,737,499 in 2006, resulting from an increase in units sold, to both domestic upgrades and international customers. Total revenue derived from system sales to international customers was $6,471,653 in 2007 as compared to $5,653,507 for 2006. International revenue increased due to exploration and expansion into new markets (Japan, China and South Africa) as well as increased revenue from areas previously established.

We terminated our relationship with our international distribution partner, Elumina Iberica S.A., in early 2008. We are actively seeking a replacement distributor and anticipate seeing results from that search in late 2008 or early 2009.

Domestic upgrades increased from $4,030,168 in 2006 to $5,766,835 in 2007, an increase of 43.1%. Upgrades were primarily driven by upgrades from our Gamestar systems to ProStar CPO and ProStar systems. Both ProStar systems offer increased functionality of course management and enhanced communication between the golfer, clubhouse and other course amenities.

Service:

Service revenues decreased to $2,529,048 in 2007 from $2,607,143 in 2006, or by 2.9%. This decrease is driven by the decreased number of installed courses under service contract with direct billing from us. Our portfolios with E-Z-GO and NCGolf contain courses billed by those entities, with disbursements to us as certain pool requirements are satisfied. Also, service revenue decreased due to the large number of courses upgrading to newer systems. As part of the systems upgrade there is a lag time (grace period) of three to six months granted to the course whereby service payments are suspended. The Company expects service revenues in the future to increase from its current level.

Net financing revenue:

Net financing revenues increased to $2,350,126 in 2007 from $1,200,219 in 2006, or by 95.8%. This increase was driven primarily by the increase in refinancing transactions of pre-owned systems during 2007. These transactions not only result in retaining the ProLink systems at our current customers, but also drive the opportunity for extended and/or enhanced service and advertising revenues.

Advertising revenue:

Advertising revenue increased to $939,977 in 2007 from $58,624 in 2006, an increase of $881,353. This increase is the result of fully staffing the advertising department in order to take advantage of the opportunity afforded our Company through use of the GPS equipment we install at golf courses. This activity reflects implementation of the plan we constructed in 2006 and executed in late 2006. This is the first full year of targeted, aggressive advertising for our Company. We view these as excellent results of our first year and in late 2007 we entered into a contract agreement with ABC National Television Sales, Inc. (“ABC”) which projects to significantly multiply revenues in 2008 to approximately $6 million (see the Advertising section in “Business” section).

Gross Margin

Gross margin improved by $3,246,438 or 39.6% from the year ended December 31, 2006 to the year ended December 31, 2007. Gross margin for the year ended December 31, 2007 was 45.4% ($11,454,413) versus 38.0% ($8,207,975) for the same period ended December 31, 2006. Gross margin on system sales improved in 2007 to 48.6% from 48.0% in 2006, due to continued emphasis on maintaining adequate gross margin on system sales, the sale of pre-owned GameStar GPS systems which yield gross margins typically in excess of 60%, and continued emphasis on reducing product costs and improving installation efficiencies. Gross margin was also significantly affected by the increase in net financing revenues to $2,350,126 in 2007 from $1,200,219 in 2006. Finally, an improvement in our service loss margin to 26.1% in 2007 from 59.7% in 2006 also increased the overall gross margin.

Management expects gross margins on system sales to continue to improve in 2008 with continued sales of pre-owned GameStar systems at higher than average gross margin. Management also expects continued improvement on service margin performance as newer service contracts at higher rates, as well as improved proximity of golf courses, result in more efficient service technician time and less travel expenses which are expected to continue the path towards service profitability.

Finally, with the introduction of our advertising initiative with ABC National Television Sales, Inc., the increase from higher margin advertising revenues in 2008 should also have a significant impact on future margin performance for the Company.

Operating Expenses

Sales and marketing:

Sales and marketing expenses were $3,902,234 for the year ended December 31, 2007 compared to $2,923,967 for the same period in 2006, an increase of $978,267 or 33.5%. Our advertising department was fully staffed in 2007, accumulating $1,045,434 in expenses related to salaries, commissions, travel, and other costs. The addition of the advertising department reflects the Company’s commitment during 2006 to position its advertising opportunity for the greatest benefit as a player in the media industry. Advertising revenues generated in 2007 offset by advertising cost of sales and OPEX advertising expenses resulted in a net loss in the advertising department. In the sales and marketing departments, salaries, commissions, recruiting, travel and other direct personnel costs remained constant at slightly less than $3,000,000 per annum. The equality of expenses demonstrates the adequacy of the Company’s depth of infrastructure, and its ability to keep costs under control while increasing the revenue stream for equipment sales and broadening its global presence. Also notable was the redefinition of the necessary skill set for the sales team/personnel to contact more golf courses and close more deals.

Partner management and customer support:

Partner Management group is the centralized department that is responsible for handling all of our existing golf course customers needs other than maintenance. Partner management and customer support expenses were $2,435,835 for the year ended December 31, 2007 compared to $1,486,059 for the same period in 2006, an increase of $949,776 or 63.9%. This increase is primarily related to the capacity variance recognition. The remaining $300,000 increase came from investments in customer support infrastructure and additional salaries, commissions and related personnel expenses. The increased costs in personnel reflect the Company’s commitment to improving the Company’s golf course customer and corporate partner experience in 2007 and beyond. The additional commissions paid were directly related to the increased revenue from system upgrades and refinancing. New personnel and programs are targeted at servicing, training and educating our customers and partners to take advantage of the breakthrough productivity initiatives by fully utilizing our GPS golf course management systems.

Research and development:

Research and development expenses were relatively flat; $813,687 for the year ended December 31, 2007 compared to $805,258 for the same period in 2006, an increase of $8,429 or 1.0%. Salaries, travel and other direct personnel costs related to research and development increased while consulting and contract labor costs were reduced, offsetting to the $8,429 increase. We have eliminated the R&D department that was based in Ohio; therefore, in 2008 we expect zero costs associated with the R&D department.

General and administrative:

General and administrative expenses were $8,396,742 for the year ended December 31, 2007 compared to $6,476,737 for the same period in 2006, an increase of $1,920,005 or 29.6%. The majority of the increase was in share-based compensation of $605,656, related solely to employee stock option grants; and IT, $576,877, related to increasing the staff and infrastructure necessary to support the increased courses, advertising, and computerization enhancements. Additionally, IT assumed the responsibility for code applications previously managed by R&D. Sarbanes-Oxley compliance related expenses increased $233,073 due to the mandated SOX 404 compliance regulations that are effective December 31, 2007. Furthermore, Inventory Support costs increased $327,832, primarily related to the capacity variance as noted at the beginning of the MD&A discussion. The remaining increases and decreases are insignificant, netting to approximately $130,000.

Bad debt reserve:

We have terminated our relationship with our distributor, Elumina, as a result of multiple breaches, including non-payment, in early 2008. We have also started to actively pursue replacement distributor(s) for Elumina.

As a result of the termination of our relationship with Elumina, along with a few delinquent golf courses, we have reserved approximately $5.2 million against our unpaid receivables in our 2007 results (see Note 20 - Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus).

Other Income (Expense):

Other income (expense) was $1,960,969 for 2007, compared to $46,803 for 2006. Interest expense was $934,610 for 2007 versus $1,280,743 for 2006. Interest expense in 2007 was primarily related to debt refinancing which included the Series C Convertible Preferred Stock Securities Purchase Agreements in the first quarter of 2007 and the $9.0 million credit facility with Calliope Capital Corporation (Laurus) in the third quarter of 2007 (see Liquidity and Capital Resources section for addition details). In 2006, we realized a gain of $929,577 as a result of a discount taken on the early payment of a note payable to E-Z-GO. We realized no similar category of gain in 2007. Other income (expense), net for 2007 was an expense of $1,026,359 versus income of $304,363 for 2006; a swing of $1,330,722, which was related to non-cash warrant expenses primarily due to refinancing activities during 2007.

Results of Operations

The financial results for the three months ended March 31, 2008 and 2007 referred to in this discussion should be read in conjunction with the Condensed Consolidated Statements of Operations contained in this Prospectus. Results for interim periods may not be indicative of the results for the full year.

Three Months Ended March 31, 2008 and 2007

	Three Months Ended March 31,		Change
	2008	2007	Change	% Change
REVENUES:
New System Sales	4,878,902	5,201,664	(322,762)	-6.2%
Service Revenue	589,270	530,877	58,393	11.0%
Finance Revenue, net	214,450	981,786	(767,336)	-78.2%
Advertising Revenue	55,905	19,356	36,549	188.8%
TOTAL REVENUE	5,738,527	6,733,683	(995,156)	-14.8%

COST OF REVENUES:
New System Cost	2,598,142	2,704,332	(106,190)	-3.9%
Service Cost	533,782	880,549	(346,767)	-39.4%
Advertising Cost	16,747	-	16,747	-
Other Cost	27,160	185,359	(158,199)	-85.3%
TOTAL COST OF REVENUE	3,175,831	3,770,240	(594,409)	-15.8%

GROSS MARGIN	2,562,696	2,963,443	(400,747)	-13.5%

TOTAL OPERATING EXPENSES	3,653,975	4,380,947	(726,972)	-16.6%

LOSS FROM OPERATIONS	(1,091,279)	(1,417,504)	326,225	-23.0%

TOTAL OTHER INCOME (EXPENSE)	(494,168)	(456,458)	(37,710)	8.3%

LOSS BEFORE TAXES	(1,585,447)	(1,873,962)	288,515	-15.4%

Revenue:

Total revenue was approximately $5.7 million and $6.7 million for the three months ended March 31, 2008 and 2007, respectively, representing a decrease of approximately $1.0 million, or 14.8%. The decrease in total revenue was driven primarily by a decrease in international sales of $2.6 million, due to the loss of our international distributor and a decrease in financing revenue of $0.8 million due to the decision of customers eligible for lease renewals to upgrade to newer systems rather than refinance their existing systems during the quarter. Offsetting the decreases were increases in our core New Systems Domestic and Upgrades business. There was a $2.3 million increase (upgrades of $1.4 million and domestic of $0.9 million) driven by our increased focus on sales in these areas. Upgrades were primarily driven by upgrades from our Gamestar systems to ProStar CPO and ProStar systems. Both ProStar systems offer increased functionality of course management and enhanced communication between the golfer, clubhouse and other course amenities. An increase in volume drove the increase in domestic new sales.

Cost of Revenues:

Cost of revenues for the three months ended March 31, 2008 of $3.2 million decreased approximately $0.6 million compared to the same period in 2007 of $3.8 million. The decreased costs were related to the lower volume of international systems of $1.4 million and other decreases in service cost ($0.3 million) and other cost ($0.2 million). The service cost decrease is driven by the decreased number of installed courses under service contract with direct billing from us. Our portfolios with E-Z-GO and NC Golf contain courses billed by those entities, with disbursements to us as certain pool requirements are satisfied. Also, service revenue decreased due to the large number of courses upgrading to newer systems. As part of the systems upgrade there is a lag time (grace period) of three to six months granted to the course whereby service payments are abated. The Company expects service revenue in the future to increase from its current level.

Offsetting the decrease in cost of revenues are increases in costs for upgrades ($1.0 million) and domestic ($0.4 million) systems directly related to the increase in revenue.

Gross Margin

Gross margin for the three months ended March 31, 2008 was approximately $2.6 million, or 44.7% of total revenues, compared to approximately $3.0 million, or 44.0% of total revenues, for the three months ended March 31, 2007. Gross margin was impacted by the items above.

Gross margin on system sales was 46.7% for the three months ended March 31, 2008 versus 48.0% for the three months ended March 31, 2007, due primarily to the decrease in the margin for upgrades, 38.5% for first quarter 2008 versus 52.6% for first quarter 2007. Increased cost of sales for upgrades drove the decrease in the margin.

Offsetting the impact of the decline in the upgrade margin, continued emphasis on maintaining adequate gross margins on system sales, the sale of pre-owned GameStar GPS systems which yield gross margins typically in excess of 60%, and continued emphasis on reducing product costs and improving installation efficiencies, led to increase in the margins for Domestic and International new sales. Gross margin was also significantly impacted by the improvement in our service margin for the three months ended March 31, 2008, a positive margin of 9.4%, up from a loss margin of 65.9% for the three months ended March 31, 2007.

Management expects gross margins on system sales to continue to improve in 2008 with continued sales of pre-owned GameStar systems at higher than average gross margin. Management also expects continued improvement on service margin performance as newer service contracts at higher rates, as well as improved proximity of golf courses, result in more efficient service technician time and less travel expenses, which are expected to continue the path towards increased service profitability.

Finally, with the introduction of our advertising initiative with ABC National Television Sales, Inc., the increase from higher margin advertising revenues in 2008 should also have a significant impact on future margin performance for the Company.

Operating Expenses

Total Operating Expenses:

Total operating expenses decreased $0.7 million, or 16.6%, to $3.7 million for the three months ended March 31, 2008 from $4.4 million over the same period in 2007. The decrease is primarily related to lower sales and marketing costs of approximately $0.7 million, research and development costs of $0.3 million and general and administrative costs of $0.2 million. These decreases were offset by an increase in Partner Management and Customer Support of $0.4 million.

Sales and Marketing:

Sales and marketing expenses of $0.9 million decreased $0.7 million for the three months ended March 31, 2008 from $1.5 million for the three months ended March 31, 2007. The Sales and Marketing decrease was primarily driven by a reduction in headcount of ten employees and the associated salary, bonus and travel expenses of $0.2 million. Also contributing to the decrease was lower advertising and commission expenses and marketing rebates of $0.3 million.

Research and development:

Research and development expenses decreased by $0.3 million due to the elimination of the department that was based in Ohio; therefore, in 2008, we expect minimal costs associated with the R&D department.

General and Administrative:

General and administrative costs of $1.9 million for the three months ended March 31, 2008 decreased $0.2 million, or 7.5%, compared to the three months ended March 31, 2007 of $2.1 million. This decrease is primarily related to a decrease in headcount for back office support departments associated with the implementation of our strategic plan.

Partner Management and Customer Support:

Partner Management group is the centralized department that is responsible for handling all of our existing golf course customer needs other than maintenance. Partner management and customer support expenses were $0.9 million for the three months ended March 31, 2008, compared to $0.5 million for the same period in 2007, an increase of $0.4 million or 76.1%. This increase is primarily related to the capacity variance recognition. The capacity variance reallocates costs from cost of sales to operational expense. The basis of the capacity variance relates to excess employee capacity in the installation and graphics areas. During time not spent installing or upgrading courses to new systems, employees perform operations related activities primarily focusing on customer satisfaction, re-training course personnel and building partner relationships. Inventory support and production personnel utilize down time to concentrate on non-production specific projects. Graphics department personnel will work on marketing initiatives of ProLink and changing of graphics to the most cutting edge vision available. Recognizing the nature of the projects and training allows proper allocation of the capacity variance between cost of sales and operating expense charges.

Liquidity and Capital Resources

Historically, the Company has incurred substantial operating losses, requiring it to seek capital in the forms of both debt and equity. However, our cash balances, cash flows and new credit facilities are expected to be sufficient to meet our expected, recurring operating commitments and to fund planned capital expenditures in 2008. Should we fail to meet budget goals during 2008, we may require additional funding from debt or equity sources. Management will take advantage of favorable market conditions to raising additional capital should the opportunity present itself during the 2008 year.

Management has taken several actions to ensure that the Company will continue as a viable entity through December 31, 2008, including the implementation of a plan to reduce overhead expenses and personnel, and reductions in discretionary expenditures. Further, as discussed in Note 10, Debt, to the Consolidated Financial Statements filed as part of this Prospectus, the Company has received financing from the Laurus transaction, as described below, which Management believes will enable the Company to fund operations through the next year.

Our current priorities for the use of our cash are investment in projects intended to generate additional revenue and to increase our product delivery and operational effectiveness as well as funding our liquidity needs.

We have no present intention of using our available funds to pay cash dividends.

At December 31, 2007, we had $2,829,496 in cash and cash equivalents, compared to $2,448,354 at December 31, 2006.

In December 2006 and on January 23, 2007, we entered into Securities Purchase Agreements, with certain investors, pursuant to which we agreed to sell in a private offering to the investors an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,640,000. In addition, pursuant to a Registration Rights Agreement, dated as of January 8, 2007, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. We filed a registration statement covering these shares on February 9, 2007, which became effective on June 6, 2007. We are obligated to use our best efforts to keep the registration statement effective until the date when all registrable securities may be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

On August 17, 2007, we entered into an agreement with Calliope Capital Corporation to replace our credit facility with Comerica, which was subsequently amended and restated (see “Laurus Agreement” below). The credit facility made available under the agreement is in the aggregate principal amount of $9.0 million, consisting of a $5.0 million revolving loan and a $4.0 million term loan. The revolver has a two year term, while the term loan has a five year term. The proceeds from the loans were used to replace our credit facility with Comerica, refinance other existing indebtedness, and the remaining balance for general working capital purposes.

Additionally, we entered into a registration rights agreement with Calliope. Under the registration rights agreement, we agreed to file a registration statement registering for resale shares of common stock of the Company issuable upon conversion of the term note and exercise of the warrant no later than 300 days after the date of the agreement, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter. We are required to use our best efforts to keep the registration statement effective under the Securities Act until the date when all securities required to be registered may be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act. In the event that registration statement ceases to be effective for more than 20 consecutive calendar days, or an aggregate of 30 calendar days in any twelve month period, or the common stock is not listed on any trading market for 3 consecutive trading days prior to the expiration of its effectiveness period, then in addition to any rights available to the investors under the registration rights agreement or applicable laws, we are required to pay to each investor an amount in cash equal to 1% of the original principal amount of the note (not to exceed 10% of the initial principal amount of the note, or $0.9 million), on the date of such event and on each 30-day anniversary of such event until it is cured. As of December 31, 2007, there is no liability accrued as we believe the likelihood of this payment is remote.

For the year ended December 31, 2007, we used approximately $10.0 million for operations compared to $5.0 million in 2006. Approximately $4.5 million of the increase is related to provision for accounts receivables reserves related to Elumina Iberica S.A. Investing activities used approximately $0.6 million for the acquisition of ScoreCast and for property and equipment.

Financing activities provided approximately $11 million in net cash for 2007, after financing related fees; and $7.5 million in net cash for 2006, after financing-related fees, primarily from the sale of common stock, proceeds from borrowing on notes payable, collection of stock subscriptions receivable and the sale of investments, offset by principal payments on debt. We used $16 million of the proceeds to make principal payments on debt and retire the 12% senior secured debt during the first quarter of 2007.

At March 31, 2008, we had $679,711 in cash and cash equivalents, compared to $2,829,496 at December 31, 2007.

Cash used in operating activities was $1,500,898 and $6,259,413 for the three months ended March 31, 2008 and 2007, respectively. The decrease in cash used in operating activities primarily relates to cash (used in) working capital components, which was $(209,733) and $(5,211,751), for the three months ended March 31, 2008 and 2007, respectively.

Cash used for investing activities was $2,030 and $524,723 for the three months ended March 31, 2008 and 2007, respectively.

Financing activities used approximately $646,857 in net cash for the three months ended March 31, 2008, compared to $5,673,496 for the same period in 2007. The financing activities primarily related to the principal payments on debt offset by proceeds from our credit facility with Calliope Capital Corporation.

Laurus Agreement

On April 10, 2008, we entered into a definitive Amended and Restated Security Agreement (the “Amended Agreement”) with Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., PSource Structured Debt Limited, Calliope Capital Corporation (collectively, the “Lenders”) and LV Administrative Services, Inc., as collateral agent for the Lenders. The Amended Agreement amended and restated in its entirety the Security Agreement we entered into with Calliope Capital Corporation (and subsequently assigned to the other lenders) on August 17, 2007.

The $12,100,000 credit facility made available under the Amended Agreement (the “Credit Facility”), which increased the facility under the original agreement by an aggregate amount of $3,100,000, consists of an (i) amended and restated secured revolving note issued to Calliope Capital Corporation, which increased the principal amount from loaned thereunder $5,000,000 to $6,000,000 (the “Revolver”) (ii) and a term loan (the “Term Loan”), consisting of amended and restated secured convertible term notes issued to each of Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd. and PSource Structured Debt Limited, in the principal amounts of $1,465,325, $2,298,375 and $2,336,300, respectively (collectively, the “Term Notes”), which increased the aggregate principal amount loaned thereunder from $4,000,000 to $6,100,000. The Revolver matures on August 31, 2010, and the Term Loan matures on August 31, 2012 and requires amortization of its principal balance in 60 equal monthly payments beginning on October 1, 2008 subject to acceleration upon the occurrence of an event or default. On and after August 17, 2008, the holder has the right to convert any portion of the outstanding amount of principal due under the Term Loan into shares of our common stock, at a fixed conversion price per share of (a) $1.35 with respect to the first $2,100,000 of the principal amount; (b) $1.40 with respect to the next $1,333,334 of the principal amount; (c) $1.50 with respect to the next $1,333,334 of the principal amount; and (d) $1.67 with respect to the remaining $1,333,332 of the principal amount. Pursuant to and in connection with the Amended Agreement, we granted to the Lenders a security interest in our assets, property and intellectual property, and pledged to the Lenders the Company’s ownership interest in ProLink Solutions.

The borrowings under the Revolver and the Term Loan will bear interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time plus 2.5%, subject to a floor of 9% and a cap of 13%. Upon an event of default under the loan, we are obligated to pay additional interest on the outstanding principal balance in an amount equal to 2% per month until the default is cured. The Agreement requires us to meet certain financial tests, including, on the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2009: a consolidated EBITDA (as defined in the Amended Agreement) for the prior four fiscal quarters of not less than $5,000,000; a consolidated leverage ratio not greater than 4.0 to 1.0; and a consolidated fixed charge coverage ratio (as defined in the Amended Agreement) for the prior four fiscal quarters of not less than 1.0 to 1.0.

In connection with the Credit Facility, we are required to pay an additional interest calculated at 2% of gross revenues (not including third party payments) payable in cash monthly on the 15th of each month for a period no less than 10 years, the first payment of which is due by October 15, 2008. We have the option to prepay this additional interest obligation, and have the option of paying 20% of such monthly amount in shares of our common stock so long as the number of such shares does not exceed 25% of the average number of shares of our common stock traded per day for the 20 consecutive trading days prior to such payment date. The number of shares will be determined using the average closing trading price for the 20 consecutive trading days prior to such payment made. Notwithstanding the results of the preceding calculation, we have the option to pay at least ten percent of such monthly amounts in shares of our common stock.

In connection with and subject to the closing of the Credit Facility, and pursuant to a proposal letter, we issued to Laurus Master Fund, Ltd., in favor of the Lenders, an aggregate of 1,000,000 shares of our common stock, which will be subject to a lock-up period until September 30, 2008, during which time such shares cannot be sold or otherwise transferred without our prior written consent. Additionally, for the period from October 1, 2008 until March 31, 2009, any dispositions made by Laurus Master Fund, Ltd. and the Lenders will be subject to the volume limitations under Rule 144 of the Securities Act of 1933, as amended.

In connection with the Credit Facility, we entered into an amended and restated registration rights agreement (the “Amended Registration Rights Agreement”) with the Lenders, which amended and restated in its entirety that certain Registration Rights Agreement we entered into on August 17, 2007 with Calliope Capital Corporation. Pursuant to the Amended Registration Rights Agreement, we will file a registration statement registering for resale the shares issued to Laurus Master Fund, Ltd., shares of common stock issuable upon conversion of the Term Notes and shares of common stock issuable upon exercise of the warrants issued pursuant to the original agreement, and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible after filing and no later than September 27, 2008. In the event that the registration statement is not filed or declared effective when due, or if the Amended Registration Rights Agreement ceases to be effective during the required period in the Amended Registration Rights Agreement for more than 20 consecutive trading days or for a period of 30 trading days in the aggregate per year, or if our common stock is not listed or quoted or is suspended from trading on any trading market for a period of three consecutive trading days without cure within 30 days of notice thereof, then in addition to any rights available to the Lenders under the Amended Registration Rights Agreement or applicable laws, we are required to pay to each Lender an amount in cash equal to 1% of the aggregate original principal amount of the Term Loan, calculated on a daily basis for each 30-day period until such event is cured.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

For purposes of the discussion contained in this section, the use of “we,” “our” “us” or the “Company” is meant to include ProLink Holdings Corp. and its operating subsidiary, ProLink Solutions, LLC. ProLink Solutions, LLC became our operating subsidiary in December 2005 as a result of its acquisition by Amalgamated Technologies, Inc. (our former name) as detailed below. For clarity, when “ProLink” or "ProLink Solutions" is used, it is meant to refer to ProLink Solutions, LLC, only, whether prior to or subsequent to our acquisition.

Company History. ProLink Solutions was formed in January 2004 when investors contributed $4.6 million and two competitors, ProLink, Inc. and ParView, Inc., contributed assets to ProLink Solutions. ProLink Solutions assumed certain selected liabilities in exchange for all of its membership interests. Both ProLink, Inc. and ParView, Inc. sold GPS systems and golf course management systems to golf courses. At the time of the formation of ProLink Solutions, ProLink Solutions either acquired the intellectual property of both predecessor companies outright or licensed that intellectual property on an exclusive basis in perpetuity and received all of the operating assets of both companies. Subsequently, ProLink Solutions also obtained the rights to certain lease residuals and all of the intellectual property from ProLink, Inc. and ParView, Inc.

On December 23, 2005, we entered into a Contribution Agreement with ProLink Solutions, pursuant to which ProLink Holdings acquired substantially all (approximately 98.5%) of the membership interests of ProLink Solutions through the contribution of such outstanding membership interests by the members of ProLink Solutions. For accounting purposes, this was treated as a reverse merger. Subsequent to fiscal 2005, we also obtained the balance of the membership interests of ProLink Solutions not assigned to us at closing as a result of the purchase of certain assets from the bankruptcy estate of ParView, Inc.

On January 17, 2007, ProLink Solutions acquired substantially all of the operating assets of ScoreCast, Inc., including ScoreCast Golf Tournament Software, scoring software used in the golf industry.

Business. We are engaged in the design, manufacture, maintenance and sale of global positioning satellite (“GPS”) golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of our systems and the brokering of the financing of our systems and other capital equipment for our golf course partners.

Our core philosophy is to be a “Trusted Partner” to our golf-course customers by enhancing golfers’ overall experience and improving pace-of-play, increasing current revenue streams and creating new profit centers for golf courses both nationally and globally. We are focused on continual software and hardware improvements of our products in order to provide a state of the art, comprehensive turnkey golf course integrated information management system and solution, emphasizing enhancement of the game and providing a platform technology that links directly to the golfing public.

Our current target market is the worldwide golf industry. We have strategic distribution relationships in key golf markets worldwide including Europe, South Africa and Asia. North America continues to be our main focus with coverage by distributor and direct sales representatives as well as marketing alliances for our advertising revenue.

Our systems help attract and retain customers by delivering a better golf experience on the course with precise distance measurements, optional selection of a variety of golf tips/techniques, detailed color course maps, media streaming of real-time sports scores and news headlines, food and beverage ordering, electronic scoring, tournament play and emergency communication to the clubhouse.

Our Market. The market for our GPS systems is currently estimated to include 43,000 golf courses globally with 16,800 of those in the United States and Canada. We estimate that 9,500 of the domestic courses are not on GPS systems and fit the current GPS market profile, translating into a $2.0 billion opportunity in the United States alone. We estimate that the worldwide GPS market profile opportunity (Europe, Japan, Australia, Asia and South Africa) exceeds $4.0 billion. There are an estimated 1,500 courses worldwide utilizing GPS systems currently. Approximately 700 of these courses use ProLink systems. The fastest growing golf territories, reporting double-digit growth, include China, Spain, Mexico and the rest of Latin America.

The target profile for GPS golf course management systems includes resort courses, high-end daily fee facilities and residential golf communities. These facilities include large-scale golf-centric resorts and developments. A secondary market includes the mid-range facilities, lower-end daily fee facilities and municipal golf courses.

The growth rate of GPS system installations at golf courses has been increasing over recent years. We believe that the target profile for GPS golf course management systems, and therefore our target markets, will expand as GPS systems gain wider acceptance with course owners and golfers. For courses in our secondary target market, we can offer refurbished systems (ProStar Certified Pre-owned (“CPO”) and Gamestar) at slightly reduced pricing as systems are returned to us at the end of current leases, therefore creating wider market acceptance. For golfers, we continually seek to provide greater functionality and convenience options to drive greater acceptance.

Our Systems. We currently sell three lines of products: ProStar, ProStar (CPO) and GameStar. The lines are similar in their presentation of information to the golfer and the golf course but are sold at differing price points creating a complete portfolio of offerings for our different target customers. Each of our systems is composed of a base station located in a golf course’s pro shop (consisting of an antenna, base radio and computer hardware), a video display unit, either mounted on each golf cart or contained within a purpose-built roof for the golf cart depending on the product. Our systems are purchased or leased, new or certified pre-owned for a range of $68,000 to $200,000 based upon the type of system purchased using an average of 72 carts per course. The number of units sold may affect this price range. Generally, at the end of all leases, we have the right to purchase the used equipment for $1.00. This right is referred to as the lease residual interest. Virtually all of our repurchased used equipment undergoes a reconditioning process, which returns the unit to “factory new or better” specifications. Once reconditioned, these units become Certified Pre-Owned rounding out our portfolio of products offered to golf courses. Golf cart fleets are custom fit with 10.4” high-resolution color monitors that broadcast vibrant, easy-to-read graphics of each hole. Throughout their rounds, golfers continually refer to the screen to pinpoint distances, locate hazards, navigate the golf course and place food and beverage orders at the touch of a button. The ability to relay medical emergencies and receive dangerous weather condition warnings from the pro shop provides golfers with a full suite of communication tools.

From the pro shop, management utilizes the ProLink system to monitor golf cart fleets and optimize operations using fully integrated, Windows-based workstations. The precise locations of golf carts, color-coded pace-of-play status for each cart, as well as cart battery levels and other wear and tear indicators are readily available. Robust back-end reporting through user-friendly software yields a multitude of course statistics, all designed to raise the bottom line. Courses engaging with us report pace-of-play improvements of up to 30 minutes per round, resulting in four additional rounds per day. Food and beverage managers are able to post daily lunch specials and/or high margin items on the units, boosting sales by up to 30 percent. Event planners are able to maximize tournament and corporate outing revenue via the system. Through the ScoreCast and ScoreMaster software suites, our units offer a simplified yet comprehensive, tournament set-up that allows for any format and for any number of tournaments to be carried out simultaneously.

Advertising. Based upon this past year’s experience and marketing analysis, our systems have proven to be a high consumer-product-retention advertising communication opportunity. Advertisers can utilize advertising for marketing their products to the distinct demographic profile of golfers. The demographic profile of golfers represents a highly sought-after group prized by regional and national advertisers alike. As a continuous visual reference point, often utilized by up to 18 separate advertisers during the entire four and a half hour period that an 18-hole round typically takes to play, the cart display provides an opportunity to deliver non-obtrusive advertising messages through an interactive media tool. With little outside distraction other than the golf game itself, advertisers are able to maximize their exposure in an otherwise private environment. Each advertisement stays in front of the golfer for a period of five to 14 minutes at a time, providing unmatched “stickiness” when compared to other advertising mediums.

During the display design process, we reserve specific areas of the display to help create an inventory of logical locations that can be sold to advertisers on a local, regional and national basis, allowing advertisers the ability to target their specific audience. Advertising is purchased on a hole-by-hole basis, and may be constructed to evoke a response that can trigger direct communication with the golfer, a merchandise coupon or an instant nationwide demographic inquiry. With limited incremental infrastructure cost to our network, the revenue and the profit potential of advertising could exceed the net proceeds provided by the sale of course management systems and could provide an ongoing and separate revenue stream.

Our systems are the only true international network with installations around the globe providing advertisers the opportunity to deliver their message in a series of advertisements during a round of golf to the extremely attractive golf demographic not generally accessible to the advertiser on a direct basis. In 2006, we completed two beta tests of national advertising programs with a domestic car manufacturer and for a well-known cable television program. Independent research firm analysis of the results determined that the programs had a great attraction for the advertiser including high brand recognition.

In late 2006, we launched ProLink Media, a new division focused on maximizing the advertising opportunities on our systems by assisting courses in obtaining national and local advertising clients within the subject courses’ local market or Designated Market Area (“DMA”). In exchange for our assistance in such a program, we charge a nominal set-up and administrative fee, dividing the remaining net revenue obtained from advertising clients on a pre-agreed percentage basis. This arrangement is known as our ProFit program. The ProFit program is an attractive offering for courses to generate substantial advertising revenues to significantly offset the ProLink system cost. Via its pioneering advertising revenue-sharing program, ProFit, courses have access to financing options that provide substantial cash flow from advertising revenues generated by on-screen ads appearing on ProLink’s high-resolution GPS monitors. Participation in the ProFit program often reduces a course’s total financial commitment, and has the capability of generating revenue for a golf course that exceeds the total cost of a ProLink system. Specific results will vary by geographic area, round count and other pertinent factors.

This advertising program, ProFit, was designed to augment course revenue for our golf course partners proportionate to their individual number of rounds delivered. Thus, a viable advertising program benefits our sales cycle and further reduces sales resistance as the net cost of a system to our golf course customers is reduced. In 2006, we launched this program late in the year and generated $60,000 in gross revenue. In 2007, we recorded approximately $1,000,000 in gross revenue representing 4% of our total revenues; thus, we received substantial financial benefits from the ProFit advertising program in its first full year of implementation.

To date, ProLink Media has secured advertising contracts with several advertisers on a national basis and has seen success in local markets, or DMA’s, as well. We have hired an experienced advertising professional to manage this division and advertising sales representatives in DMA’s throughout the United States to capitalize on this opportunity. We anticipate that our system will reach an estimated fourteen million golfers.

On September 25, 2007, we entered into a Media Representation Agreement in which ABC National Television Sales, Inc. (“ABC”) agreed to exclusively represent us in the areas of advertising sales to the golf industry. Under the agreement, ABC will provide advertising sales representation for us. ABC will receive commissions on net sales (defined as the gross revenues actually collected by ABC from the sale of advertisements on the monitors less advertising agency commissions or other third party expenses) depending on various factors including timing of the advertising contract, identity of advertiser and type of advertiser. ABC will be responsible for all costs associated with its selling efforts and will provide all invoicing, collection and inventory tracking functions, amongst other things. According to marketing research-based estimates by ABC, the partnership between ProLink and ABC will significantly increase our advertising revenue from the 2007 recorded $1 million per year to slightly over $6 million in advertising revenue in 2008, although we cannot guarantee that such levels of revenue will be obtained, and, if obtained; we cannot guarantee that it can be performed on a profitable basis.

Service and Maintenance. We have over 36,000 units in operation on approximately 500 golf courses domestically. We provide service and maintenance to our domestic customers directly through a centralized tier one and tier two Customer Support Center and a regional account structure with Regional Service Managers (“RSMs”) located strategically throughout the United States. The RSMs coordinate a group of Regional Service Technicians (“RSTs”), who provide local golf course support including installation and training, scheduled preventative maintenance and repair, periodic retraining and onsite emergency service. All golf course service requests are initiated through the Customer Support Center and are electronically managed and tracked from initiation through closure. In general, we do not provide service to customers of our international distributors. However, on occasion at the request and at the expense of such distributors, we may render service and installation assistance to customers of our international distributors. To date, this assistance has not been material, nor is it expected to be in the future.

Further, we have assembled multiple systems and tools for training, installing and monitoring all products in our portfolio of course management systems. A web-based framework, including robust software for course accounting and maintenance system, a proprietary state-of-the-art customer resource database and user-friendly internal “help” websites allow us to constantly monitor all areas of our installed systems remotely. Problems can be addressed proactively from detailed cart diagnostic and course management data that is gathered on a real-time basis. These systems have been designed to improve all segments of customer and equipment service by providing a preemptive awareness and an automated information repository. Therefore, this has resulted in minimal downtime of systems or individual units and the day-to-day simplification of otherwise complicated technology for our customers. These capabilities have allowed us to manage our growing number of service contracts with increased effectiveness and efficiency.

Service revenue is generated from contractual agreements based upon the specific number of carts on a given course. Service revenue for 2007 was slightly over $2.5 million.

Financing. ProLink Capital offers financing from various sources for all capital equipment needs of our golf course customers, including course redesign and construction, turf equipment and telecommunications equipment. Our golf course customers often require financing in order to acquire our systems, whether through outright purchase or leasing. In the past, we have utilized third-party funding sources for all of the financing required by our customers, including the processing of paperwork and credit decisions. ProLink Capital is a means of bringing a portion of the financing function in-house so that we can provide a one stop source for systems and the financing for them. We have attracted a number of financing sources, and we expect to continue to add financing sources in the future in order to satisfy the growing base of customers that require financing.

The ProFit program, described above under “Advertising”, allows courses to leverage financing options and generate substantial advertising revenues to substantially offset the system cost.

Sales and Marketing. We sell our systems directly to golf courses in North America (the United States, Canada and Mexico) and the Middle East through a network of sales representatives located throughout the United States. We also sell through exclusive distributors in other parts of the world. Specifically, we have distributors in Europe, South Africa, South America, Australia, Malaysia, Singapore, and China who supply our systems throughout their designated territory.

Domestically, we sell either outright for purchase or through leasing as described in our financing section. Our golf course customers often require financing in order to acquire our systems whether through outright purchase or leasing.

The pay-for-play program was instituted to help golf course owners overcome the cost barrier for acquiring a GPS system and was specifically designed to reduce the financial burdens associated with normal leasing programs during periods when business fluctuates. Under the pay-for-play program, we install a system at no upfront cost to a course owner and in exchange, the course contractually agrees with a lender, for an average term of five years, to collect a fee from each golfer who plays a round that is divided amongst the lender, the golf course and us. In some cases, the fee is refundable to the golfer after they have experienced the system for the first three holes and chosen not to continue using the system. Historically, the golfer acceptance rate has been in excess of 93% in the United States.

Pursuant to the agreement, E-Z-Go arranges to have us sell one of our systems to a leasing company who enters into a third party lease with the golf course owners. We receive the cost of the equipment, plus a standard markup, from the leasing company at the time of the sale. Should the sales proceeds from any of these transactions exceed the standard price, we share in this excess with E-Z-Go. The agreements between the leasing company and the golf course owners can be in the form of a fixed lease or a pay-for-play arrangement. Under the terms of the pay-for-play arrangement, the monthly charge to the golf course owner is based upon the number of rounds that are played at the golf course. The payments received under pay-for-play arrangements are applied first to debt service, the amount necessary to amortize the leasing company’s purchase price of the system plus a stated interest rate, and then to administrative and maintenance fees. We receive 90% of any revenue generated under the pay-for-play program, after payment of debt service to the lender and administrative and maintenance costs.

A large percentage of our sales prior to December 2005 were financed pursuant to an arrangement with National City Capital Corporation, a wholly owned indirect subsidiary of National City Bank. Under the terms of the National City Capital Corporation program, the pay-for-play transactions were pooled and we provided a limited guarantee of the performance of the pool. Further, any revenues received from pay-for-play transactions in excess of the debt service amount are held in escrow, up to an amount equal to our guarantee.

We sell our systems to international distributors outright for cash, with irrevocable letters of credit or short term credit terms.

Competition. Competition in the GPS golf market can be segmented into three main categories: low-priced hand-held consumer products and high-value Wi-Fi and GPS-based management business solutions. It is estimated that there are approximately 1,100 installed GPS systems at golf courses worldwide. Three major providers, UpLink, GPS Industries and us, have placed the majority of these systems. GPSI has recently purchased Uplink. We are, with approximately 500 installed systems, the largest entity in the market. GPSI and UpLink combined have approximately 300 installed systems.

The combined GPSI and UpLink golf management systems provide solutions to courses with various applications for improving operations, increasing revenue using advertising and as a tool for golfers to utilize while playing. The GPSI and UpLink systems are Wi-Fi multimedia systems which cost substantially more to install than our system. GPSI systems range between $150,000 and $270,000, while our systems range between $68,000 and $200,000. UpLink has primarily focused on the North America market while GPSI has expanded into international markets.

Significant Vendors. We utilize two vendors for substantially all of the manufacturing of our GPS systems. Historically, we utilized only one vendor to manufacture our GPS systems.

Customers. Our European distributor Elumina accounted for approximately 25.4% and 25.6% of our total revenues during 2007 and 2006 respectively. We terminated our distribution agreement with Elumina in February 2008 (see Note 20 - Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus). Also, several of our customers are golf course management companies that have a number of courses under management. Loss of one of these multi-course management company customers may lead to the loss of future golf course customers because of loss of market credibility.

Intellectual Property. We believe that we own or have licensed all of the patents that we require to sell and operate our systems. Each of the below patents provides us with the rights necessary to operate different parts of our systems. The loss of the rights to practice any one of the patents below would result in either the degradation of the functionality of our systems or the inability to operate such systems at all. The table below contains a description of all of the patents that we either own or license:

Patent No. And Issue Date	Short Title	Summary
Patent # 5,689,431 Issued 11/18/97	Golf Course Yardage and Information System Digital Mapping
Method for creating a digital map of a golf course including tee box, fairway, green, cup and selected features, using a position determining system to collect survey data points by traversing the perimeter of each hole and features relative to a pre-selected arbitrary reference point. Provides a realistic approximation of the entire course including essential details of each hole.

Patent # D394,637 Issued 05/26/98	Golf Cart Roof	Covers design of golf cart roof incorporating a monitor.

Patent # 5,878,369 Issued 03/02/99	Golf Course Yardage and Information Broadcast Transmission System
Broadcast transmission system for determining location of a multiplicity of dispersed vehicles/objects in transit, managing each of their respective dispositions, with a base station and plural remote stations associated with the objects while in transit.

Patent # 5,873,797 Issued 02/23/99	Remote Golf Ball Locator
Covers a method for indicating distance from a golf ball in play, rather than from a cart. The method includes displaying a depiction of the golf ball along a line running the length of the hole from tee box to green and parallel to a side boundary of hole to approximate the lie of an actual golf ball in play and to display approximate distance from the ball rather than the cart.

Patent # 6,024,655 Issued 02/15/00	Map-Matching Golf Navigation System	Apparatus and method for calibrating a cart navigation system for a golf course position and yardage measurement system, using map matching.

Patent # 6,236,940 Issued 05/22/01	Roof Mounted Color Screen
Navigation System cover roof-mounted monitor including features of mounting on underside of cart roof for shading/ease of viewing in sunlight; graphical user interface for window display on monitor; screen canted back to reduce reflections; diffuse or black coating on underside of roof to reduce reflectivity; images displayed in color, with features on map of hole in distinctive colors for realistic display.

Patent # 6,236,360 Issued 05/22/01	Golf Course Yardage and Information System with Zone Detection	A player position determining and course management system for a golf course having a plurality of roving units for use by players playing the course.

Patent # 6,446,005 Issued 09/03/02	Magnetic Wheel Sensor for Vehicle Navigation System	A method of determining the precise location of golf carts on a golf course in real time as the carts are in use using a dead reckoning navigation system for determining speed and direction.

Patent # 6,470,242 Issued 10/22/02	Expanded claims for patents D394,637 and 6,236,940	Display Monitor for Golf Cart Yardage and Information System. This patent has additional (broader) claims for the heads up display including means for improved viewing of the screen in sunlight.

Patent # 6,525,690 Issued 02/25/03	Expanded claims for patent 6,236,360	Golf Course Yardage and Information System with Zone Detection. This patent has additional (broader) claims for zone detection including golf course features other than the tee box and green.

Patent No. And Issue Date	Short Title	Summary
Patent # 5,438,518 Issued 08/01/1995	Player Positioning and Distance Finding System	Portable distance tracking system for use by a player on a playing field. — Licensed from ParView in perpetuity on an exclusive basis.

Patent # 5,904,726 Issued 05/18/1999	Accelerometer- based Golf Distance Apparatus	(Portable distance tracking device w/accelerometers calculates distance to flag from a position on a hole of a golf course) — Licensed from ParView in perpetuity on an exclusive basis.

Patent # 5,364,093 Issued 11/15/1994	Golf Distance Measuring System and Method
Differential GPS as applied to determining the approximate distance from a golf ball to a cup. — Licensed from Optimal Golf Solutions, Inc. for the life of the patent including all related and derivative patents on a non-exclusive basis. This license is filed as an exhibit to this current report.

Patent # 7,031,947 to be issued 4/18/2006	Method for Continuing Play	Method for continuing play following trial period of use for a GPS golf course management system.

We have entered into a license agreement with Optimal Golf Solutions, Inc. with respect to United States Patent #5,364,093, Golf Distance Measuring System and Method and with GPS Industries with respect to certain international patents for the use of differential GPS on golf carts. Both of these licenses allow us to utilize the patented technology for the life of the patent including all related and derivative patents on a non-exclusive basis. We make payments under these agreements on a monthly basis.

We had an exclusive licensing and distribution agreement with Elumina Iberica S.A. pursuant to which Elumina acted as an exclusive distributor of our products in Europe and the Middle East. We terminated this agreement in February 2008 (see Note 20 - Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus). We are actively searching for replacement distributors for the areas represented by Elumina. We have other distribution agreements with various third parties, although presently, these agreements are not material.

We also own trademarks on “ParView” and “ProLink” and are in the process for applying for trademarks for “ProLink Solutions,” “ProStar” “ProStar CPO” and “GameStar.”

Two Way Communications. Our engineers have recognized the potential for maximizing the two-way communications capabilities that have been designed into our systems. Cart-to-clubhouse and clubhouse-to-ProLink communication has remained a key design element of our systems and includes the ability for on-screen advertisements and future streaming tickers such as news, sports or weather updates. The dedicated advertising locations built into the display can be programmed via data that is pushed from our facilities to specific courses or to the entire global cart fleet remotely.

Governmental Approvals and Regulations; Environmental Laws. In the United States, each one of our GameStar systems requires an FCC license for the radios used in the system. ProStar systems operate without a license in the United States and most countries that allow transmission at 900 MHz. We apply for these licenses as each golf course is installed but the license is held by the course following grant. Radio frequency licensing procedures for ProStar systems vary in international markets depending on location. We work with our international distributors and golf course customers to determine licensing requirements and to obtain necessary permits in each specific locality.

The only environmental laws that management believes impact us in any way are European Union “green laws” that are not currently in effect but that will take effect in the near future. These laws require that companies eliminate certain types of materials from their products and recycle a certain percentage by weight of the materials in their products if the products meet certain specifications. We have evaluated these regulations and our systems and have come to the conclusion that only minor modifications may be necessary for compliance and most changes required are already underway as a part of the ordinary course of business. Further, even if we did have to comply, we could achieve compliance with no substantial modifications to our existing systems or materially increased cost.

Employees. ProLink currently has 93 full-time employees. We increased efficiency and streamlined operations to be more productive with fewer employees. We sell our systems through our 14 regional sales representatives. ProLink has not experienced any work stoppages and considers its relations with its employees to be good. Our employees are not unionized.

Seasonality. General economic conditions have an effect on our business and results of operations. We also experience some seasonal trends in the sale of our products and services as golf courses open and close for the season.

Backlog. Virtually all of our backlog has been, and continues to be, open cancelable purchase orders, and we do not believe that backlog as of any particular date is indicative of future results.

LEGAL PROCEEDINGS

On May 20, 2004, ParView filed a complaint against us, ProLink, Inc. and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. At the time the complaint was filed, ParView was an owner of ProLink. The complaint alleged that our president, as an agent of ProLink Solutions, violated certain agreements that existed between the parties and he, and others, made false representations to ParView. The complaint sought to rescind all agreements among the parties and return the parties to the status quo they had before the creation of ProLink Solutions, and sought other cures and remedies. The agreements provided for arbitration between the parties and a preliminary hearing was held on September 30, 2004 at which time injunctive relief was ordered in our favor, enjoining ParView from interfering with our customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding was being held in abeyance pending the outcome of the bankruptcy proceeding. In August 2005, the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation. On February 24, 2006, the bankruptcy court entered an order declaring us and our bidding partner the winning bidder for the assets of ParView out of the bankruptcy. On March 10, 2006, we closed on the purchase of these assets including the legal claims of ParView against us, therefore this action has been terminated with prejudice.

ProLink was a defendant in an action brought by Advantage Enterprises, Inc. The action arose out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005, the court granted our motion to dismiss but granted Advantage leave to amend. On December 20, 2006, we settled this action for $200,000, with $80,000 payable on January 2, 2007 and $10,909 payable monthly thereafter until December 2007. As of December 31, 2007, this settlement has been paid in full.

In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and cover both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a Settlement Agreement, which includes a License Agreement, with GPSI pursuant to which the parties agreed to settle this action. The agreement calls for the payment by ProLink, on behalf of us and the Elumina entities, to GPSI of a total of $1,200,000, payable as follows: an initial payment of $202,500, followed by 19 quarterly payments of $52,500 each, commencing on February 1, 2007. In consideration of the compliance of ProLink and the Elumina entities with their obligations under the settlement agreement, GPSI agreed to grant to ProLink Solutions, as of the date of the Settlement Agreement, a fully-paid up license, the terms of which are more fully set forth in the License Agreement. As of March 31, 2008, $482,500 has been accrued or paid for this settlement.

On May 15, 2006, a suit was filed against us in the Superior Court, Complex Litigation Docket, Hartford, Connecticut by Blackledge Country Club, Inc. The suit is based on a Service Agreement that it entered into for a GPS system manufactured, supplied, maintained and installed by the Company or with Textron (a contractor). The Company has indemnified Textron from claims from Blackledge. In the third party complaint, Blackledge alleges claims for indemnification, breach of contract and breach of warranty, fraud and negligent misrepresentation against Textron and the Company. Textron and the Company filed Motions to Dismiss the Third-Party Complaint claiming that the contracts involved required arbitration of the claims. The Motion to Dismiss was denied. The parties conducted a mediation in Connecticut which was unsuccessful. After the mediation, the parties tried, unsuccessfully, to settle the case. No Motion for Summary Judgment is pending against the Company. Another mediation is scheduled for July 29, 2008. Trial has been set for October 21, 2008. It is difficult to determine the likelihood of an unfavorable outcome, however an unfavorable outcome is possible. The range recovery for Blackledge on its claim against the Company is between $0 and $450,000.

On November 3, 2007, the Company filed a patent litigation action and declaratory judgment action against GPS Industries, Inc. and UpLink Corporation (the “ GPSI Patent Litigation”) in the United States District Court for the District of Arizona. The GPSI Patent Litigation alleges that both GPSI and UpLink infringe upon one or more of the Company’s patents and that an UpLink patent containing claims directed at advertising are invalid due to prior art. The Company does not expect any loss contingencies from this action.

On May 23, 2008, a suit was filed against the Company and other parties in the United States District Court for the District of Southern Florida by Roblor Marketing Group, Inc. (the “Roblor Patent Litigation”) alleging that the Company infringes a patent owned by Roblor. While the Company is still in the process of evaluating the claims made against it by Roblor, the Company initially denies the allegations made by Roblor. In light of the early stage and complexity of the Roblor Patent Litigation, it is difficult to determine the likelihood of an unfavorable outcome.

On February 8, 2008, the Company filed a Request for Arbitration with the International Chamber of Commerce (ICC) International Court of Arbitration in relation to a breach of contract dispute against Elumina Iberica, S.A, Elumina Iberica UK Limited, GP ADS, S.L. and GP ADS LTD and related parties as a result of multiple breaches, including non-payment, under its distribution agreement and in connection with the previously announced acquisition of Elumina. Both the distribution agreement and acquisition agreements were terminated in 2008.

On February 8, 2008, the Company filed a complaint in the United States District Court for the District of Arizona against Kevin Clarke, d/b/a Elumina Iberica UK Limited, a sole proprietorship, to recover damages for non-payment of goods sold and delivered by the Company. The Company subsequently amended the complaint to name Kevin Clarke, d/b/a Elumina Iberica UK Limited, a sole proprietorship. The Company has also served a Notice of Arbitration against Elumina Iberica, S.A. to commence an arbitration proceeding in Phoenix, Arizona against Elumina Iberica, S.A. in accordance with UNCITRAL Arbitration Rules as provided for in the parties’ Exclusive Licensing and Distribution Agreement. In the proceeding, the Company is seeking damages for non-payment of goods sold and delivered, breach of representations and warranties, legal fees and consequential damages. On May 29, 2008, the Company filed a complaint in the United States District Court for the District of Arizona to compel Elumina Iberica S.A. into arbitration under the Federal Arbitration Act.

On March 10, 2008, the Company received a demand from David Chessler, former President of ParView, alleging that we were in default under a settlement agreement with Mr. Chessler and making demand that we stipulate to entry of a $4,666,667 judgment against the Company. The judgment alleges that we are in violation of the settlement agreement for contacting certain courses. The Company does not believe any loss is probable and accordingly has not accrued a liability related to this complaint as of December 31, 2007.

On May 5, 2008, the Company received a Third-Party Complaint from Higher Ground Country Club (“Higher Ground”) based on a Service Agreement that it entered into with the Company simultaneously with the execution of a lease agreement with National City Golf Finance. Higher Ground alleges claims for indemnification, breach of warranty and contribution against the Company. The Company has filed an Answer to the Third-Party Compliant, a Motion to Dismiss the Third-Party Complaint and a Motion to Compel Arbitration claiming the contract involved required arbitration of claims. The parties have not engaged in any discovery yet, therefore an accurate analysis of the claims made against the Company is difficult to make. At this early stage, an accurate evaluation of the likelihood of an unfavorable outcome is not possible; however, an unfavorable outcome is possible. The range of recovery for Higher Ground on its claim is between $0 and $375,000. The Company has not accrued a liability related to this complaint as of June 27, 2008.

We are involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on ProLink.

PROPERTY

Our corporate headquarters are located at 410 South Benson Lane in Chandler, Arizona. The corporate headquarters consist of approximately 47,500 square feet of mixed office, assembly and storage space for the GPS systems. The lease on this facility extends until November 30, 2008 and requires an average annual payment of approximately $420,000, exclusive of maintenance and certain other fees. We also lease approximately 260 square feet of office space in New York, NY that is utilized by Prolink Media. The lease on this facility is month-to-month with lease payments of $2,100 per month, exclusive of maintenance and certain other fees.

MANAGEMENT

Directors and Executive Officers of ProLink Holdings Corp.

Set forth below are the names of our directors and executive officers, their ages, their offices in ProLink Holdings Corp., if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships, if any.

Name	Age	Position

Steven D. Fisher	59	Chairman & Director
William D. Fugazy, Jr.	56	Vice Chairman - Corporate Development & Director
Lawrence D. Bain	57	Chief Executive Officer, Chief Financial Officer & Director
Ron Bension	54	Director
M.G. Orender	51	Director
Barry I. Regenstein	50	Director
Jay Wolf	34	Director
Danny Lam	47	President
Andrew Batkin	56	Chief Executive Officer - ProLink Media
L. Gerard Johnson	50	Senior Vice President of Operations

Steven D. Fisher was appointed to our Board of Directors in connection with the acquisition of ProLink, our predecessor, on December 23, 2005. He is currently the Chairman of our Board of Directors. He had previously served as a director and Chairman of the Board of Directors at ProLink from April 2005 until the acquisition. Mr. Fisher’s background is from the aerospace industry. He joined Space Data Corporation, a private Military missile and space contractor in 1972 after graduation with an Aerospace Engineering degree from the University of Oklahoma. Mr. Fisher became Space Data’s president in 1975 and later, through a leveraged buyout, became its owner in 1985. Mr. Fisher grew Space Data from a $5 million per year revenue, 50 man company in 1985 to a 300 man, $50 million dollar per year revenue company in 1988 when he merged the company with Orbital Sciences Corporation. By 1991, the Space Data Division of Orbital had grown under Mr. Fisher’s leadership, to a 600 man, $90 million in revenue division of Orbital Sciences when the company conducted its initial public offering. Mr. Fisher continued to serve as Vice President for the Space Data Division and member of the board of directors of Orbital Sciences until his retirement in 1991. Mr. Fisher has been and continues to be an entrepreneur and owner of a number of and variety of small businesses including real estate development, printed circuit manufacturing, specialty metal roofing, farming, energy conservation systems, and GPS commercial applications over the past 15 years since his retirement from Orbital Sciences. Mr. Fisher also has served on the Board of Directors of Chandler Community Hospital, the Chandler Education Foundation, the University of Oklahoma’s Engineering College Board of Visitors, the Greater Phoenix Economic Development Counsel, and was a member of the Board of Directors of ProLink, Inc. since its inception and Chairman since 1998, a GPS golf company predecessor to ProLink Solutions.

William D. Fugazy, Jr. was appointed to our Board of Directors in connection with the acquisition of ProLink, our predecessor, on December 23, 2005. He had previously served as a director and Chairman of our Board of Directors from January 2004 until the acquisition and Chairman of the Board of Directors of ProLink from January 2004 until April 2005. Mr. Fugazy is a principal of CRC Group, Inc., which is a financial advisory and real estate services firm. Mr. Fugazy previously served as Executive Vice-President of FiberNet Telecom, Inc. Mr. Fugazy is a former Chief Executive Officer of Summit Aviation Corporation, an executive aviation firm, and was former Regional President of Koll Real Estate Services, a company that provided real estate services throughout the United States and internationally. Prior to joining Koll, Mr. Fugazy was President of Tishman Management and Leasing Services Corporation, a national real estate services company that was sold to Koll in 1992. Prior to joining Tishman, Mr. Fugazy was Executive Vice President of Muller and Company, Inc., a national investment banking and securities brokerage operation. Mr. Fugazy was also a partner of the Beacon Hotel and Resort Corporation. Mr. Fugazy served on the Board of Directors of MTR Gaming Group, Inc. which owns and operates casinos in West Virginia and Las Vegas. Mr. Fugazy also served on the Audit Committee of MTR. Mr. Fugazy holds a B.S. Degree from Fordham University in New York.

Lawrence D. Bain has served as our Chief Executive Officer and a director since the acquisition of ProLink, our predecessor, on December 23, 2005. He had been the President of ProLink from January 2004 until June 2007. Before joining ProLink, Mr. Bain was President and CEO of True North Advisors, LLC, a business advisory and consulting company. Prior to True North, he was a Managing Director of Stifel, Nicolaus & Company’s Corporate Finance Group. Prior to joining Stifel, Mr. Bain was a Managing Director at EVEREN Securities. He was previously a Managing Director at Dean Witter Morgan Stanley and EF Hutton & Company. Mr. Bain is a graduate of Ohio State University, earning a B.S. degree in 1972. He has completed a Securities Industry Association Executive Program and is a Certified Investment Management Consultant by the Institute of Investment Management Consultants.

Ron Bension has been a member of our Board of Directors since May 8, 2008. Mr. Bension is currently with Ventures and Acquisitions, pursuing opportunities with online action sports verticals and other online consumer oriented businesses as well as commercial real estate investing. He was formerly Chief Executive Officer of Ticket.com, a market leading ticketing distributor and software provider. Prior to joining Tickets.com, Mr. Bension was President and Chief Executive Officer of GameWorks, LLC, a multi-unit restaurant, bar and entertainment company with 32 units. Mr. Bension is a graduate of California State University, earning a B.S. degree in 1980. He also was awarded the Ernst and Young Entrepreneur of the Year in 2001 and is the founder of Discover a Star Foundation.

M.G. Orender has been a member of our Board of Directors since January 23, 2008. Mr. Orender is President of Hampton Golf Inc., a collection of the Southeast’s public, private and semi-private courses. He is also founder and president of Granite Golf, a management powerhouse overseeing nearly 30 properties in 11 states. Mr. Orender is a past President of the PGA of America and a PGA Golf Professional Hall of Fame inductee. Mr. Orender served as President of the PGA of America in 2003 and Honorary President through 2006, after working as Vice President and Secretary. He began his golf career in 1974 in the pro shop of Diamond Hill Golf Club and combining his passion for golf with superior management and financial abilities, he became General Partner in 1989. Mr. Orender ranks among the golf industry’s most respected members due to his community involvement, vision, business acumen, course development and management skills.

Barry I. Regenstein has been a member of our Board of Directors since December 13, 2005. Mr. Regenstein is the President and Chief Financial Officer of Command Security Corporation. Trinad Capital Master Fund is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad. Mr. Regenstein has over 25 years of experience with 21 years of such experience in the aviation services industry. Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the Corporation’s Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein currently sits on the boards of U.S. Wireless Data Inc. (OTC:USWI), Mandalay Media, Inc. (OTC: MNDL) and The Transit Alliance and GTJ, a privately owned group of companies. Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.

Jay Wolf has been a member of our Board of Directors since 2004 and was our Secretary until the acquisition of ProLink, our predecessor. Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf’s investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Mr. Wolf is the co-founder of Trinad Capital, L.P., a hedge fund dedicated to investing in micro-cap companies. Prior to founding Trinad, Mr. Wolf served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. Prior to Trinad, he worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department. Subsequently, he worked for Trillium Growth, the firm’s venture capital Fund. Mr. Wolf currently sits on the board of Shells Seafood Restaurants (OTC:SHLLS), Mandalay Media, Inc. (OTC: MNDL), U.S. Wireless Data Inc. (OTC:USWI) and Asianada, Inc. (OTC: ASND). Mr. Wolf received a Bachelor of Arts degree from Dalhousie University.

Danny Lam was appointed as President of ProLink Holdings Corp. on June 1, 2007. Mr. Lam joined ProLink in September 2005 and was named President of ProLink Capital (ProLink’s trade name for it’s equipment financing activities) in December 2005. Mr. Lam has nearly thirty years of experience in the commercial lending industry. Mr. Lam’s past experience includes President and Chief Executive Officer of Bell Atlantic Capital Corporation, the multi – billion dollar financial services subsidiary of Bell Atlantic (Verizon); Senior Vice President of AT&T Small Business Lending Corp., one of the nations largest small business lenders, and President and General Manager of American Express Business Finance Corporation, a subsidiary of American Express Corporation that provided commercial working capital and term loans. Mr. Lam received a Bachelor of Arts degree from Pace University.

Andrew Batkin was appointed CEO of ProLink Media in June of 2007. Mr. Batkin has more than 25 years of experience and comes to us from Innovative Media Solutions, LLC, where he was CEO and the creator of the People vs. the Pros golf event, which was added to the PGA TOUR’s 2007 Challenge Event schedule, and the Trump Million Dollar Invitational. Prior to starting Innovative Media Solutions, Batkin founded Interactive Marketing, Inc. (IMI). In 1995, IMI became the Interactive Marketing Agency of Record for Yahoo, developing the branding and media plan to build the young company into an Internet powerhouse with a multi-billion dollar valuation. Batkin performed similar work for companies such as NBC, Netscape, Lycos and 24/7 Media, and created SuperBowl.com for the NFL. In 1983, Batkin helped found the interactive media industry, creating integrated marketing and promotional campaigns for Fortune 500 and entertainment companies and brands like Anheuser-Busch, BASF, CBS, Pepsi-Cola, Walt Disney, NBC, Nickelodeon and ESPN. He is a graduate of Boston University with a B.S. degree in Public Communications.

L. Gerard Johnson has been our Senior Vice President of Operations since August 17, 2006. Prior to joining us, from 2003 through 2006, Mr. Johnson served as Director of Operations of EaglePicher, Inc. where he spent three years overseeing a range of departments and guided operations at six plants in the United States, Canada and China while greatly increasing efficiency and reducing costs through Six Sigma data-management practices. Six Sigma is a statistics-driven method of assuring quality in any process—from manufacturing to service - and a Black Belt is considered a master of these techniques. From 1999-2003, Mr. Johnson served as Plant Manager for Collins & Aikman, a $240 million automotive industry supplier. His accomplishments included a 95% reduction in reported defects and a 91% improvement in employee safety. Mr. Johnson’s prior experience also includes stints as Business Team Manager and Senior Production Supervisor for TRW as well as Team Manager for Raychem Corporation. He is a graduate of North Carolina A & T with a Bachelor of Science degree in Industrial Technology.

There are no family relationships among our directors or executive officers.

Independence. Mr. Regenstein, Mr. Bension and Mr. Orender satisfy the current independence standards promulgated by the Securities and Exchange Commission. None of the remaining members of our board of directors are independent.

Audit Committee. Our Audit Committee currently has three members, Steven D. Fisher (Chairman), Barry I. Regenstein and Jay Wolf. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, review annual financial statements, consider matters relating to accounting policy and internal controls and review the scope of annual audits. Mr. Regenstein satisfies the current independence standards promulgated by the Securities and Exchange Commission. The Board has determined that Mr. Regenstein is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K.

Nominating Committee. We are not a listed company and there is no legal requirement that we have a nominating committee. We do not have a formal policy in regard to nominations, but the board of directors would consider any person as a nominee whose name is submitted in writing at its corporate address at least 120 days before a meeting at which directors are to be elected.

Compensation Committee. We have a Compensation Committee consisting of Messrs. Fisher and Wolf. We do not have a written charter for the Compensation Committee. We also do not have a standard or individual compensation package for any of our directors or for our director nominees.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2007 and December 31, 2006 to (1) our Chief Executive Officer and (2) our two most highly compensated executive officers, other than our Chief Executive Officer, who earned more than $100,000 during the fiscal year ended December 31, 2007. The table includes additional executives who would have been among the two most highly compensated executive officers, other than our Chief Executive Officer, except for the fact that they were not serving as executive officers of the Company as of December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation Earnings ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lawrence D. Bain(2),	2007	341,923	175,000	—	—	—	—	516,923
Chief Executive Officer	2006	325,000	146,000	—	—	—	—	471,000
Danny Lam(3),	2007	210,000	125,000	299,057	—	—	—	634,057
President	2006	150,000	50,000	329,850	—	—	—	529,850
Michael S. Browne(4),	2007	208,462	50,000	207,635	—	—	—	466,097
Former Chief Financial Officer	2006	78,923		135,357	—	—	—	214,280

(1)	Represents the compensation expense incurred by us in the fiscal year in connection with the applicable option grant, calculated in accordance with SFAS 123R disregarding the estimate of forfeitures for service – based vesting condition see our audited consolidated financial statements included elsewhere in this prospectus for details as to the assumptions used to determine the fair value of the option awards.

(2)
Mr. Bain was named Chief Executive Officer in connection with the acquisition of ProLink, our predecessor. Mr. Bain served in the same capacity with ProLink since January 1, 2005. For fiscal 2006, Mr. Bain’s annualized salary was $325,000 and for fiscal 2007 his annualized salary was $345,000.

(3)
Mr. Lam joined ProLink in September 2005 when he was named President of ProLink Capital (ProLink’s trade name for its equipment financing activities). Mr. Lam’s annualized salary for 2006 was $150,000 and $210,000 for 2007. On December 19, 2006, Mr. Lam was granted options to purchase 1,250,000 shares at an exercise price of $1.40. As of December 19, 2007, 416,667 of the shares had vested. On December 19, 2006, Mr. Lam was also granted options to purchase 450,000 shares at an exercise price of $1.50, which vested immediately upon grant.

(4)
Mr. Browne was named Chief Financial Officer in July of 2006. Mr. Browne’s annualized salary for 2006 was $200,000 and $210,000 in 2007. Mr. Browne had four option grants. 179,052 options and 93,104 options were granted on July 18, 2006 with an exercise price of $1.42 and an exercise date of January 17, 2007 and January 17, 2008, respectively. The grant of 179,052 options is currently exercisable. 265,000 options were granted on December 3, 2006, with an exercise price of $1.50, of which 83,333 were exercisable as of December 3, 2007. 500,000 options were granted on June 20, 2007, with an exercise price of $1.25, of which zero were exercisable as of December 31, 2007. Mr. Browne resigned on January 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows stock option awards outstanding on the last day of the fiscal year ended December 31, 2007 for each of the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Lawrence D. Bain	1,237,305	(1)	—		—	1.55	12/30/2015

Danny Lam	450,000	(2)	—		—	1.50	12/19/2016
	416,667	(2)	—		—	1.40	12/19/2016
	—		833,333	(2)	—	1.40	12/19/2016

Michael S. Browne	179,052	(1)	—		—	1.42	07/18/2016
	—		93,104	(1)	—	1.42	07/18/2016
	—		176,667	(1)	—	1.42	07/18/2016
	88,333	(1)	—			1.50	12/03/2016
	—		500,000	(2)	—	1.25	06/20/2017

(1)
The options were granted pursuant to our 2005 Employee, Director and Consultant Stock Plan. The options are non-qualified stock options and vest at the discretion of our Board of Directors. The options typically vest over a three-year period. The options have been granted with exercise prices at or above the market price of our common stock on the date of the grant. There are 10,000,000 shares reserved under the plan. The Company has historically granted stock-based awards at various times during the year for new employees, promotions and performance achievements. The common terms of the stock options are ten years and may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The board of directors has full discretion to modify these terms.

(2)
The options were granted pursuant to our 2006 Employee, Director and Consultant Stock Plan. The options are non-qualified stock options and vest at the discretion of our Board of Directors. The options typically vest over a three-year period. The options have been granted with exercise prices at or above the market price of our common stock on the date of the grant. There are 5,000,000 shares reserved under the plan. The Company has historically granted stock-based awards at various times during the year for new employees, promotions and performance achievements. The common terms of the stock options are ten years and may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The board of directors has full discretion to modify these terms.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our directors for our fiscal year ended December 31, 2007:

Name	Fee Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
David Chazen	—	—	—	—
Robert Ellin	—	—	—	—
Steven D. Fisher	—	—	—	—
William D. Fugazy, Jr.	—	—	—	—
Barry I. Regenstein (2)	10,000	—	—	10,000
Andrew Wing (2)	11,000	—	—	11,000
Jay Wolf	—	—	—	—

(1)	The aggregate number of outstanding shares underlying equity awards for directors at December 31, 2007 was 3,975,041. No equity awards were granted to our directors in 2007.
(2)	Certain directors are paid $2,500 to attend general board meetings in person and $1,000 to attend compensation committee meetings.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We do not currently have any employment agreements or change of control agreements with any of our officers. If any such agreements are entered into, we will make the required public filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 27, 2008 for (a) the executive officers named in the Summary Compensation Table in Executive Compensation Section, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of any class of our voting stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of June 27, 2008 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. As of June 27, 2008, there were a total of 48,838,107 shares of our common stock outstanding.

Name and Address	Number of Shares Beneficially Owned	Percentage Owned
Steven D. Fisher (1)	8,045,943	15.8%
Robert Ellin (2)	6,885,437	14.0%
Trinad Capital Master Fund, Ltd. (2)	6,885,437	14.0%
Jay Wolf (2)	6,885,437	14.0%
Calliope Capital Corporation(3)	4,567,568	8.7%
Lawrence D. Bain (4)	3,100,246	6.2%
William D. Fugazy, Jr. (5)	1,917,520	3.8%
Danny Lam (6)	937,981	1.9%
Andrew Batkin (7)	750,000	1.5%
Barry I. Regenstein (8)	66,667	*
L. Gerard Johnson (9)	35,000	*
All directors and current executive officers as a group (8 persons) c/o ProLink	21,738,794	43.2%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Includes 1,933,913 shares of common stock underlying currently outstanding warrants. The securities indicated are held directly by Mr. Fisher and indirectly through the Fisher Family Trust and Sheryl L. Whiteman Trust, for both of which he serves as a trustee, and Seaside Retreat LLC of which he is the managing member and FOC Financial LP of which he is the General Partner. Mr. Fisher disclaims beneficial ownership of these securities except to the extent of his pecuniary interest. The address for Mr. Fisher is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(2)
Consists of 6,642,221 shares of common stock held by Trinad Capital Master Fund, Ltd. and 243,216 shares of common stock underlying currently exercisable warrants. Mr. Ellin is a managing member of Trinad Advisors GP, LLC that is the general partner of a principal stockholder of the Fund and a managing member of Trinad Management, LLC. Mr. Ellin disclaims beneficial ownership of the shares of common stock held by Trinad Capital Master Fund, Ltd, and Trinad Management, LLC, except to the extent of his pecuniary interest. Mr. Wolf is also affiliated with these entities and disclaims beneficial ownership of these securities, except to the extent of his pecuniary interests. The address for each of Mr. Ellin and Mr. Wolf is in care of Trinad Capital Master Fund, Ltd., 2121 Avenue of the Stars, Ste, 1650, Los Angeles, CA 90067.

(3)
Represents 3,567,568 shares of common stock underlying currently exercisable warrants and 1,000,000 shares of common stock issued to Laurus Master Fund Ltd., Calliope Capital Corporation’s parent, on March 27, 2008 in connection with our credit facility. The address for Calliope Capital is 335 Madison Avenue, 10th Floor, New York, New York 10017.

(4)	Includes 1,237,305 shares of common stock underlying currently exercisable options. The address for Mr. Bain is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(5)	Includes 1,664,579 shares of common stock underlying currently exercisable options. The address for Mr. Fugazy is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(6)
Includes 30,402 shares of common stock underlying currently exercisable warrants, 866,667 shares of common stock underlying currently exercisable options and 40,912 shares of common stock. The address for Mr. Lam is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(7)	Represents 750,000 shares of common stock underlying currently exercisable options. The address for Mr. Batkin is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(8)	Represents 66,667 shares of common stock underlying currently exercisable warrants. The address for Mr. Regenstein is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(9)	Represents 35,000 shares of common stock underlying currently exercisable options. The address for Mr. Johnson is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

SELLING STOCKHOLDERS

At an initial closing on January 8, 2007 and an additional closing on January 23, 2007, in transactions exempt from the registration requirements of the Securities Act, we sold to certain accredited investors shares of our Series C Convertible Preferred Stock, $0.001 per share, and warrants to purchase our common stock for an aggregate price of $11,420,000. This prospectus relates to the resale from time to time of up to a total of 13,077,774 shares of our common stock by the selling stockholders, which shares are comprised of the following securities:

•	8,245,326 issued upon the conversion of our Series C Convertible Preferred Stock, $0.001 par value per share, issued to the investors in the private placements; and
•	4,832,448 shares of common stock issuable upon exercise of the warrants at an exercise price of $1.40 per share.

Pursuant to the terms of the financing, we filed a Registration Statement on Form S-1, of which this prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued or issuable in connection with the financing. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of June 27, 2008 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after June 27, 2008 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. All shares that are issuable to a selling stockholder upon exercise of the warrants are included in the number of shares being offered in the table below. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The table below assumes that the selling stockholders will sell all of the shares listed in this prospectus. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Percentage of ownership is based on 48,838,107 shares of common stock outstanding on June 27, 2008.

Except as set forth below, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.

The following table sets forth the beneficial ownership of the selling stockholders:

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
Selling Stockholder	Total Shares Beneficially Owned	Aggregate Number of Shares Offered	Number of Shares	Percent
Pequot Capital Management, Inc. (1)	2,595,911	2,250,411	345,500	*
Ashford Capital Partners, L.P. (2)	2,813,015	2,813,015	0	*
Iroquois Master Fund, Ltd. (3)	339,501	92,500	247,001	*
Itasca Capital Partners, LLC (4)	75,008	45,008	30,000	*
LB 1 Group, Inc. (5)	1,125,206	1,125,206	0	*
MCF Navigator Master Fund, Ltd. (6)	112,521	112,521	0	*

Nite Capital LP (7)	168,781	168,781	0	*
Patara Capital, L.P. (8)	562,603	562,603	0	*
D. Jonathan Merriman (9)	11,252	11,252	0	*
Steven R. Foland	11,252	11,252	0	*
Theresa C. Foland	11,252	11,252	0	*
Rockmore Investment Master Fund Ltd. (10)	392,302	281,301	111,001	*
Straus Partners, LP (11)	506,343	506,343	0	*
Straus-GEPT Partners, LP (12)	618,863	618,863	0	*
OTA LLC (13)	503,500	92,500	411,000	*
Eclectic Investment Partners LP (14)	675,123	675,123	0	*
Andrew T. Hansel	56,260	56,260	0	*
Stephen A. Hansel	112,521	112,521	0	*
Noble Special Situation Fund (15)	281,301	281,301	0	*
Noble International Investments, Inc. (16)	88,733	88,733	0	*
Lewis Opportunity Fund, LP (17)	1,495,487	1,295,487	200,000	*
LAM Opportunity Fund, Ltd. (18)	223,541	223,541	0	*
David Smith	1,123,685	1,123,685	0	*
Merriman Curhan Ford & Co. (19)	518,315	518,315	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Shares beneficially owned by Pequot Capital Management, Inc. represents 345,500 shares of common stock held of record by Pequot Scout Fund, L.P., shares of common stock issued upon conversion of Series C Preferred Stock of which 830,726 shares are held of record by Pequot Scout Fund, L.P. and 679,685 shares are held of record by Pequot Mariner Master Fund, L.P. and shares of common stock underlying warrants to purchase common stock of which 407,000 shares are held of record by Pequot Scout Fund, L.P. and 333,000 shares are held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc. which is the Investment Manager/Advisor to the above named funds exercises sole dispositive, investment and voting power for all the shares. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest. Pequot Capital Management, Inc. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(2)
Theodore H. Ashford, Chairman and CEO of Ashford Capital Management, and Theodore H. Ashford III, President of Ashford Capital Management, have the power to vote or dispose of the shares held by Ashford Capital Partners, L.P.

(3)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund, Ltd. Mr. Silverman disclaims beneficial ownership of the shares.

(4)	Michael S. Wallace has the power to vote or dispose of the shares held by Itasca Capital Partners, LLC.

(5)
Steven Fleisig has the power to vote or dispose of the shares held by LB I Group Inc. LB I Group Inc. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, if had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(6)
Michael Grant, Portfolio Manager of MCF Navigator Master Fund, Ltd., Stephen H. Leist COO of MCF Asset Management, LLC, and John Hiestand CFO of MCF Asset Management, LLC, have the power to vote or dispose of the shares held by MCF Navigator Master Fund, Ltd. MCF Navigator Master Fund, Ltd. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7)	Keith A. Goodman is the Manager of the General Partner of Nite Capital LP, and has the power to vote or dispose of the shares held by Nite Capital LP.

(8)	Ozarslan Tangun and Berke Bakay have the power to vote or dispose of the shares held by Patara Capital, L.P.

(9)
D. Jonathan Merriman is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(10)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common Stock and neither of such persons has any legal right to maintain such authority.

(11)	Melville Straus has the power to vote or dispose of the shares held by Straus Partners, LP.

(12)	Melville Straus has the power to vote or dispose of the shares held by Straus-GEPT Partners, LP.

(13)	Ira M. Leventhal has the power to vote or dispose of the shares held by OTA LLC. OTA LLC is a registered broker-dealer and may be deemed to be an underwriter.

(14)	Andrew T. Hansel has the power to vote or dispose of the shares held by Eclectic Investment Partners LP.

(15)
Nico Pronk has the power to vote or dispose of the shares held by Noble Special Situation Fund. Noble Special Situation Fund is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(16)
Nico Pronk has the power to vote or dispose of the shares held by Noble International Investments, Inc. Noble International Investments, Inc. is a registered broker-dealer that received its shares as compensation for investment banking services.

(17)
William A. Lewis IV has the power to vote or dispose of the shares held by Lewis Opportunity Fund, LP. Lewis Opportunity Fund, LP is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(18)
William A. Lewis IV has the power to vote or dispose of the shares held by LAM Opportunity Fund, Ltd. LAM Opportunity Fund, Ltd. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(19)
D. Jonathan Merriman has the power to vote or dispose of the shares held by Merriman Curhan Ford & Co. Merriman Curhan Ford & Co. is a registered broker-dealer that received its shares as compensation for investment banking services.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

     These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

 The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past two fiscal years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from an unaffiliated third party. All future related transactions will be approved by our audit committee or the full board of directors.

On September 18, 2006, the Company entered into a Severance Agreement and a Consulting Agreement with the Company’s former Chief Operating Officer, Charles “Chuck” Sherman. The terms of the Severance Agreement call for the Company to provide Mr. Sherman with a telephone and computer through the length of the below described Consulting Agreement. Mr. Sherman also provided the Company with standard non-competition and non-solicitation agreements. Additionally, the parties each provided the other with standard releases. The Consulting Agreement provides for a monthly fee of $20,833.33 for the months of September through December 2006. In 2007, Mr. Sherman received a $1,000 retainer and $150 per hour for services rendered. Mr. Sherman provided transition services to the Company as required throughout the term of the Consulting Agreement.

On September 18, 2006, ProLink entered into a Letter Factoring Agreement with FOC Financial L.P. (“FOC”). Steven D. Fisher, one of our directors, is the General Partner of FOC. Pursuant to the Letter Factoring Agreement, FOC in its sole discretion may make advances to us from time to time in an amount not to exceed $750,000 collateralized with golf course management systems sold to golf courses. Advances may be borrowed, repaid, and reborrowed on a revolving basis through November 15, 2006. Upon certification by ProLink that it has executed lease documents, approved credit with a lease financing source and has shipped a system to a course, FOC will advance 90% of the gross proceeds of such sale less a .5% origination fee. If any system funded pursuant to the Letter Factoring Agreement is rejected or returned, ProLink has agreed to provide priority remarketing for that system. The Loan is evidenced by a Revolving Promissory Note. Further, in order to induce FOC to enter into this Letter Factoring Agreement, the Company agreed to issue a warrant to purchase 250,000 shares of the Company’s common stock to FOC at an exercise price of $1.60 per share with a term of 10 years. During the year ended December 31, 2006, we borrowed and repaid an aggregate of $376,294 under this agreement. In connection with these borrowings, we paid fees of $1,886 to FOC. The line of credit expired on November 15, 2006 and all amounts have been repaid.

On July 10, 2006, the Company appointed Mr. Andrew L. Wing as a member of our board of directors. In connection with such appointment, the Company and Mr. Wing entered into a Consulting Agreement, dated July 10, 2006. The Consulting Agreement provides that Mr. Wing will provide certain advertising sales services to the Company in exchange for commissions of 5% of the revenues received by the Company from advertisers, for the first three years and 2% of the fourth and fifth years. After the fifth year, no further commissions will be paid. The Consulting Agreement shall continue on a month-to-month basis and may be terminated by the Company upon written notice. ProLink has not paid any commissions to Mr. Wing as of the date of this filing. Mr. Wing resigned from his position as director in 2008.

On June 6, 2007, we entered into a Letter Agreement with FOC L.P. (“FOC”). Steven D. Fisher, one of our directors, is the General Partner of FOC. Pursuant to the Letter Agreement, FOC made advances to us from time to time in amounts not exceeding an aggregate of $1,500,000 (the “Loan”), collateralized by golf course management systems sold to golf courses. FOC advanced 90% of the base purchase price of a ProLink GPS System, less a 1% origination fee. If any system funded pursuant to the Letter Agreement is rejected or returned, ProLink has agreed to provide priority remarketing for that system. The Loan was evidenced by a Revolving Promissory Note that bears interest at 15% per annum on its outstanding principal balance. Further, in order to induce FOC to enter into the Letter Agreement, we issued to FOC a warrant to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.35 per share, which was the market value of the Company’s common stock on June 6, 2007, which has a term of 10 years. Of the 300,000 warrants issued, 200,000 were terminated on September 28, 2007. On June 22, 2007, we entered into an Amended and Restated Letter Agreement with FOC. The Amended and Restated Loan eliminates the requirement that domestic receivables have prior credit approval and allows borrowing on foreign receivables. In addition, FOC will advance 100% of any accounts receivable related to a foreign purchaser. The Amended and Restated Loan is evidenced by an Amended and Restated Revolving Promissory Note that bears the same terms as the original Loan (see above). No additional warrants were issued in connection with the amended and restated Loan. We terminated the FOC Letter Agreement on August 17, 2007 by paying off all balances and accrued interest in their entirety with the proceeds of the Calliope Security Agreement, our credit facility.

Effective May 16, 2008, we entered into an agreement with FOC (the “FOC Agreement”) whereby FOC purchased the rights to collect fees and other payments under a certain agreement, dated April 3, 2008, by and between ProLink and Pacific Air Forces (“PACAF”) for $1,761,000 (the “Purchase Price”) (the “PACAF Agreement”). Under the PACAF Agreement, we agreed to install, service, support and maintain our GPS. Pursuant to the FOC Agreement and in consideration of the Purchase Price, we agreed to remarket to certain available purchasers any units of GPS that may be returned on behalf of FOC and, in the event of a our change of control, purchase FOC’s remaining interest in the PACAF Agreement upon FOC's election.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue up to 200,000,000 shares of Common Stock, par value $.0001 per share, of which 48,838,107 shares are outstanding as of June 27, 2008. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable.

Preferred Stock

Under the Company’s Certificate of Incorporation, as amended (the “Certificate”), the Board of Directors of the Company is authorized to designate, and cause the Company to issue, up to ten million (10,000,000) shares of preferred stock of any class or series, having such rights, preferences, powers and limitations as the Board of Directors shall determine. As of December 31, 2007, there were zero shares outstanding. A series of Preferred Stock, our Series C Convertible Preferred Stock with a par value of $.001 per share, consisting of 1,142 shares, issued and was subsequently converted to common stock during 2007.

Outstanding Stock Options, Warrants and Convertible Securities

As of June 27, 2008, there are options granted or available to be granted to acquire 15,000,000 shares of the Company’s common stock, of which 9,603,865 options are outstanding. In addition, there are various warrants outstanding that have been previously issued to acquire 12,959,142 shares of our common stock. Exercise of such options and warrants will result in further dilution.

Registration Rights

In connection with the Credit Facility that we entered into on April 10, 2008 we entered into an amended and restated registration rights agreement (the “Amended Registration Rights Agreement”) with the Lenders, which amended and restated in its entirety that certain Registration Rights Agreement we entered into with Calliope Capital Corporation. Pursuant to the Amended Registration Rights Agreement, we will file a registration statement registering for resale the shares issued to Laurus Master Fund, Ltd., shares of our common stock issuable on the conversion of the Term Notes and shares of common stock issuable upon exercise of the warrants issued pursuant to the original agreement, and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible after filing an no later than September 27, 2008. In the event that the registration statement is not filed or declared effective when due, or if the Amended Registration Statement ceases to be effective during the required period in the Amended Registration Rights Amendment for more than 20 consecutive trading days or for a period of 30 trading days in the aggregate per year, or if our common stock is not listed or quoted or is suspended from trading on any trading market for a period of three consecutive trading days without cure within 30 days of notice thereof, then in addition to any rights available to the Lenders under the Registration Rights Agreement or applicable laws, we are required to pay to each Lender an amount in cash equal to 1% of the aggregate original principal amount of the Term Loan, calculated on a daily basis for each 30-day period until such event is cured.

In a closing on January 8, 2007, and an additional closing on January 23, 2007, we issued to certain investors in a private offering an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and 24 five-year warrants to acquire up to 4,225,400 shares of our common stock, par value $0.0001 per share, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. The preferred stock and warrants were sold pursuant to a Securities Purchase Agreement. In addition, pursuant to a Registration Rights Agreement, dated as of January 8, 2007, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. We filed a registration statement covering these shares, which was effective June 6, 2007. On the effective date, all shares of our Series C Preferred Stock automatically converted into the number of shares of common stock into which such shares were convertible. Total common shares and warrants issued upon conversion was 8,622,927 and 4,225,400, respectively.

On October 12, 2006, we closed on the sale of a series of notes due April 11, 2007 in the aggregate amount of $4,500,000 with certain accredited investors in reliance upon Section 4(2) the Securities Act of 1933, as amended (the “Securities Act”). We accepted the signature pages from the holders on October 11, 2006. In addition the holders were granted warrants to purchase 931,038 shares of the common stock of the company which number represents 30% of the quotient of the face value of the notes and the closing bid price of the common stock on the date of closing. The warrants have an exercise price of $1.45 and expire in October 2011. The notes were sold pursuant to a Securities Purchase Agreement that provides for registration rights for the resale of the shares underlying the warrants and any shares issued to the holders as interest payments, on such form of registration statement that is appropriate for such purpose.

In December 2005 and the first quarter of 2006, we entered into a series of subscription agreements with certain accredited investors whereby we completed a private placement offering of our common stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Pursuant to the terms of the private placement, we sold 4,450,000 shares of our common stock at a purchase price of $1.00 per share. The subscription agreements also provide for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose filed after the closing of the private offering.

In a closing on March 15, 2005, we sold 726,668 shares of our common stock, par value $.0001 per share, to certain accredited investors in a private placement offering at a purchase price of $1.50 per share, for aggregate gross proceeds to us of $1,090,000. The investors executed subscription agreements that acknowledged that the securities to be issued had not been registered under the Securities Act, and that provided for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose, filed after the closing of the private offering.

In a closing on April 29, 2004, we sold 5,500,000 shares of common stock in a private offering to certain accredited investors, at a purchase price of $1.00 per share, for aggregate gross proceeds to us of $5,500,000. The investors executed subscription agreements, that acknowledged that the securities to be issued had not been registered under the Securities Act, that they understood the economic risk of an investment in the common stock, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the common stock. The subscription agreements provided for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose, filed after the closing of the private offering.

Delaware Law and Certain Charter and By-Law Provisions

The provisions of Delaware law and of our Certificate of Incorporation and By-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter and by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Preferred Stock Issuances. Our Certificate of Incorporation provides that, without stockholder approval, we can issue up to 10,000,000 shares of preferred stock with rights and preferences determined by our board of directors.

Transfer Agent

Our transfer agent currently is American Stock Transfer & Trust Company, 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219.

INTEREST OF NAMED EXPERTS AND COUNSEL

 No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of our subsidiaries. Nor was any such person connected with the Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements for the years ended December 31, 2007 and December 31, 2006 included in this prospectus have been audited by Semple, Marchal & Cooper, LLP. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Semple, Marchal & Cooper, LLP, dated April 14, 2008, and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm, their families and trusts for their own benefit own an aggregate of approximately 60,000 shares of our common stock.

No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by the Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this Prospectus. This Prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us or our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

PROLINK HOLDINGS CORP.

PROLINK HOLDINGS CORP.
 CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$679,711	$2,829,496
Accounts receivable, net of an allowance for doubtful accounts of $5,221,459 and $5,221,919, respectively	6,153,906	4,159,184
Inventories, net of allowance of $293,071 and $239,373	2,729,475	2,619,457
Prepaid expenses and other current assets	1,833,425	1,611,382
TOTAL CURRENT ASSETS	11,396,517	11,219,519

EQUIPMENT, NET	692,213	774,852
INTANGIBLE ASSETS, net of accumulated amortization of $1,226,940 and $1,126,045	1,959,681	2,059,776
GOODWILL	259,149	259,149
INTEREST IN RESIDUAL LEASE EQUIPMENT	5,653,357	5,060,938
DEPOSITS AND OTHER ASSETS	1,787,173	1,963,727

TOTAL ASSETS	$21,748,090	$21,337,961

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$5,934,453	$4,427,266
Accrued liabilities	2,303,874	2,169,024
Current portion of long-term debt and short-term financing	6,017,451	6,049,788
Deferred revenue	191,950	195,680
TOTAL CURRENT LIABILITIES	14,447,728	12,841,758

LONG-TERM DEBT, net of current portion and discount of $695,144 and $741,788	4,147,730	4,502,096
OTHER LONG-TERM LIABILITIES	130,000	130,000

TOTAL LIABILITIES	18,725,458	17,473,854

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Series C Preferred shares, par value $.001, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common shares, par value $.0001; 200,000,000 shares authorized; 48,038,107 and 47,038,108 issued and outstanding at March 31, 2008 and December 31, 2006, respectively	4,804	4,704
Additional paid-in capital	34,733,208	33,989,336

Accumulated deficit	(31,715,380)	(30,129,933)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	3,022,632	3,864,107

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$21,748,090	$21,337,961

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements

PROLINK HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
REVENUES:
New System Sales
Domestic	$2,703,674	$1,848,658
International	78,957	2,684,225
Upgrades	2,096,271	668,781
Total New System Sales	4,878,902	5,201,664

Service Revenue	589,270	530,877
Finance Revenue, net	214,450	981,786
Advertising Revenue	55,905	19,356

TOTAL REVENUE	5,738,527	6,733,683

COST OF REVENUES:
New System Cost:
Domestic	1,266,715	898,664
International	43,105	1,488,401
Upgrades	1,288,322	317,267
Total New System Cost	2,598,142	2,704,332

Service Cost	533,782	880,549
Advertising Cost	16,747	-
Other Cost	27,160	185,359
TOTAL COST OF REVENUE	3,175,831	3,770,240

GROSS MARGIN	2,562,696	2,963,443

OPERATING EXPENSES:
Sales and Marketing	888,552	1,546,115
Partner Management and Customer Support	870,248	494,229
Research and Development	1,190	293,016
General and Administrative	1,893,985	2,047,587
TOTAL OPERATING EXPENSES	3,653,975	4,380,947

LOSS FROM OPERATIONS	(1,091,279)	(1,417,504)

OTHER INCOME (EXPENSE):
Interest Expense	(500,233)	(479,904)
Other Income (Expense)	6,065	23,446
TOTAL OTHER INCOME (EXPENSE)	(494,168)	(456,458)

LOSS BEFORE TAXES	(1,585,447)	(1,873,962)
Income Tax Provision	-	-

NET LOSS	(1,585,447)	(1,873,962)

Dividends on Series C Preferred Shares	-	3,900,501
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(1,585,447)	$(5,774,463)

BASIC LOSS PER COMMON SHARE	$(0.03)	$(0.16)

DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.16)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	47,093,052	36,739,567
Diluted	47,093,052	36,739,567

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements

PROLINK HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008	2007

Net loss	$(1,585,447)	$(1,873,962)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	184,764	170,367
Stock-based compensation	254,625	284,780
Amortization of warrants related to financing	108,292	-
Non-cash interest payment	213,510	-
Amortization of prepaid consulting fees	25,628	-
Residual value of leases	(592,419)	(21,421)
Provision uncollectible receivables	(460)	61,673
Provision for slow moving inventory	53,698	(44,705)
Accretion of discount on notes payable	46,644	375,606

Changes in working capital components:
Accounts receivable	(1,994,262)	(3,594,261)
Inventories	(163,716)	(22,632)
Prepaid expenses and other assets	309,938	(36,522)
Accounts payable	1,507,187	(934,050)
Accrued liabilities	134,850	(415,636)
Deferred revenue	(3,730)	(208,650)

Net cash used in operating activities	(1,500,898)	(6,259,413)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,030)	(95,573)
Purchase of Scorecast	-	(429,150)

Net cash used in investing activities	(2,030)	(524,723)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(4,382,602)	(4,817,530)
Proceeds from sale of Series C Convertible Preferred Stock and receipt of subscription receivables	-	11,420,000
Fees paid in connection with financing transaction	-	(928,974)
Proceeds from Laurus factoring agreement	3,735,745	-

Net cash provided (used) by financing activities	(646,857)	5,673,496

NET DECREASE IN CASH	(2,149,785)	(1,110,640)

Cash and cash equivalents, at beginning of the period	2,829,496	2,448,354

Cash and cash equivalents, at end of the period	$679,711	$1,337,714

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Description of Business— The condensed consolidated financial statements include the accounts of ProLink Holdings Corp. and its wholly-owned subsidiary, ProLink Solutions, LLC (collectively, “ProLink”, “we”, “us” or “our”). Our business involves the design, manufacture, maintenance and sale of GPS golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of the systems that we sell, and the brokering of the financing of the systems that we sell for our golf course partners.

Basis of Presentation— The condensed consolidated financial statements include the operations of ProLink Holdings Corp. and its wholly-owned subsidiary, ProLink Solutions, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Accordingly, such financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements, as permitted by the SEC. We believe that the accompanying condensed consolidated financial statements reflect all adjustments (which are of a normal recurring nature) that are necessary for a fair presentation of the interim results of operation, financial position and cash flows. The results reported in these interim condensed consolidated financial statements should not be regarded as being necessarily indicative of results that might be expected for the full year.

This information should be read in conjunction with the financial statements set forth in the ProLink Holdings Corp. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

2. Recently Issued Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force Issue (“EITF”) No. 06-1, “Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider.” This guidance requires the application of EITF No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer,” when consideration is given to a reseller or manufacturer for benefit to the service provider’s end customer. EITF No. 01-9 requires the consideration given be recorded as a liability at the time of the sale of the equipment, and provides guidance for the classification of the expense. EITF No. 06-1 is effective for the first fiscal year that begins after June 15, 2007. The adoption of EITF No. 06-1 did not have a material impact on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). The objective of the statement is to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. SFAS 157 is effective for interim and annual reporting periods beginning after November 15, 2007. However, in February 2008, the FASB deferred the effective date of SFAS 157 for one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). The adoption of SFAS 157 did not have a material impact on our financial position or results of operations.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). The Statement permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 will be effective for the first fiscal year that begins after November 15, 2007. SFAS 159 allows entities to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities that are not otherwise required to be measured at fair value, with changes in fair value recognized in earnings as they occur. To date, the Company has not elected the fair value option for any of its financial assets or liabilities; as a result, the adoption of SFAS 159 has not had any effect on the Company’s results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; (ii) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. SFAS 141(R) is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008, with early adoption prohibited. We are currently evaluating the impact SFAS 141(R) will have upon adoption on our accounting for future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity, (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. We do not expect the adoption of SFAS 160 to have a material effect on our financial position or results of operations.

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	March 31,	December 31,
	2008	2007

Unamortized loan costs	$792,128	$411,400
Unamortized loan costs - warrants	434,357	435,547
Prepaid advertising	286,422	236,424
Prepaid insurance	128,118	168,935
Prepaid expenses	149,317	161,675
Prepaid rent	3,207	6,414
Deferred development costs	20,995	146,315
Prepaid consulting	18,881	44,672
Prepaid expenses and other current assets	$1,833,425	$1,611,382

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Property and Equipment

Property and equipment consists of the following:

	March 31, 2008	December 31, 2007
Manufacturing equipment	$116,063	$116,063
Course assets	25,024	25,024
Office equipment and fixtures	108,052	108,052
Computer hardware	288,636	286,606
Computer software*	855,187	855,187
Leasehold improvements	100,289	100,289
Total property and equipment	1,493,251	1,491,221
Less: Accumulated depreciation	(801,038)	(716,369)
Property and equipment, net	$692,213	$774,852

*Includes $100,000 of software purchased in ScoreCast acquisition. This amount is being amortized over a three year life. Unamortized amount at March 31, 2008 and December 31, 2007 was $58,333 and $66,667.

Depreciation expense was $84,669 and $79,510 for the three months ended March 31, 2008 and 2007, respectively.

At March 31, 2008 and December 31, 2007, all property and equipment were pledged as collateral for a line of credit, notes payable or capital lease.

5. Interest in Residual Lease Equipment

Interest in Residual Lease Equipment consists of the following:

	March 31,	December 31,
	2008	2007
Residual interests in equipment purchased from E-Z-Go	$1,000,810	$1,181,885
Parview residuals acquisition	311,994	311,994
Residuals recognized on system sales	4,103,483	3,284,422
Yamaha residuals acquisition	237,070	282,637
Interest in residual lease equipment	$5,653,357	$5,060,938

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Deposits and Other Assets

Deposits and other assets consist of the following:

	March 31,	December 31,
	2008	2007
Deposits	$70,756	$38,144
Course holdbacks, net of reserve	19,832	52,973
Unamortized loan costs	356,490	542,017
Unamortized loan costs - warrants	163,357	271,325
Deferred advertising expense	130,000	-
Accounts receivable - long term portion	190,328	202,860
Accounts receivable - NCG restricted cash	856,410	856,410
Deposits and other assets	$1,787,173	$1,963,729

7. Accrued Liabilities and Other Current Liabilities

Other accrued liabilities and current liabilities consist of the following:

	March 31,	December 31,
	2008	2007
Wages, commission and related benefits	$586,752	$352,582
Professional fees	248,278	182,175
Accrued vendor liability	328,517	617,345
Customer deposits	25,000	25,000
Accrued advertising commitments	84,063	241,190
Accrued liability for lease buyouts	991,310	710,651
Sales tax payable	39,954	40,081
Accrued liabilities and other current liabilities	$2,303,874	$2,169,024

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Debt

Debt consists of the following:

	March 31,	December 31,
	2008	2007

9.0%, revolving credit facility, due 2009, interest only payments until August 2009, collateralized by all of the Company's assets	$4,788,786	$5,045,961

9.0%, credit facility, senior secured term loan due 2012, interest only payments until September 2008, 48 equal monthly principal payments plus interest thereafter, collateralized by all of the Company's assets	4,000,000	4,000,000

4¾% Optimal license agreement, with a monthly payment of $24,800, due June 2011	879,221	944,391

7.5% GPSI license agreement, with a quarterly payment of $52,500, due September 2011	735,000	787,500

7¾% Microsoft Capital notes payable due 2010, with a monthly payment of $5,451, collateralized by licensed software rights	153,496	166,496

7¾% Microsoft Capital notes payable due 2011, with a monthly payment of $5,563, collateralized by licensed software rights	169,588	182,575

8¾% Microsoft Capital notes payable due 2011, with a monthly payment of $2,064, collateralized by licensed software rights	72,876	77,439

10 7/10% First Insurance Funding notes payable, with a monthly payment of $6,147, due September 2008, collateralized by a security interest in returned premiums and certain loss payments	36,125	53,590

9.5% First Insurance Funding note payable, with a monthly payment of $7,818, due January 2008, collateralized by a security interest in returned premiums and certain loss payments	56	7,752

Capital lease obligations, collaterilized by equipment, due 2009 to 2011	25,177	27,968

Total debt	10,860,325	11,293,672

Less: Current portion	(6,017,451)	(6,049,788)

Less:

Discount associated with Warrants issued for Credit facility, 10¼% senior secured term loan due 2012,	(608,875)	(643,182)
Discount associated with 7.5% GPSI license agreement due 2011	(86,269)	(98,606)

Long-term debt, net of current maturities and discounts	$4,147,730	$4,502,096

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As part of the revolving credit facility and senior secured note agreements entered into in August 2007, $821,000 was recorded as deferred financing costs which is being amortized as follows:

Amortization Period	Amount
2 years	$459,760
5 years	361,240
$821,000

Deferred financing costs and debt discounts amortized through interest expense is $154,936 for the three months ended March 31, 2008 and $375,606 for the three months ended March 31, 2007.

On August 17, 2007, we entered into a Security Agreement (the “Agreement”) with Calliope Capital Corporation (“Calliope”), which was subsequently amended and restated as discussed in Note 15. The parties to the Agreement also entered into certain related ancillary documents. The credit facility made available under the Agreement is in the aggregate principal amount of $9.0 million, consisting of a $5.0 million revolving loan (the “Revolver”), and a $4.0 million term loan (the “Term Loan”). The Revolver has a two year term. The Term Loan matures in five years and requires amortization of its principal balance in 48 equal monthly payments beginning on September 1, 2008. The Term Loan may not be converted prior to the first anniversary date of the closing and may be prepaid without any penalty at any time during such period. On and after the first anniversary of the date of the Agreement, Calliope shall have the right to convert principal due under the Term Loan into our common stock at a fixed conversion price per share of common stock of (i) $1.40 with respect to the first $1,333,333 of the principal amount; (ii) $1.50 with respect to the next $1,333,333 of the principal amount; and (iii) $1.67 with respect to the remaining $1,333,334 of the principal amount. The proceeds of the loans were used to refinance our existing indebtedness, with the balance available for general working capital purposes. Pursuant to and in connection with the Agreement, we have granted to Calliope a security interest in all of our assets and intellectual property, and we have pledged our ownership interest in ProLink Solutions.

The borrowings under the Revolver and the Term Loan will bear interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%), subject to a floor of 9% and a cap of 13%. Upon an event of default under the loan, the ProLink Entities shall pay additional interest on the outstanding principal balance in an amount equal to two percent (2%) per month. The loan is subject to acceleration in full by Calliope upon the occurrence and during the existence of an event of default.

The Agreement requires us to meet certain financial tests, including, on the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2009: a Consolidated EBITDA for the four (4) fiscal quarter periods ending on September 30, 2009 of not less than $5,000,000; a Consolidated Leverage Ratio not greater than 4.0 to 1.0; and a Consolidated Fixed Charge Coverage Ratio for the four (4) fiscal quarter periods ending on September 30, 2009 of not less than 1.0 to 1.0. In addition, the Agreement contains certain covenants that, among other things, restrict additional indebtedness, liens, investments, restricted payments, transactions with affiliates, asset dispositions, and other matters customarily restricted in such agreements.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the credit facility under the Agreement, we issued a common stock purchase warrant in favor of Calliope. Pursuant to the warrant, Calliope is entitled to purchase from us, at any time after the date thereof and for a period of five years, 3,567,568 shares of common stock at an exercise price of $1.40 for the first one-third of the shares, $1.50 for the next one-third of the shares, and $1.60 for any additional shares.

In connection with the credit facility, we entered into a registration rights agreement with Calliope. Under the registration rights agreement, we agreed to file a registration statement registering for resale shares of our common stock issuable upon conversion of the Term Note and exercise of the warrant no later than 300 days after the date of the Agreement, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter. This registration has not yet been filed. See Note 15 for a discussion of amendment to the Registration Rights Agreement.

In connection with the Revolver loan, we are required to file a borrowing base report as needed for drawing requests with Calliope.  The interest expense of both the Revolver and Term notes are added to the revolver balance on a monthly basis.  The Revolver balance is paid down based on daily bank deposits.  As of March 31, 2008, we have no further availability to draw under the Revolver.

On April 10, 2008, we entered into an Amended and Restated Security Agreement which amended and restated the Agreement in its entirety. See Note 15.

9.	Commitments and Contingencies

Litigation:

On May 15, 2006, a suit was filed against us in the Superior Court, Complex Litigation Docket, Hartford, Connecticut by Blackledge Country Club, Inc. The suit is based on a Service Agreement that was entered into for a GPS system manufactured, supplied, maintained and installed by the Company or with Textron (a contractor). The Company has indemnified Textron from claims from Blackledge. In the third party complaint, Blackledge alleges claims for indemnification, breach of contract and breach of warranty, fraud and negligent misrepresentation against Textron and the Company. Textron and the Company filed Motions to Dismiss the Third-Party Complaint claiming that the contracts involved required arbitration of the claims. The Motion to Dismiss was denied. The parties conducted a mediation in Connecticut which was unsuccessful. After the mediation, the parties tried, unsuccessfully, to settle the case. No Motion for Summary Judgment is pending against the Company. Another mediation is scheduled for July 29, 2008. Trial has been set for October 21, 2008. It is difficult to determine the likelihood of an unfavorable outcome, however an unfavorable outcome is possible. The range of recovery for Blackledge on its claim against the Company is estimated between $0 and $450,000. At March 31, 2008, no liability has been reported in the accompanying condensed consolidated financial statements for any potential loss arising from this claim.

On November 3, 2007, the Company filed a patent litigation action and declaratory judgment action against GPS Industries, Inc. and UpLink Corporation (the “Patent Litigation”) in the United States District Court for the District of Arizona. The Patent Litigation alleges that both GPSI and UpLink infringe upon one or more of the Company’s patents and that an UpLink patent containing claims directed at advertising are invalid due to prior art. The Company does not expect any loss contingencies from this action.

On February 8, 2008, the Company filed a Request for Arbitration with the International Chamber of Commerce (ICC) International Court of Arbitration in relation to a breach of contract dispute against Elumina Iberica, S.A, Elumina Iberica UK Limited, GP ADS, S.L. and GP ADS LTD and related parties as a result of multiple breaches, including non-payment, under its distribution agreement and in connection with the previously announced acquisition of Elumina. Both the distribution agreement and acquisition agreements were terminated in 2008.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 8, 2008, the Company filed a complaint in the United States District Court in Phoenix, Arizona against Kevin Clarke, d/b/a Elumina Uberica UK Limited, a sole proprietorship, to recover damages for non-payment of goods sold and delivered by the Company. The Company has also served a Notice of Arbitration against Elumina Iberica, S.A. to commence an arbitration proceeding against Elumina Iberica, S.A. in accordance with the UNCITRAL Arbitration Rules for arbitration in Phoenix, Arizona as provided for in the parties’ Exclusive Licensing and Distribution Agreement. In the proceeding, the Company is seeking damages for non-payment of goods sold and delivered, breach of representations and warranties, legal fees and consequential damages.

On March 10, 2008, the Company received a demand from David Chessler, former President of ParView, alleging that we were in default under a settlement agreement with Mr. Chessler and making demand that we stipulate to entry of a $666,667 judgment against the Company. The judgment alleges that we are in violation of the settlement agreement for contacting certain courses. The Company does not believe any loss is probable and accordingly has not accrued a liability related to this complaint as of March 31, 2008.

We are involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on ProLink.

Registration Payment Arrangements:

During the first quarter of 2007, through a private offering, we completed a sale of an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. In addition, pursuant to a Registration Rights Agreement, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. As of March 31, 2008, we have an effective registration statement covering these shares.

Registration Rights Agreement:

During the third quarter of 2007, we entered into a security agreement with Calliope (the “Calliope Agreement”), which was subsequently amended and restated as discussed in Note 15. In connection with the credit facility, we issued a common stock purchase warrant to Calliope. Pursuant to the warrant, Calliope is entitled to purchase from the Company, for a period of five years, 3,567,568 shares of common stock at an exercise price of $1.40 for the first one-third of the shares, $1.50 for the next one-third of the shares, and $1.60 for any additional shares.

Additionally, we entered into a registration rights agreement with Calliope. Under the registration rights agreement, we agreed to file a registration statement registering for re-sale shares of common stock of the Company issuable upon conversion of the term note and exercise of the warrant no later than 300 days after the date of the agreement, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter. As of March 31, 2008, we have not filed the registration statement. On April 10, 2008, we amended and restated the registration rights agreement and issued 1,000,000 shares of our common stock to Laurus Master Fund Ltd. We agreed to file a registration agreement registering for re-sale such shares, shares of our common stock issuable upon conversion on the term loans and shares of our common stock issuable upon exercise of the warrant. See Note 15 for a discussion of the amendment to the Registration Rights Agreement.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Minimum Advertising Fee Guarantee:

Three contracts sold in the third quarter of 2007 contained a multi-year guarantee of minimum advertising fees to our customers. These guarantees are for approximately two to five years. The total amount of these guarantees is $180,000. We are accruing these guarantees in prepaid expenses and other current assets and other long-term liabilities on our condensed consolidated balance sheet. A summary of these guarantees for the remaining four fiscal years ending December 31 is as follows:

2008	$50,000
2009	50,000
2010	40,000
2011	40,000
Total	$180,000

ABC Advertising Agreement:

On September 25, 2007, we entered into a Media Representation Agreement in which ABC National Television Sales, Inc. (“ABC”) has agreed to exclusively represent us in the areas of advertising sales to the golf industry. Under the agreement, ABC will provide advertising sales representation for us. ABC will receive commissions on Net Sales (defined as the gross revenues actually collected by ABC from the sale of advertisements on the monitors less advertising agency commissions or other third party expenses) depending on various factors including timing of the advertising contract, identity of advertiser and the type of advertiser. ABC will be responsible for all costs associated with its selling efforts and will provide all invoicing, collection and inventory tracking functions, amongst other things.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Stockholders’ Equity (Deficit)

Common Stock

Options and warrants exercised during the three month period ended March 31, 2008 and year ended 2007 were zero and 2,812,723, respectively, resulting in the issuance of zero and 2,644,443 common shares, respectively. 1,000,000 shares were issued in the first quarter of 2008 as part of our financing agreement with Laurus (see Note 15).

Subsequent to quarter-end, an additional 800,000 shares were issued on April 14, 2008 and recorded as offering costs as part of our Financing Agreement with Laurus.

Series C Convertible Preferred Stock

The Company has 10,000,000 shares of authorized Preferred Stock as of March 31, 2008, with zero shares outstanding. A series of Preferred Stock (“Series C Convertible Preferred Stock”) consisting of 1,142 shares, with a par value of $.001 per share, were issued and subsequently converted to common stock during 2007.

11.	Stock Purchase Warrants

We have outstanding warrants to purchase shares of our common stock. Warrants to purchase 12,959,142 shares of common stock were outstanding as of March 31, 2008, of which 12,692,476 were exercisable. The warrants exercise price ranged from $1.22 to $2.00. The weighted average exercise price of warrants that were exercisable as of March 31, 2008 was $1.42. The weighted average remaining contractual life of warrants outstanding as of March 31, 2008 was $4.14.

During the three months ended March 31, 2008, stock based compensation expense related to warrants was $37,983. We utilize the same assumptions for calculating the fair value of warrants as we use in calculating the fair value of stock options (see Note 12).

12.	Stock Options

We have a 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”) and a 2005 Employee, Director and Consultant Stock Plan (the “2005 Plan”). All options granted under the 2006 and 2005 Stock Option Plans have been granted with exercise prices at or above the market price on the day of the grant. There are 10,000,000 shares reserved under the 2005 Plan and 5,000,000 shares reserved under the 2006 plan. Stock based employee compensation cost is recognized as a component of selling, customer support and general and administrative expense in the Unaudited Condensed Consolidated Statement of Operations. The Company values all share-based payments to employees at fair value on the date of grant and expenses this value over the applicable vesting period, net of estimated forfeitures. The Company’s policy for graded vesting awards is to recognize compensation expense on a straight-line basis over the vesting period. In addition, the Company also has historically granted a smaller number of stock-based awards at various times during the year for new employees, promotions and performance achievements.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective transition method. Under that transition method, employee compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2007, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provision of SFAS 123R.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The fair value of options granted is estimated using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model include (i) annual dividend yield, (ii) weighted-average expected life, (iii) risk-free interest rate and (iv) expected volatility.

The following assumptions were used in estimating the fair value of our options granted:

	March 31, 2008	December 31, 2007
Risk-free interest rate	4.14%	4.7% - 5.31%
Weighted average expected life (years)	6.00	5.86
Expected volatility	87%	60%
Expected dividends	-	-

Expected volatility and expected life consider (i) historical trends and (ii) ways in which future volatility and option lives may differ from those historical trends. Historical volatility was computed using daily pricing observations for a term commensurate with the expected life of the options issued. We believe this method produces an estimate that is representative of our expectations of the volatility over the expected life of our options. The weighted-average expected life is based upon share option exercises, pre and post vesting terminations and share option term expirations. The risk-free interest rate is based on the U.S. Treasury security rate estimated for the expected life of the options at the grant date.

In addition, SFAS 123R requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures is adjusted over the requisite service period should the actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment in the period of the change, which impacts the amount of unamortized compensation expense to be recognized in future periods.

Stock option exercise prices are equal to the market value of our common stock on the date of the grant. During the three months ended March 31, 2008, 400,000 employee options were granted and 253,000 options were forfeited.

During the three months ended March 31, 2008, stock based compensation expense related to options was $216,642, compared to $226,854 of stock based employee compensation expense during the three months ended March 31, 2007. As of March 31, 2008, $1,245,892 of total unrecognized compensation cost related to employee stock options is expected to be recognized over a weighted average period of 1.2 years. Additional information relative to our employee options outstanding as of March 31, 2008 is summarized below:

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate	Aggregate
		Exercise Price	Contractual	Fair	Intrinsic
	Shares	per Share	Term (1)	Value	Value (2)
Outstanding at December 31, 2007	9,715,252	$1.21	8.6	$9,199,588	$644,772
Granted	400,000	0.58	9.9	162,000	-
Exercised (3)	-	-		-
Forfeited or expired	(253,000)	1.65		(371,672)
Outstanding at March 31, 2008	9,862,252	$1.16	8.3	$8,989,916	$613,320

Exercisable at March 31, 2008	6,456,085	$1.16	8.0	$6,529,221	$613,320

(1)	Remaining contractual term is presented in years.
(2)
The aggregate instrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of our common stock as of March 31, 2008, for those awards that have an exercise price currently below the closing price as of March 31, 2008. Awards with an exercise price above the closing price as of December 31, 2007 are considered to have no intrinsic value.

(3)	The aggregate intrinsic value for exercised options was $0 and $2,155,355 for the three months ended March 31, 2008 and 2007, respectively.

A summary of the status of the Company's nonvested shares as of March 31, 2008 and changes during the three months ended March 31, 2008 is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested stock options at December 31, 2007	3,613,937	$0.91
Granted	400,000	0.41
Vested	(354,771)	0.72
Forfeited	(253,000)	1.47
Nonvested stock options at March 31, 2008	3,406,166	$0.72

Subsequent to quarter-end, 200,000 stock options were issued as part of a consulting agreement executed in April 2008.

13.  Net Loss Per Share

Since we incurred a loss from continuing operations for the period ended March 31, 2008 and 2007, potentially dilutive shares applicable to convertible preferred stock, senior secured convertible notes, options and warrants to purchase shares of stock were not included in the computation of diluted net loss per common share because their effect would be anti-dilutive. Potentially dilutive common shares for the three months ended March 31, 2008 and 2007 were 1,459,273 and 5,335,987, respectively. Dilutive common shares give effect to securities, such as stock options, warrants, and convertible securities which have the potential to be exercised.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended March 31,
	2008	2007
Net loss applicable to common shareholders	$(1,585,447)	$(5,774,463)

Weighted-average common shares outstanding (for basic EPS)	47,093,052	36,739,567
Add:
Dilutive share-based employee compensation (a)	-	-
Dilutive warrant shares (a)	-	-
Dilutive convertible term note (b)	-	-
Weighted-average common shares outstanding (for diluted EPS)	47,093,052	36,739,567

Basic EPS	$(0.03)	$(0.16)
Diluted EPS	$(0.03)	$(0.16)

(a) 1,339,635 and 2,972,918 of unexercised employee stock options and warrants were not included in the computation of diluted EPS for the three months ended March 31, 2008 and 2007, respectively, because to do so would have been anti-dilutive.

(b) As of March 31, 2008, the convertible term debt instrument could not be converted into common stock due to the minimum stock price conversion feature. However, had the minimum stock price conversion feature been met along with other stipulations for conversion contained in the agreement, the convertible term debt could potentially have been converted to 2,639,673 shares of common stock. These shares were not included in the computation of diluted EPS for the year ended March 31, 2008 because to do so would have been anti-dilutive.

14.	Sales and Marketing and Financing Agreements

E-Z-Go Sales and Marketing Agreement — In August 2000, ProLink, Inc. entered into a sales and marketing agreement with E-Z-Go. As part of the agreement, E-Z-Go arranged for system sales to a financing company who then leased the systems to golf courses. ProLink, Inc. and subsequently ProLink, received its cost plus a standard markup, with the remaining profit split between ProLink and E-Z-Go. ProLink also receives 50% of the Pay-for-Play revenue generated from the lease, after deductions for finance company debt service, administration fee, and maintenance. We receive 70% of the administration fee and E-Z-Go receives 30% of the fee. We provide maintenance and service for these courses and receive compensation for these services. The E-Z-Go agreement expired in 2005.

The Company has a past due receivable from E-Z-Go recorded at March 31, 2008 in connection with funds due the Company for services rendered under Pay-for-Play agreements billed and administered by E-Z-Go. E-Z-Go disagrees with our calculation of the past due receivable amount and actually claims an amount due to them. However, we believe that we have a strong position and will recover all amounts due.

Financing Agreement— The Company and E-Z-Go were parties to a financing arrangement with an independent third party, NC Golf (NCG), a division of National City Bank. This agreement expired as of December 31, 2005. Under the agreement, NCG obtained the right of first refusal to finance new sales. Prior to expiration, all NCG Pay-for-Play leases were placed in a pool. ProLink provided NCG a limited guarantee of the performance of the Pay-for-Play leases in the portfolio, which has now expired.

We and E-Z-Go have also agreed to remarket, on a best efforts basis, any course assets that do not meet minimum performance criteria. We will be compensated for any remarketing activity.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

During the term of the lease, all Pay-for-Play revenue after payment of “debt service’’ and a monthly processing fee of $7,500 is deposited into an escrow account. “Debt Service’’ is defined as the amount needed to fully amortize to zero NCG’s purchase costs plus a rate of return, over the life of the lease. Funds will be released from escrow when the minimum reserve amount (less amounts paid by E-Z-Go or us) is accumulated in the escrow account. After payment of the service and administration cost, any remaining funds will be distributed 90% to us and 10% to NCG. If course assets are sold, any residual amount after payment of debt service (if any is owed) will be distributed under the same formula. See Note 5 for our interest in residual lease equipment.

Certain service revenues associated with Pay-for-Play leases are administered under an arrangement with NCG. Under the terms of the program, the Pay-for-Play transactions are pooled and are subject to a maximum reserve of 10% of the leases entered into during the first twelve months of the agreement. Further, any revenues received from Pay-for-Play transactions in excess of the debt service amount is held in escrow, up to an amount equal to the maximum reserve. As of March 31, 2008 and December 31, 2007, the reserve, presented in “Deposits and Other Assets” on the Unaudited Condensed Consolidated Balance Sheet was $856,410 for both periods presented.

15. Subsequent Events

Laurus Agreement:

On April 10, 2008, ProLink Holdings Corp. (the “Company”) and its operating subsidiary, ProLink Solutions, LLC (“ProLink Solutions” and, together with the Company, the “ProLink Entities”), entered into a definitive Amended and Restated Security Agreement (the “Agreement”), by and among the ProLink Entities, Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, Ltd. (“Valens Offshore”), PSource Structured Debt Limited (“PSource”), Calliope Capital Corporation (“Calliope” and, together with Valens U.S., Valens Offshore and PSource, the “Lenders”) and LV Administrative Services, Inc., as collateral agent for the Lenders (the “Agent”). The Agreement amended and restated in its entirety that certain Security Agreement, dated as of August 17, 2007, by and among the ProLink Entities and Calliope and subsequently assigned to the other Lenders (the “Original Agreement”), as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2007. The parties to the Agreement also entered into certain related ancillary documents. The loan funded on April 10, 2008.

The $12,100,000 credit facility made available under the Agreement (the “Credit Facility”), which increased the facility under the Original Agreement by an aggregate amount of $3,100,000, consists of (i) an Amended and Restated Secured Revolving Note issued to Calliope, which increased the principal amount loaned thereunder from $5,000,000 to $6,000,000 (the “Revolver”) and (ii) a term loan (the “Term Loan”), consisting of Amended and Restated Secured Convertible Term Notes issued to each of Valens U.S., Valens Offshore and PSource, in the principal amounts of $1,465,325, $2,298,375 and $2,336,300, respectively (collectively, the “Term Notes”), which increased the aggregate principal amount loaned thereunder from $4,000,000 to $6,100,000. The Revolver matures on August 31, 2010, and the Term Loan matures on August 31, 2012 and requires amortization of its principal balance in 60 equal monthly payments beginning on October 1, 2008, subject to acceleration upon the occurrence of an event on default. On and after August 17, 2008, the holder shall have the right to convert any portion of the outstanding amount of principal due under the Term Loan into shares of the Company’s common stock, at a fixed conversion price per share of (a) $1.35 with respect to the first $2,100,000 of the principal amount; (b) $1.40 with respect to the next $1,333,334 of the principal amount; (c) $1.50 with respect to the next $1,333,334 of the principal amount; and (d) $1.67 with respect to the remaining $1,333,332 of the principal amount.

Pursuant to and in connection with the Agreement, the ProLink Entities granted to the Lenders a security interest in their assets and property, including a security interest in the intellectual property of the ProLink Entities in favor of the Agent, as set forth in the Amended and Restated Intellectual Property Security Agreement, by and among the ProLink Entities and the Agent. Additionally, the Company pledged to the Lenders, in favor of the Agent, its ownership interest in ProLink Solutions, pursuant to the Amended and Restated Membership Interest Pledge Agreement, by and among the ProLink Entities and the Agent.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The borrowings under the Revolver and the Term Loan will bear interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time plus 2.5%, subject to a floor of 9% and a cap of 13%. Upon an event of default under the loan, the ProLink Entities shall pay additional interest on the outstanding principal balance in an amount equal to 2% per month until the default is cured. The Agreement requires the Company to meet certain financial tests, including, on the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2009: a consolidated EBITDA for the prior four fiscal quarters of not less than $5,000,000; a consolidated leverage ratio (as defined in the Agreement) not greater than 4.0 to 1.0; and a consolidated fixed charge coverage ratio (as defined in the Agreement) for the prior four fiscal quarters of not less than 1.0 to 1.0.

In connection with the Credit Facility, the ProLink Entities are required to pay an additional interest calculated at 2% of gross revenues (not including third party payments) payable in cash monthly on the 15th of each month for a period no less than 10 years, the first payment of which is due by October 15, 2008. The Company has the option to prepay this additional interest obligation. The Company shall have the option of paying 20% of such monthly amount in shares of the Company’s common stock so long as the number of such shares does not exceed 25% of the average number of shares of the Company’s common stock traded per day for the 20 consecutive trading days prior to such payment date. The number of shares shall be determined using the average closing trading price for the 20 consecutive trading days prior to such payment made. Notwithstanding the results of the preceding calculation, the Company shall have the option to pay at least ten percent of such monthly amounts in shares of the Company’s common stock.

In connection with and subject to the closing of the Credit Facility, and pursuant to a proposal letter, the Company issued to Laurus Master Fund, Ltd. (“Laurus”), in favor of the Lenders, an aggregate of 1,000,000 shares of its common stock (the “Closing Shares”). The Closing Shares will be subject to a lock-up period until September 30, 2008, during which time Closing Shares cannot be sold or otherwise transferred without the prior written consent of the Company. Additionally, for the period from October 1, 2008 until March 31, 2009, any dispositions made by Laurus and the Lenders will be subject to the volume limitations under Rule 144 of the Securities Act of 1933, as amended.

In connection with the Credit Facility, the Company entered into an amended and restated registration rights agreement (the “Amended Registration Rights Agreement”) with the Lenders, which amended and restated in its entirety that certain Registration Rights Agreement, dated as of August 17, 2007, by and among the ProLink Entities and Calliope, as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2007. Pursuant to the Amended Registration Rights Agreement, the Company will file a registration statement (the “Registration Statement”), registering for resale the Closing Shares, shares of common stock issuable upon conversion of the Term Notes and shares of common stock issuable upon exercise of the warrants issued pursuant to the Original Agreement, and use commercially reasonable efforts to cause such Registration Statement to become effective as soon as possible after filing and no later than September 27, 2008. In the event that the Registration Statement is not filed or declared effective when due, or if the Registration Statement ceases to be effective during the required period set forth in the Amended Registration Rights Agreement, for more than 20 consecutive trading days or for a period of 30 trading days in the aggregate per year, or if the Company’s common stock is not listed or quoted or is suspended from trading on any trading market for a period of three consecutive trading days without cure within 30 days of notice thereof, then in addition to any rights available to the Lenders under the Amended Registration Rights Agreement or applicable laws, the Company is required to pay to each Lender an amount in cash equal to 1% of the aggregate original principal amount of the Term Loan, calculated on a daily bais for each 30-day period, until such event is cured.

Subsequent to quarter-end, an additional 800,000 shares were issued on April 14, 2008 and recorded as offering costs as part of our Financing Agreement with Laurus.

PROLINK HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Other Events

Subsequent to quarter-end, 200,000 stock options were issued as part of a consulting agreement executed in April 2008.

On May 12, 2008, ProLink Solutions, LLC. signed an exclusive distribution agreement with Sport Business Group to install our systems at golf courses and resorts throughout France. Sport Business Group will oversee the sales, installation and service of our screens mounted on golf carts in France. Sport Business Group and ProLink will partner on the advertising platform on the ProLink-installed courses across France, which include more than 400 courses.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
ProLink Holdings Corp.

We have audited the accompanying consolidated balance sheets of ProLink Holdings Corp. and subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProLink Holdings Corp. and subsidiary at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
April 14, 2008

PROLINK HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,829,496	$2,448,354
Accounts receivable, net of an allowance for doubtful accounts of $5,221,919 and $628,660, respectively	4,159,184	2,701,343
Inventories, net of allowance of $239,373 and $410,055	2,619,457	2,364,236
Prepaid expenses and other current assets	1,611,382	559,562
TOTAL CURRENT ASSETS	11,219,519	8,073,495

EQUIPMENT, NET	774,852	855,383
INTANGIBLE ASSETS, net of accumulated amortization of $1,126,045 and $726,465	2,059,776	2,308,239
GOODWILL	259,149	-
INTEREST IN RESIDUAL LEASE EQUIPMENT	5,060,938	4,404,366
DEPOSITS AND OTHER ASSETS	1,963,727	960,078

TOTAL ASSETS	$21,337,961	$16,601,561

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$4,427,266	$4,586,310
Accrued liabilities	2,169,024	1,914,662
Current portion of long-term debt and short-term financing	6,049,788	5,485,188
Deferred revenue	195,680	316,276
TOTAL CURRENT LIABILITIES	12,841,758	12,302,436

LONG-TERM DEBT, net of current portion and discount of $741,788 and $360,376	4,502,096	3,708,805
OTHER LONG-TERM LIABILITIES	130,000	-

TOTAL LIABILITIES	17,473,854	16,011,241

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Series C Preferred shares, par value $.001, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common shares, par value $.0001; 200,000,000 shares authorized;
47,038,107 and 34,927,781 issued and outstanding at December 31, 2007 and 2006	4,704	3,493
Additional paid-in capital	33,989,336	16,323,377
Accumulated deficit	(30,129,933)	(15,736,550)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	3,864,107	590,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$21,337,961	$16,601,561

The accompanying notes are an integral part of the Consolidated Financial Statements

PROLINK HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2007	2006
REVENUES:
New System Sales
Domestic	$7,147,986	$8,053,824
International	6,471,653	5,653,507
Upgrades	5,766,835	4,030,168
Total New System Sales	19,386,474	17,737,499

Service Revenue	2,529,048	2,607,143
Finance Revenue, net	2,350,126	1,200,219
Advertising Revenue	939,977	58,624

TOTAL REVENUE	25,205,625	21,603,485

COST OF REVENUES:
New System Cost:
Domestic	3,571,919	3,480,686
International	3,269,796	3,199,215
Upgrades	3,132,212	2,546,777
Total New System Cost	9,973,927	9,226,678

Service Cost	3,189,403	4,164,178
Advertising Cost	420,153	4,654
Other Cost	167,729	-
TOTAL COST OF REVENUE	13,751,212	13,395,510

GROSS MARGIN	11,454,413	8,207,975

OPERATING EXPENSES:
Sales and Marketing	3,902,234	2,923,967
Partner Management and Customer Support	2,435,835	1,486,059
Research and Development	813,687	805,258
General and Administrative	8,396,742	6,476,737
Bad Debt Expense	4,617,391	205,945
TOTAL OPERATING EXPENSES	20,165,889	11,897,966

INCOME (LOSS) FROM OPERATIONS	(8,711,476)	(3,689,991)

OTHER INCOME (EXPENSE):
Interest Expense	(934,610)	(1,280,743)
Gain on Early Extinguishment of Debt	-	929,577
Other (Income) Expense	(1,026,359)	397,969
TOTAL OTHER INCOME (EXPENSE)	(1,960,969)	46,803

LOSS BEFORE TAXES	(10,672,445)	(3,643,188)

Income Tax Provision	-	-

NET LOSS	(10,672,445)	(3,643,188)
Dividends on Series C Preferred Shares	(3,720,938)	-
NET LOSS APPLICABLE
TO COMMON SHAREHOLDERS	$(14,393,383)	$(3,643,188)

BASIC LOSS PER COMMON SHARE	$(0.34)	$(0.10)

DILUTED LOSS PER COMMON SHARE	$(0.34)	$(0.10)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	42,563,234	34,747,781
Diluted	42,563,234	34,747,781

The accompanying notes are an integral part of the Consolidated Financial Statements

PROLINK HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity

Balance as December 31, 2005	34,301,531	$3,430	$14,121,411	$(12,093,362)	$2,031,479

Series C Preferred Shares converted to common stock	1,000,000	100	959,900	-	960,000
Stock-based compensation	-	-	816,205	-	816,205
Acquisition of remaining interest in ProLink Solutions from
Parview, Inc. and other	(423,750)	(42)	(587,186)	-	(587,228)
Lowe Residual	50,000	5	74,995	-	75,000
Warrant expense relating to financing	-	-	938,052	-	938,052
Net income	-	-	-	(3,643,188)	(3,643,188)

Balance as of December 31, 2006	34,927,781	3,493	16,323,377	(15,736,550)	590,320

Series C Preferred Shares converted to common stock	8,622,927	862	-	-	862
Issuance of Series C and dividends	-	-	11,640,090	(3,720,938)	7,919,152
Common stock and warrants issued	219,000	22	4,590,278	-	4,590,300
Stock-based compensation	-	-	1,435,918	-	1,435,918
Exercises of stock-based options and warrants	3,268,399	327	(327)	-	-
Net loss	-	-	-	(10,672,445)	(10,672,445)

Balance as of December 31, 2007	47,038,107	$4,704	$33,989,336	$(30,129,933)	$3,864,107

The accompanying notes are an integral part of the Consolidated Financial Statements

PROLINK HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2007	2006

Net loss	$(10,672,445)	$(3,643,188)

Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	737,479	509,536
Stock-based compensation	1,435,918	816,205
Amortization of warrants related to financing	742,399	-
Non-cash interest payment	273,726	-
Amortization of prepaid consulting	62,661	-
Loss on disposal of equipment	-	16,298
Gain on early extinguishment of debt	-	(929,577)
Non-cash component of Yamaha gain	-	(441,123)
Residual value of leases	(656,572)	(251,121)
Provision for uncollectible receivables	4,593,259	36,974
Provision for obsolete and slow moving inventory	(170,682)	(795,165)
Accretion of discount on notes payable	468,816	280,340
Gain on reduction of reserves	-	(397,201)
Gain on sale of available-for-sale investments	-	(10,649)
Warrant revaluation	81,591	-

Changes in working capital components:
Accounts receivable	(6,051,100)	(1,950,492)
Inventories	(84,539)	(534,139)
Prepaid expenses and other assets	(878,822)	(657,246)
Accounts payable	(159,044)	2,494,834
Accrued liabilities	254,362	493,319
Deferred revenue	(120,596)	(6,027)
Other long-term accrued liabilities	130,000	-

Net cash used in operating activities	(10,013,589)	(4,968,422)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(156,567)	(229,564)
Purchase of Scorecast	(429,150)	-
Asset acquisition	-	(2,439,271)
Proceeds from the sale of fixed assets	-	13,464
Proceeds from sale of available-for-sale investments	-	478,649

Net cash used in investing activities	(585,717)	(2,176,722)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(16,044,469)	(7,050,398)
Debt extinguishment	-	4,260,000
Proceeds from sale of Series C Convertible Preferred Stock and receipt of stock subscriptions receivables	11,420,000	-
Fees paid in connection with financing transaction	(1,749,872)	(40,000)
Proceeds from Laurus factoring agreement	13,155,854	-
Proceeds from factoring agreement	835,907	-
Proceeds from FOC factoring agreement	1,341,886	-
Proceeds from credit facility	1,900,000	-
Proceeds on the borrowing on notes payable	121,142	10,321,442

Net cash provided by financing activities	10,980,448	7,491,044

NET INCREASE IN CASH	381,142	345,900
Cash and cash equivalents, at beginning of the period	2,448,354	2,102,454
Cash and cash equivalents, at end of the period	$2,829,496	$2,448,354

The accompanying notes are an integral part of the Consolidated Financial Statements

PROLINK HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended December 31,
	2007	2006
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$579,293	$341,282

Cash paid during the year for income taxes	$-	$-

The accompanying notes are an integral part of the Consolidated Financial Statements

PROLINK HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:

 Our business involves the design, manufacture, maintenance and sale of GPS golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of the systems that we sell, and the brokering of the financing of the systems that we sell for our golf course partners. The target profile for GPS golf course management systems includes resort courses, high-end daily fee facilities and residential golf communities. These facilities include large-scale golf-centric resorts and developments. A secondary market includes the mid-range facilities, lower-end daily fee facilities and municipal golf courses. We sell our systems, either directly or through distributors in North America and in various other countries.

Basis of Presentation  - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”).

Principles of Consolidation  — The consolidated financial statements as of and for the years ended December 31, 2007 and 2006, include ProLink Holdings Corp. and its operating subsidiary ProLink Solutions, LLC, (collectively, the “Company”, “we,” “our” or “us”). All inter-company accounts and transactions have been eliminated.

Summary of Significant Accounting Policies:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the accompanying consolidated financial statements and related footnotes. Management bases its estimates and assumptions on historical experience, industry trends and various other sources of information and factors. Actual results may differ from these estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under different assumptions and conditions. We have identified the following accounting principles that we believe are key to an understanding of our financial statements and require management’s most difficult, subjective judgments.

Use of Estimates— The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include valuation allowances for inventory and accounts receivable, including the service receivables under Pay-for-Play agreements, accruals for certain liabilities, including contingent liabilities accrued since inception, liabilities related to potential litigation, valuation of options and warrants to purchase our common stock, the carrying values of interests in residual lease equipment, impairment of intangible assets and goodwill, and the valuation of acquired and repurchased assets. Due to the uncertainties inherent in the estimation process and the significance of these items, it is at least reasonably possible that the estimates in connection with these items could be further materially revised within the next year.

Reclassifications— For comparative purposes, certain prior period amounts have been reclassified to conform to current year presentation. Such reclassifications had no effect on net loss. Cost directly related to service revenues have been reclassified to cost of sales and excess labor for departments normally classified as cost of goods reclassified to operating expenses to reflect time spent on customer service activities.

Additionally, for system refinancing sales, 2006 revenue associated with the lease buy-outs have been reclassified from cost of sales to revenue.

Liquidity. At December 31, 2007, the Company had cash and cash equivalents of approximately $2,800,000 and a working capital deficit of approximately $1,600,000. Additionally, the Company has incurred significant losses since its inception.

Management has taken several actions to ensure that the Company will continue as a viable entity through December 31, 2008, including the implementation of a plan to reduce overhead expenses and personnel, and reductions in discretionary expenditures. Further, as discussed in Note 10 -Debt to the Consolidated Financial Statements filed as part of this Prospectus, the Company has received a commitment letter from Calliope Capital Corporation for an increase in the Company’s term loan of $2,000,000 and an increase in the Company’s revolving credit facility of $1,000,000. Management believes that these actions will enable the Company to fund operations through the next year.

Fair Value of Financial Instruments. We use financial instruments in the normal course of our business. The carrying values of cash equivalents, accrued compensation and related costs, other current liabilities and other long-term liabilities approximate fair value based on their short maturities or on borrowing rates currently available to the Company for loans with similar terms and maturities. The carrying value of all other financial instruments, potentially subject to valuation risk, principally consisting of accounts receivable and accounts payable, also approximate fair value. The carrying value of long-term debt is based on commercial interest rates available to the Company.

Cash and Cash Equivalents. Cash and cash equivalents are defined as cash and short-term highly liquid deposits with initial maturities of three months or less. The Company maintains cash balances at a financial institution. Deposits not to exceed $100,000 for each institution are insured by the Federal Deposit Insurance Corporation. At December 31, 2007, the Company has uninsured cash and cash equivalents in the amount of approximately $2,900,000.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, accounts receivable, and notes receivable, including receivables from major customers. The Company grants credit to domestic and international customers. Exposure to losses on accounts receivable is principally dependent on each client’s financial position. The Company performs ongoing credit evaluations of its clients’ financial condition.

Accounts Receivable. We maintain an allowance for doubtful accounts based upon our estimates of amounts that will be realized from customers. We develop the allowance based upon our experience with specific customers and our judgment as to the likelihood of ultimate payment. We consider the collection experience of the entire portfolio of our receivables and make estimates regarding collectibility based on trends in aging. If the financial condition of our customers were to deteriorate, impairing their ability to make payments, an increase in the allowance could be required in the future. In addition, a large component of our accounts receivable balance is due from third party lenders, subject to maintaining minimum reserve requirements with the lender. The inability to maintain minimum reserves with third party lenders will impair our ability to collect on current and future service revenues and may result in an increase in an allowance in future periods. Such an increase would reduce income. At December 31, 2007 and 2006, substantially all of the Company’s accounts receivable were pledged as collateral for a line of credit or notes payable. The changes to the allowance for doubtful accounts for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Balance at the beginning of the year	$628,660	$440,815
Provisions*	4,604,772	236,639
Bad debts charged to reserves, net of recoveries	(11,513)	(48,794)
Balance at the end of the period	$5,221,919	$628,660

* Includes fully reserved trade receivable of $4,543,706 from our European distributor Elumina.

The Company does not charge interest on past due amounts related to accounts receivable.

Inventories. We value our inventories at the lower of cost (first-in, first-out basis) or market. Inventories are primarily comprised of finished electronic hardware, service parts and repair components. Inventories are reported net of valuation and obsolescence reserves, which totaled $239,373 and $410,055 at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, substantially all of the Company’s inventory was pledged as collateral for a line of credit or notes payable.

Allowance for Inventory Obsolescence - We maintain an allowance for obsolete and slow-moving inventory based upon a review of sales trends of products, the development of new technology, both internally and externally, and the changes to current product lines, as well as other various factors. Increases in this reserve in future periods would result in a decrease in income.

Equipment. Equipment is recorded at cost less accumulated depreciation. Improvements or betterments, which extend the life of an asset, are capitalized. Expenditures for maintenance and repair costs are expensed as incurred. Gains or losses resulting from property and equipment retirements or disposals are credited or charged to earnings in the year of disposal. Depreciation is computed over the estimated useful life of the asset using the straight-line method.

Leasehold improvements are recorded at cost and are amortized over their estimated useful lives or the lease term, whichever is shorter.  The estimated useful lives of property and equipment are:

Computer equipment	1 - 3 years
Equipment	3 - 7 years
Office furniture and equipment	5 years
Leasehold improvements	3 years

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Impairment of Long-lived Assets. We assess the recoverability of long-lived assets when events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. If undiscounted expected cash flows to be generated by a long-lived asset or asset group are less than its carrying amount, we record an impairment to write down the long-lived asset or asset group to its estimated fair value. Fair value is estimated based on discounted expected future cash flows.

Licenses. Licenses are recorded at cost and amortized over the remaining life of the patents.

Revenue Recognition:

ProLink’s revenues are derived from multiple sources and are reported under the following classifications:

System sales revenue is derived from the sale of our GPS systems. Revenue from the sale, which includes new system installations and upgrades, through our direct sales channels other than distributors, is generally recognized upon installation of the system and acceptance by the golf course customer. Sales to international distributors are generally recognized upon shipment from our contract manufacturer. Cash consideration paid to the customer in excess of the fair value of the equipment received in an upgrade is treated as a reduction in revenue.

Service revenue derived from service contracts in effect with users of our System is recognized monthly at the time of billing. For service requirements outside of the scope of service contracts, customers are billed on a time and materials basis. Service revenue from golf course customers with Pay for Play leases is retained by third party lease companies until certain escrow amounts are attained. Revenue is recognized based on a fee per round played at participating courses.

Financing revenue is earned from providing or arranging financing with third party lenders for golf courses for the purchase of the ProLink GPS system. Revenue is earned upon the binding execution of the financing transaction. In certain transactions, where we act strictly as an agent, the revenues are recorded on a net basis.

Advertising revenue - We earn revenue from the sale of advertising as well as the related administrative and processing fees for delivering this advertising on GPS system screens located on our customers’ golf courses. These revenues are recognized proportionately as the services are rendered over the term of the advertising contract.

Costs of Revenues and Operating Expenses:

Cost of System Sales - The cost of system sales include the direct material cost of the hardware and related peripherals, direct and contract labor to install, the cost of shipping and freight, licensing and any duties or taxes.

Cost of Service - Service costs are largely fixed costs including salaries, benefits, travel and supply costs of our service support team and are recognized as incurred. These costs include the support center located in Chandler, Arizona as well as the costs of service technicians in the field. Service technicians provide support to the golf course in addition to providing labor for installation. When the technician performs installations their costs are allocated to the cost of the system sales.

Interest in Residual Lease Equipment - During 2007 and 2006, we acquired interest in residual lease equipment and recorded these interests at their estimated fair value at the time of acquisition based upon the assumption that the equipment will be resold upon expiration of the related leases to new or existing customers. In addition, during the year ended December 31, 2006, the Company commenced recording a residual value on all new system installations. Based on our historical operating activity, these residual values are recorded at approximately $250 or $600 per unit, depending upon the unit installed. Should the market for used GPS equipment not be as strong as anticipated by management, the value of this equipment could decrease substantially requiring the recorded value of the asset to be reduced. This would decrease our income in future periods.

Cost of Advertising– We are securing the rights to sell and deliver advertising on GPS system screens located on our customers’ golf courses through exclusive agreements (ProFit) executed with the courses. These ProFit agreements entitle the golf course to a percentage of the net revenue earned from advertising placed on the GPS system at their course. These costs are recognized proportionately as the revenues are earned.

Shipping and Handling Costs– Shipping and handling costs associated with the shipment of our products are included in the cost of revenues.

Operating Expense - Operating expenses are comprised primarily of salaries, benefits and related costs for management and operations staff, legal, accounting and other professional fees, travel expenses, facility and information technology costs.

Returns and Allowances. We have not experienced significant returns or warranty claims to date and, as a result, have not recorded provisions for the cost of returns and product warranty claims at December 31, 2007 or 2006.

Advertising and Marketing Costs. We expense advertising and marketing costs as incurred. Advertising costs include public relations, trade show fees, brochures and other point-of-sale expenses. Advertising expenses were approximately $352,907 and $317,150 for the periods ended December 31, 2007 and 2006, respectively.

Net Earnings (Loss) per Share — Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive common shares give effect to securities, such as stock options, warrants, and convertible securities which have the potential to be exercised.

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” requires that our grants of employee equity share options, non-vested shares, and similar equity instruments be treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options, which are calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that we have not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

Since we incurred a loss from continuing operations for the periods ended December 31, 2007 and 2006, potentially dilutive shares applicable to convertible preferred stock, senior secured convertible notes, options, and warrants to purchase shares of common stock were not included in the computation of diluted net loss per common share because their effect would be anti-dilutive. Potentially dilutive common shares for the years ended December 31, 2007 and 2006 were 1,459,273 and 5,335,987, respectively. Dilutive common shares give effect to securities, such as stock options, warrants, and convertible securities which have the potential to be exercised.

	For the Years Ended
	December 31,	December 31,
	2007	2006

Net loss applicable to common shareholders	$(14,393,383)	$(3,643,188)

Weighted-average common shares outstanding (for basic EPS)	42,563,234	34,747,781
Add:
Dilutive share-based employee compensation (a)	-	-
Dilutive warrant shares (a)	-	-
Dilutive convertible term note (b)	-	-
Weighted-average common shares outstanding (for diluted EPS)	42,563,234	34,747,781

Basic EPS	$(0.34)	$(0.10)
Diluted EPS	$(0.34)	$(0.10)

(a) 1,573,293 and 5,335,987 of unexercised employee stock options and warrants were not included in the computation of diluted EPS for the years ended December 31, 2007 and 2006, because to do so would have been anti-dilutive.

(b) As of December 31, 2007, the convertible term debt instrument could not be converted into common stock due to the minimum stock price conversion feature. However, hd the minimum stock price conversion feature been net along with other stipulations for conversion contained in the agreement, the convertible term debt could potentially been converted to 2,639,673 shares of common stock. These shares were not included in the computation of diluted EPS for the year ended December 31, 2007 because to do so would have been anti-dilutive.

Stock-Based Compensation – The Company periodically issues shares of common stock for services rendered or for financing cost. Such shares are valued based on the market price on the transaction date.

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs.

The Company expenses stock options and warrants under the provisions of the Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (SFAS 123(R)). Stock-based compensation represents the cost related to stock based awards granted to employees and others. The Company measures stock-based compensation cost at the grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the requisite service period. The Company estimates the fair value of stock options using a Black-Scholes valuation model. The expense is recorded in the Consolidated Statements of Operations.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Income Taxes— We reported $0 in income taxes for the periods ended December 31, 2007 and 2006. The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Our effective tax rates during the year ended December 31, 2007 and 2006 were 0% for both years after application of our net operating losses.

Based on historical operating losses and projections for future taxable income, the Company concludes it is more likely than not that the Company will not fully realize the benefits of its net operating loss carryforwards. The Company has not, therefore, recorded a tax benefit from its net operating loss carryforwards for the periods ended December 31, 2007 or 2006.

Recent Accounting Pronouncements:

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) issue 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is Gross Versus Net Presentation)” (“EITF 06-3”). EITF 06-3 addresses income statement presentation and disclosure requirements for taxes assessed by a governmental authority that are directly imposed on and concurrent with a revenue-producing transaction between a seller and a customer, including sales, use, value-added and some excise taxes. EITF 06-3 permits such taxes to be presented on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues). The Company has historically presented and will continue to present such taxes on a net basis.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48,”Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest, and penalties accounting in interim periods and disclosure.

The Company adopted the provisions of FIN 48 on January 1, 2007. The Company determined it had no material adjustment to income tax accounts as of January 1, 2007. At December 31, 2007, there were no additional unrecognized tax benefits. It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. As of both the date of adoption and the current period, the Company has concluded it has no uncertain tax positions. As a result of its historical net operating losses, the statute of limitations remains open for each tax year since the Company was formed in 2004. The Company is not currently under examination by any taxing authorities.

No provision for income taxes was required for the years ended December 31, 2007 and 2006. Based on historical operating losses and projections for future taxable income, it is more likely than not that the Company will not fully realize the benefits of its net operating loss carry forwards. The Company has not, therefore, recorded a tax benefit from its net operating loss carry forwards for either the years ended December 31, 2007 or December 31, 2006.

In September 2006, the FASB ratified Emerging Issues Task Force Issue (“EITF”) No. 06-1, “Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider.” This guidance requires the application of EITF No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer,” when consideration is given to a reseller or manufacturer for benefit to the service provider’s end customer. EITF No. 01-9 requires the consideration given to be recorded as a liability at the time of the sale of the equipment, and provides guidance for the classification of the expense. EITF No. 06-1 is effective for the first fiscal year that begins after June 15, 2007. We do not expect the adoption of EITF No. 06-1 to have a material impact on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). The objective of the statement is to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. SFAS 157 will be effective for interim and annual reporting periods beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to have a material impact on our financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). The Statement permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 will be effective for the first fiscal year that begins after November 15, 2007. We have not yet determined whether we will adopt the alternatives provided in this standard.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” which was effective for all business acquisitions with an acquisition date on or after January 1, 2009. This statement generally requires an acquirer to recognize the assets acquired, the liabilities assumed, contingent purchase consideration, and any non-controlling interest in the acquiree, at fair value on the date of acquisition. SFAS No. 141R also requires an acquirer to expense most transaction and restructuring costs as incurred, and not include such items in the cost of the acquired entity. We are currently evaluating the impact of the adoption of SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued FAS 160 which changes the accounting and reporting for minority interests. Minority interests will be re-characterized as non-controlling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions.

In addition, net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. FAS 160 is effective for annual periods beginning on or after December 15, 2008. The Company does not expect the adoption of FAS 160 to have an effect on its financial statements.

2. ACQUISITIONS

Acquisition of ScoreCast:

On January 17, 2007, we acquired substantially all of the operating assets of ScoreCast, Inc., including scoring software used in the golf industry, ScoreCast Golf Tournament Software, for approximately $429,000 in cash plus warrants to purchase 150,000 shares of our common stock at an exercise price $1.60 per share. The ScoreCast acquisition was not deemed material by management under the rules of the SEC. As such, not all disclosures of a material acquisition are made. The following information represents the details of the equity and cash used in the acquisition and the allocation to the assets received on the date of acquisition:

Purchase Price:
Cash	$429,150
Stock warrants issued	81,916
Total purchase price	511,066
Allocated as follows:
Property and equipment	100,000
Excess purchase price to be allocated	$411,066

Excess purchase price allocated as follows:
Other intangible assets	$151,917
Goodwill	259,149
Total allocated	$411,066

3. RELATED PARTY TRANSACTIONS

FOC Financial LP — On June 6, 2007, we entered into a Letter Agreement with FOC Financial Limited Partnership (“FOC”). Steven D. Fisher, one of the members of the Company’s board of directors, is the General Partner of FOC. Pursuant to the Letter Agreement, FOC made advances to us from time to time in amounts not exceeding an aggregate of $1,500,000 (the “Loan”), collateralized by golf course management systems sold to golf courses. FOC advanced 90% of the base purchase price of a ProLink GPS System, less a 1% origination fee. If any system funded pursuant to the Letter Agreement is rejected or returned, the Company has agreed to provide priority remarketing for that system. The Loan was evidenced by a Revolving Promissory Note that bears interest at 15% per annum on its outstanding principal balance. Further, in order to induce FOC to enter into the Letter Agreement, we agreed to issue a warrant to purchase 300,000 shares of the Company’s common stock to FOC at an exercise price of $1.35 per share, which was the market value as of 4 p.m. on June 6, 2007, and with a term of 10 years. Of the 300,000 warrants issued, 200,000 were terminated on September 28, 2007, which led to accelerated recognition of the expense associated with the warrants.

On June 22, 2007, we entered into an Amended and Restated Letter Agreement with FOC. The Amended and Restated Letter Agreement eliminated the requirement that domestic receivables have prior credit approval and allowed borrowing on foreign receivables. In addition, FOC will advance 100% of any accounts receivable related to a foreign purchaser. The Amended and Restated Letter Agreement is evidenced by a promissory note with the same terms as the original Loan (see above). No additional warrants were issued in connection with the amendment of the loan.

On August 17, 2007, we entered into a loan with Calliope (the “Calliope Agreement”) the proceeds of which were used to retire the then outstanding debt to FOC (See Note 10).

Andrew Wing— On July 10, 2006, we appointed Mr. Andrew L. Wing as a member of the Board of Directors. In connection with such appointment, we entered into a Consulting Agreement, dated July 10, 2006, with Mr. Wing. The Consulting Agreement provides that Mr. Wing will provide certain advertising sales services to us in exchange for commissions, 5% for the first three years and 2% for the fourth and fifth years, that will be paid from revenues received by us from advertisers. After the fifth year, no further commissions will be paid. The Consulting Agreement shall continue on a month-to-month basis and may be terminated by us upon written notice. ProLink has not paid any commissions to Mr. Wing as of December 31, 2007. Mr. Wing resigned his position as director in 2008.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of December 31, 2007 and 2006:

	2007	2006

Unamortized loan costs	$411,400	$-
Unamortized loan costs - warrants	435,547	-
Prepaid advertising	236,424	-
Prepaid insurance	168,935	89,823
Prepaid expenses	161,675	158,650
Prepaid rent	6,414	25,366
Deferred development costs	146,315	-
Prepaid consulting	44,672	285,723
Prepaid expenses and other current assets	$1,611,382	$559,562

5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2007 and 2006:

	2007	2006

Manufacturing equipment	$116,063	$87,521
Course assets	25,024	25,024
Office equipment and fixtures	108,052	104,152
Computer hardware	286,606	224,226
Computer software*	855,187	699,642
Leasehold improvements	100,289	94,089
Total property and equipment	1,491,221	1,234,654
Less: Accumulated depreciation	(716,369)	(379,271)
Property and equipment, net	$774,852	$855,383

*Includes $100,000 of software purchased in ScoreCast acquisition. This amount is being amortized over a three year life. Unamortized amount at December 31, 2007 is $66,667.

Depreciation expense was $337,098 and $247,965 for the years ended December 31, 2007 and 2006, respectively.

At December 31, 2007 and 2006, all property and equipment were pledged as collateral for a line of credit, notes payable or capital lease.

6. INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2007 and 2006:

	2007	2006
Optimal license	$1,900,000	$1,900,000
GPSI license	1,134,704	1,134,704
ScoreCast intangible	151,917	-
Total intangibles	3,186,621	3,034,704
Less: Accumulated amortization	(1,126,845)	(726,465)
Licenses, net	$2,059,776	$2,308,239

Amortization expense of intangible assets was $400,380 and $261,571 for the years ended December 31, 2007 and 2006. Estimated future amortization of intangible assets based on balances existing at December 31, 2007 is as follows:

2008	$400,380
2009	400,380
2010	367,047
2011	343,486
2012	94,026
Thereafter	454,457
Total	$2,059,776

The following table reflects specific data for each intangible asset being amortized:

		Annual	Amortization
	Date	Amortization	period	Amortization
	Acquired	Amount	in years	Expires
Optimal License	2/1/2004	$242,553	8	11/30/2011
GPSI license	10/1/2006	$114,110	11	9/30/2017
ScoreCast non-compete	1/17/2007	33,333	3	1/16/2010
ScoreCast intangible	1/17/2007	10,384	5	1/16/2012

Goodwill

Goodwill consists of the following as of December 31, 2007 and 2006:

	2007	2006
Goodwill	$259,149	$-
Less: Goodwill impairment	-	-
Goodwill, net of impairment	$259,149	$-

Goodwill originated in the ScoreCast acquisition in January 2007. See Note 2 for specific details on this acquisition.

7. INTEREST IN RESIDUAL LEASE EQUIPMENT

Interest in Residual Lease Equipment consists of the following as of December 31, 2007 and 2006:

	2007	2006
Residual interests in equipment purchased from E-Z-Go	$1,181,885	$1,760,152
Parview residuals acquisition	311,994	601,061
Residuals recognized on system sales	3,284,422	1,626,365
Yamaha residuals acquisition	282,637	416,788
Interest in residual lease equipment	$5,060,938	$4,404,366

8. DEPOSITS AND OTHER ASSETS

Deposits and Other Assets consist of the following as of December 31, 2007 and 2006:

	2007	2006
Deposits	$38,144	$1,532
Course holdbacks, net of reserve	52,973	67,083
Deferred financing costs - long term portion	542,017	35,053
Deferred warrant expense	271,325	-
Accounts receivable - long term portion	202,860	-
Accounts receivable - NCG restricted cash	856,410	856,410
Deposits and other assets	$1,963,729	$960,078

Deferred financing costs of $542,017 and deferred warrant expense of $271,325 resulted from the August 2007 credit facility with Calliope. These amounts are being amortized over the term of the debt, between two and five years.

9. ACCRUED LIABILITIES

Accrued liabilities consist of the following as of December 31, 2007 and 2006:

	2007	2006
Wages, commission and related benefits	$352,582	$928,253
Professional fees	182,175	183,446
Accrued vendor liability	617,345	318,527
Accrued liability for predecessor claims	-	150,000
Customer deposits	25,000	25,000
Accrued interest payable	-	65
Accrued advertising commitments	241,190	-
Accrued liability for lease buyouts	710,651	295,521
Sales tax payable	40,081	13,850
Accrued Liabilities	$2,169,024	$1,914,662

10. DEBT

Debt consists of the following as of December 31, 2007 and 2006:

	2007	2006

10¼%, revolving credit facility, due 2009, interest only payments until August 2009, collateralized by all Company’s assets	$5,045,961	$-

10¼%, credit facility, senior secured term loan due 2012, interest only payments until September 2008, 48 equal monthly principal payments plus interest thereafter, collateralized by all Company’s assets	4,000,000	$-

9¼%, credit facility, senior secured term loan due 2009, collateralized by all Company’s assets	-	2,395,834

12% Senior secured notes due 2007, collateralized by all Company’s assets	-	4,500,000

4¾% Optimal license agreement, with a monthly payment of $24,800, due June 2011	944,391	1,169,020

7.5% GPSI license agreement, with a quarterly payment of $52,500, due September 2011	787,500	842,244

7¾% Microsoft Capital notes payable due 2010, with a monthly payment of $5,451, collateralized by licensed software rights	166,496	221,398

7¾% Microsoft Capital notes payable due 2011, with a monthly payment of $5,563, collateralized by licensed software rights	182,575	232,062

8¾% Microsoft Capital notes payable due 2011, with a monthly payment of $2,064, collateralized by licensed software rights	77,439	94,603

10 7/10% First Insurance Funding notes payable, with a monthly payment of $6,147, due September 2008, collateralized by a security interest in returned premiums and certain loss payments	53,590	52,500

9.5 %First Insurance Funding note payable, with a monthly payment of $7818, due January 2008, collateralized by a security interest in returned premiums and certain loss payments	7,752	-

Capital lease obligations, collaterilized by equipment, due 2009 to 2011	27,968	46,708

Total debt	11,293,672	9,554,369

Less: Current portion	(6,049,788)	(5,485,188)
Less:
Discount associated with Warrants issued for Credit facility, 10¼% senior secured term loan due 2012,	(643,182)	-
Discount associated with 7.5% GPSI license agreement due 2011	(98,606)	-
Discount associated with 12% Senior secured notes due 2007	-	(360,376)

Long-term debt, net of current maturities and discounts	$4,502,096	$3,708,805

As part of the revolving credit facility and senior secured note agreements in August 2007, $821,000 was recorded as deferred financing costs which are being amortized as follows:

Amortization
Period	Amount
2 years	$459,760
5 years	361,240
$821,000

Deferred financing costs and debt discounts amortized through interest expense were $238,876 and $10,462 for the years ended December 31, 2007 and 2006, respectively.

The aggregate annual principal repayments required in respect to debt as of December 31, 2007 are as follows:

2008	$6,049,788
2009	1,628,905
2010	1,638,357
2011	1,309,955
2012	666,667
$11,293,672

On August 17, 2007, we entered into a Security Agreement (the “Agreement”) with Calliope Capital Corporation (“Calliope”). The parties to the Agreement also entered into certain related ancillary documents. The credit facility made available under the Agreement is in the aggregate principal amount of $9.0 million, consisting of a $5.0 million revolving loan (the “Revolver”), and a $4.0 million term loan (the “Term Loan”). The Revolver has a two year term. The Term Loan matures in five years and requires amortization of its principal balance in 48 equal monthly payments beginning on September 1, 2008. The Term Loan may not be converted prior to the first anniversary date of the closing and may be prepaid without any penalty at any time during such period. On and after the first anniversary of the date of the Agreement, Calliope shall have the right to convert principal due under the Term Loan into our common stock at a fixed conversion price per share of common stock of (i) $1.40 with respect to the first $1,333,333 of the principal amount; (ii) $1.50 with respect to the next $1,333,333 of the principal amount; and (iii) $1.67 with respect to the remaining $1,333,334 of the principal amount. The proceeds of the loans were used to refinance our existing indebtedness, with the balance available for general working capital purposes. Pursuant to and in connection with the Agreement, we have granted to Calliope a security interest in all of our assets and intellectual property, and we have pledged our ownership interest in ProLink Solutions.

The borrowings under the Revolver and the Term Loan will bear interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%), subject to a floor of 9% and a cap of 13%. Upon an event of default under the loan, the ProLink Entities shall pay additional interest on the outstanding principal balance in an amount equal to two percent (2%) per month. The loan is subject to acceleration in full by Calliope upon the occurrence and during the existence of an event of default.

The Agreement requires us to meet certain financial tests, including, on the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2009: a Consolidated EBITDA for the four (4) fiscal quarter periods ending on September 30, 2009 of not less than $5,000,000; a Consolidated Leverage Ratio not greater than 4.0 to 1.0; and a Consolidated Fixed Charge Coverage Ratio for the four (4) fiscal quarter periods ending on September 30, 2009 of not less than 1.0 to 1.0. In addition, the Agreement contains certain covenants that, among other things, restrict additional indebtedness, liens, investments, restricted payments, transactions with affiliates, asset dispositions, and other matters customarily restricted in such agreements.

In connection with the credit facility under the Agreement, we issued a common stock purchase warrant in favor of Calliope. Pursuant to the warrant, Calliope is entitled to purchase from us, at any time after the date thereof and for a period of five years, 3,567,568 shares of common stock at an exercise price of $1.40 for the first one-third of the shares, $1.50 for the next one-third of the shares, and $1.60 for any additional shares.

In connection with the credit facility, we entered into a registration rights agreement with Calliope. Under the registration rights agreement, we agreed to file a registration statement registering for resale shares of our common stock issuable upon conversion of the Term Note and exercise of the warrant no later than 300 days after the date of the Agreement, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter. This registration has not yet been filed.

In connection with the Revolver loan, we are required to file a borrowing base report as needed for drawing requests with Calliope.  The interest expense of both the Revolver and Term notes are added to the revolver balance on a monthly basis.  The Revolver balance is paid down based on daily bank deposits.  As of December 31, 2007 we have no further availability to draw under the Revolver.

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases various equipment and office space under operating leases. The following is a schedule of future operating lease payments as of December 31, 2007:

2008	$405,276
2009	22,176
2010	20,634
2011	19,092
2012	4,773

We have entered into operating lease agreements, primarily consisting of leases for our Chandler facility. Total rent expense under operating leases charged to operations was $639,605 and $455,606 for the periods ended December 31, 2007 and 2006, respectively.

Litigation

On May 20, 2004, ParView filed a complaint against us, ProLink, Inc. and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. At the time the complaint was filed, ParView was an owner of ProLink. The complaint alleged that our president, as an agent of ProLink Solutions, violated certain agreements that existed between the parties and he, and others, made false representations to ParView. The complaint sought to rescind all agreements among the parties and return the parties to the status quo they had before the creation of ProLink Solutions, and sought other cures and remedies. The agreements provided for arbitration between the parties and a preliminary hearing was held on September 30, 2004 at which time injunctive relief was ordered in our favor, enjoining ParView from interfering with our customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding was being held in abeyance pending the outcome of the bankruptcy proceeding. In August 2005, the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation. On February 24, 2006, the bankruptcy court entered an order declaring us and our bidding partner the winning bidder for the assets of ParView out of the bankruptcy. On March 10, 2006, we closed on the purchase of these assets including the legal claims of ParView against us, therefore this action has been terminated with prejudice.

ProLink was a defendant in an action brought by Advantage Enterprises, Inc. The action arose out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005, the court granted our motion to dismiss but granted Advantage leave to amend. On December 20, 2006, we settled this action for $200,000, with $80,000 payable on January 2, 2007 and $10,909 payable monthly thereafter until December 2007. As of December 31, 2007, this settlement has been paid in full.

In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and cover both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a Settlement Agreement, which includes a License Agreement, with GPSI pursuant to which the parties agreed to settle this action. The agreement calls for the payment by ProLink, on behalf of us and the Elumina entities, to GPSI of a total of $1,200,000, payable as follows: an initial payment of $202,500, followed by 19 quarterly payments of $52,500 each, commencing on February 1, 2007. In consideration of the compliance of ProLink and the Elumina entities with their obligations under the settlement agreement, GPSI agreed to grant to ProLink Solutions, as of the date of the Settlement Agreement, a fully-paid up license, the terms of which are more fully set forth in the License Agreement. As of December 31, 2007, $430,000 has been paid for this settlement.

On May 15, 2006, a suit was filed against us in the Superior Court, Complex Litigation Docket, Hartford, Connecticut by Blackledge Country Club, Inc. The suit is based on a Service Agreement that it entered into for a GPS system manufactured, supplied, maintained and installed by the Company or with Textron (a contractor). The Company has indemnified Textron from claims from Blackledge. In the third party complaint, Blackledge alleges claims for indemnification, breach of contract and breach of warranty, fraud and negligent misrepresentation against Textron and the Company. Textron and the Company filed Motions to Dismiss the Third-Party Complaint claiming that the contracts involved required arbitration of the claims. The Motion to Dismiss was denied. The parties conducted a mediation in Connecticut which was unsuccessful. After the mediation, the partied tried, unsuccessfully, to settle the case. No Motion for Summary Judgment is pending against the Company. Another mediation is scheduled for July 29, 2008. Trial has been set for October 21, 2008. It is difficult to determine the likelihood of an unfavorable outcome, however an unfavorable outcome is possible. The range recovery for Blackledge on its claim against the Company is between $0 and $450,000.

On November 3, 2007, the Company filed a patent litigation action and declaratory judgment action against GPS Industries, Inc. and UpLink Corporation (the “Patent Litigation”) in the United States District Court for the District of Arizona. The Patent Litigation alleges that both GPSI and UpLink infringe upon one or more of the Company’s patents and that an UpLink patent containing claims directed at advertising are invalid due to prior art. The Company does not expect any loss contingencies from this action.

On February 8, 2008, the Company filed a Request for Arbitration with the International Chamber of Commerce (ICC) International Court of Arbitration in relation to a breach of contract dispute against Elumina Iberica, S.A, Elumina Iberica UK Limited, GP ADS, S.L. and GP ADS LTD and related parties as a result of multiple breaches, including non-payment, under its distribution agreement and in connection with the previously announced acquisition of Elumina. Both the distribution agreement and acquisition agreements were terminated in 2008.

On February 8, 2008, the Company filed a complaint in the United States District Court in Phoenix, Arizona against Kevin Clarke, d/b/a Elumina Uberica UK Limited, a sole proprietorship, to recover damages for non-payment of goods sold and delivered by the Company. The Company has also served a Notice of Arbitration against Elumina Iberica, S.A. to commence an arbitration proceeding against Elumina Iberica, S.A. in accordance with the UNCITRAL Arbitration Rules for arbitration in Phoenix, Arizona as provided for in the parties’ Exclusive Licensing and Distribution Agreement. In the proceeding, the Company is seeking damages for non-payment of goods sold and delivered, breach of representations and warranties, legal fees and consequential damages (see Note 20 – Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus).

On March 10, 2008, the Company received a demand from David Chessler, former President of ParView, alleging that we were in default under a settlement agreement with Mr. Chessler and making demand that we stipulate to entry of a $666,667 judgment against the Company. The judgment alleges that we are in violation of the settlement agreement for contacting certain courses. The Company does not believe any loss is probable and accordingly has not accrued a liability related to this complaint as of December 31, 2007.

We are involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on ProLink.

Registration Payment Arrangements:

During the first quarter of 2007, through a private offering, we completed a sale of an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. In addition, pursuant to a registration rights agreement, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. As of June 6, 2007, we have an effective registration statement covering these shares.

Registration Rights Agreement:

During the third quarter of 2007, we entered into a security agreement with Calliope (the “Calliope Agreement”). In connection with the credit facility, we issued a common stock purchase warrant to Calliope. Pursuant to the warrant, Calliope is entitled to purchase from the Company, for a period of five years, 3,567,568 shares of common stock at an exercise price of $1.40 per share for the first one-third of the shares, $1.50 per share for the next one-third of the shares, and $1.60 per share for any additional shares.

Additionally, we entered into a registration rights agreement with Calliope. Under the registration rights agreement, we agreed to file a registration statement registering for resale shares of common stock of the Company issuable upon conversion of the term note and exercise of the warrant no later than 300 days after the date of the agreement, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter. The registration statement has not been filed as of December 31, 2008.

Minimum Advertising Fee Guarantee:

Three contracts sold in the third quarter of 2007 contained a multi-year guarantee of minimum advertising fees to our customers. These guarantees are for approximately two to five years. The total amount of these guarantees is $180,000. We are accruing these guarantees in prepaid expenses and other current assets and other long-term liabilities on our consolidated balance sheet. A summary of these guarantees for the fiscal years ending December 31, 2007 is as follows:

2008	$50,000
2009	50,000
2010	40,000
2011	40,000
Total	$180,000

ABC Advertising Agreement:

On September 25, 2007, we entered into a Media Representation Agreement in which ABC National Television Sales, Inc. (“ABC”) has agreed to exclusively represent us in the areas of advertising sales to the golf industry. Under the agreement, ABC will provide advertising sales representation for us and ABC will receive commissions on net sales (defined as the gross revenues actually collected by ABC from the sale of advertisements on the monitors less advertising agency commissions or other third party expenses) depending on various factors including timing of the advertising contract, identity of advertiser and the type of advertiser. ABC will be responsible for all costs associated with its selling efforts and will provide all invoicing, collection and inventory tracking functions, amongst other things.

12. STOCKHOLDERS’ EQUITY

Common Stock

Options and warrants exercised during the years ended December 31, 2007 and 2006 were 3,568,626 and zero, resulting in the issuance of 3,268,399 and zero common shares in the respective years.

Series C Convertible Preferred Stock

The Company has 10,000,000 shares of authorized Preferred Stock as of December 31, 2007, with zero shares outstanding. A series of Preferred Stock (“Series C Convertible Preferred Stock”) consisting of 1,142 shares, with a par value of $.001 per share, were issued and subsequently converted to common stock during 2007.

In the first quarter of 2007, through a private offering, we issued an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,640,000. In addition, pursuant to a registration rights agreement, dated as of January 8, 2007, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. We filed a registration statement covering these shares, which was effective June 6, 2007. On the effective date, all shares of our Series C Preferred Stock automatically converted into the number of shares of common stock into which such shares were convertible. Total common shares and warrants issued upon conversion was 8,622,927 and 4,225,400, respectively.

We are required to use our best efforts to keep the registration statement effective under the Securities Act until the date when all securities required to be registered may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act. In the event that the registration statement ceases to be effective for more than 30 consecutive trading days, or an aggregate of 45 trading days in any twelve month period, then in addition to any rights available to the investors under the registration rights agreement or applicable laws, we are required to pay to each investor an amount in cash equal to 1% of the aggregate purchase price paid by such Investor pursuant to the purchase agreement, on the date of such event and on each 30-day anniversary of such event until it is cured. Merriman Curhan Ford & Co. acted as the placement agent in connection with the offering. We paid approximately $1,200,000 in fees associated with the offering of which approximately $270,000 was paid in 2006. We also issued Merriman Curhan Fund & Co. 507,048 and 100,000 five year warrants to purchase common stock with an exercise price of $1.42 and $1.80, respectively.

Prior to the conversion date, the Series C Convertible Preferred Shares accrued dividends at a rate of 5.0% per annum. Dividends accrued and accumulated, whether or not earned or declared. As of June 6, 2007, accrued dividends of approximately $233,000 were paid in common stock on the date of conversion. The Series C Convertible Preferred Stock was issued with a beneficial conversion feature, which required us to record a deemed dividend of $3,900,501 during the first quarter of 2007, as we anticipated automatic conversion of the preferred stock as soon as the registration statement covering the common stock and warrants was effective. On the conversion date, total deemed dividends were decreased by $179,563 to $3,720,938.

13. STOCK PURCHASE WARRANTS

We have outstanding warrants to purchase shares of our common stock. The following table summarizes these warrants for the years ended December 31, 2007 and 2006 (showing the number of shares of our common stock that can be purchased on exercise):

	2007		2006
	Number of	Warrant	Number of	Warrant
	Warrants	Price Ranges	Warrants	Price Ranges

Warrants outstanding at the beginning of the period	5,371,773	$1.00 to $2.00	3,080,121	$1.00 to $1.50

Warrants issued	8,587,369	$1.35 to $1.60	2,291,652	$1.35 to $2.00

Warrants exercised	50,000	$1.00	-	-

Warrants expired	750,000	$1.00	-	-

Warrants returned	200,000	$1.35	-	-

Warrants outstanding	12,959,142	$1.00 to $2.00	5,371,773	$1.00 to $2.00

Warrants exercisable	12,675,809	$1.00 to $2.00	4,938,440	$1.00 to $2.00

The weighted average exercise price of warrants that were exercisable was $1.41 and $1.33 as of December 31, 2007 and 2006, respectively. The weighted average remaining contractual life of warrants outstanding at December 31, 2007 and 2006 was 4.5 years and 4.8 years, respectively.

During the year ended December 31, 2007, warrant expense was $172,444 compared to $158,490 for the year ended December 31, 2006. We utilize the same assumptions for calculating the fair value of warrants as we use in calculating the fair value of stock options (refer to Note 14).

14. STOCK OPTIONS

We have a 2006 Stock Option Plan and a 2005 Stock Option Plan. All options granted under the 2006 and 2005 Stock Option Plans have been granted with exercise prices at or above the market price on the day of the grant. There are 10,000,000 shares reserved under the 2005 Stock Option Plan and 5,000,000 shares reserved under the 2006 Option Plan. Stock-based employee compensation cost is recognized as a component of selling, customer support and general and administrative expense in the audited Condensed Consolidated Statement of Operations. The Company values all share-based payments to employees at fair value on the date of grant and expenses this value over the applicable vesting period, net of estimated forfeitures. The Company’s policy for graded vesting awards is to recognize compensation expense on a straight-line basis over the vesting period. The Company has historically granted stock-based awards at various times during the year for new employees, promotions and performance achievements. The common terms of the stock options are ten years and may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is no less than the market price of the Company’s common stock on the date of grant. The board of directors has full discretion to modify these terms.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R), using the modified-prospective transition method. Under that transition method, employee compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provision of SFAS 123(R).

The fair value of options granted is estimated using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model include (i) annual dividend yield, (ii) weighted-average expected life, (iii) risk-free interest rate and (iv) expected volatility.

The following assumptions were used in estimating the fair value of our options granted:

	2007	2006

Risk-free interest rate	4.7% - 5.31%	4.58% - 4.88%
Weighted average expected life (years)	5.86	5.80
Expected volatility	60%	60% - 125%
Expected dividends	-	-

Expected volatility and expected life consider (i) historical trends and (ii) ways in which future volatility and option lives may differ from those historical trends. Historical volatility was computed using daily pricing observations for a term commensurate with the expected life of the options issued. We believe this method produces an estimate that is representative of our expectations of the volatility over the expected life of our options. The weighted-average expected life is based upon share option exercises, pre and post vesting terminations and share option term expirations. The risk-free interest rate is based on the U.S. Treasury security rate estimated for the expected life of the options at the grant date.

In addition, SFAS 123(R) requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures is adjusted over the requisite service period should the actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment in the period of the change, which impacts the amount of unamortized compensation expense to be recognized in future periods.

		Weighted	Weighted
		Average	Average
		Exercise Price	Remaining	Aggregate	Aggregate
		per Share	Contractual	Fair	Intrinsic
	Shares	2006	Term (1)	Value	Value (2)

Outstanding January 1, 2007	12,152,347	$0.91	9.3	$9,018,694	$4,965,861
Granted	2,163,000	1.19	9.5	1,546,916
Exercised (3)	(3,513,355)	0.08		(281,068)
Forfeited or expired	(1,086,740)	1.44		(1,084,954)
Outstanding December 31, 2007	9,715,252	$1.21	8.6	$9,199,588	$644,772

Exercisable December 31, 2007	6,101,315	$1.15	8.2	$6,272,576	$644,772

(1)	Remaining contractual term is presented in years.
(2)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of our common stock as of December 31, 2007, for those awards that have an  exercise price currently below the closing price as of December 31, 2007. Awards with an exercise price above the closing price as of December 31, 2007 are considered to have no intrinsic value.

(3)
The aggregate intrinsic value for exercised stock was $4,738,318 and $0 for the years ended December 31, 2007 and 2006. No cash was received for the stock options exercised in the year ended December 31, 2007.

During the year ended December 31, 2007, stock-based employee compensation expense related to employee stock options was $1,263,372 compared to $657,715 of stock-based employee compensation expense during the year ended December 31, 2006. As of December 31, 2007, $1,333,463 of total unrecognized compensation cost related to employee stock options is expected to be recognized over a weighted average period of 2.0 years.

A summary of the status of the Company’s nonvested shares as of December 31, 2007 and changes during the year ended December 31, 2007 is presented below:

		Weighted
		Average
		Grant-Date
	Shares	Fair Value
Nonvested stock options at January 1, 2007	3,157,489	$0.91
Granted	2,163,000	0.72
Vested	(892,385)	0.94
Forfeited	(814,167)	0.82
Nonvested stock options at December 31, 2007	3,613,937	$0.81

15. EMPLOYEE BENEFIT PLAN

During the year ended December 31, 2007, the Company began a 401(k) profit sharing plan (“Plan”) allowing substantially all full and part-time employees to participate. Under the terms of the Plan, the employees may elect to contribute a portion of their salary to the Plan. The matching contributions by the Company are at the discretion of the Company’s board of directors, and are subject to certain limitations. For the year ended December 31, 2007, the Company made no contributions to the Plan.

16. STATEMENT OF CASH FLOWS

Non-Cash Investing and Financing Activities

The Company recognized investing and financing activities that affected assets and liabilities, but did not result in cash receipts or payments. These non-cash activities are as follows:

During the years ended December 31, 2007 and 2006, the Company issued warrants in relation to debt financing in the amounts of $2,099,966 and $938,052 respectively.

During the years ended December 31, 2007 and 2006, the Company issued stock for services in the amounts of $1,543,921 and $657,175 respectively.

During the years ended December 31, 2007 and 2006, the Company issued warrants related to an asset acquisition of $81,916 and $0 respectively.

During the year ended December 31, 2007 and 2006, the Company refinanced a note payable obligation in the amount of $4,056,600 and $0 respectively.

During the year ended December 31, 2007 and 2006, the Company rolled interest expense in the amount of $273,726 and $0, respectively, into its revolving line of credit.

During the year ended December 31, 2007 and 2006, the Company recognized dividends paid in common stock in relation to Series C Preferred Stock in the amount of $3,720,938 and $0 respectively.

During the years ended December 31, 2007 and 2006, the Company financed the purchase of software in the amounts of $0 and $419,361 respectively.

During the year ended December 31, 2007 and 2006, the Company financed the purchase of licenses in the amounts of $0 and $1,200,000 respectively.

17. CONCENTRATIONS

International Revenue

International revenues were $6,471,653 or 25.7% of total revenues for the year ended December 31, 2007 and $5,653,507 or 26.2% for the year ended December 31, 2006, and were derived primarily from customers in Europe and Asia. Of total international revenues as of December 31, 2007 and 2006, approximately $6,396,465 or 25.4% and $5,524,605 or 25.6%, respectively, of total revenues were from Elumina Iberica, the Company’s European distributor. Our distributor agreement with Elumina Iberica was terminated in February 2008 (see Note 20 - Subsequent Event of the Consolidated Financial Statements filed as part of this Prospectus).  The Company has no international assets. Elumina had account receivable balances of approximately $4,500,000 and $300,000 at December 31, 2007 and 2006, respectively.

Significant Vendor

During 2007 and 2006, we utilized two vendors for substantially all of the manufacturing of our GPS systems. We believe that other vendors are readily available for these services, but have chosen to utilize these vendors based on pricing and services.

Customers

Several of our customers are golf course management companies that have a number of courses under management. Loss of one of these multi-course management company customers may lead to the loss of future golf course customers because of loss of market credibility.

18. INCOME TAXES

At December 31, 2007 and 2006 the benefit (provision) for income taxes differs from the amount estimated by applying the statutory federal income tax rate of 34% to income before benefit (provision) for income taxes, as follows:

	2007	2006
Income tax benefit at “expected” federal corporate rate	$(4,894,000)	$(1,239,000)
Impact of state taxes	(643,000)	$-
Change in valuation allowance	5,412,000	1,398,000
Meals and entertainment difference	50,000	-
Other	75,000	(159,000)
Total	$-	$-

The components of deferred tax assets and liabilities at December 31, 2007 and 2006, consisted of the following (in thousands):

	2007	2006
Deferred tax assets:
Tax loss carryforwards	$5,295,000	$2,063,000
Accrued compensation	775,000	326,000
Depreciation and amortization	129,000	57,000
Reserves and other accruals	377,000	376,000
Allowance for doubtful accounts	2,009,000	242,000
Deferred revenue	64,000	41,000
Total	8,649,000	3,105,000
Less valuation allowance	(8,051,000)	(2,639,000)
Deferred tax assets:	598,000	466,000

Deferred tax liabilities:
Deferred gain	(224,000)	(272,000)
Prepaid expenses	(374,000)	(194,000)
Deferred tax liabilities:	(598,000)	(466,000)

Net deferred tax assets	$-	$-

The Company is subject to examination by the Internal Revenue Service and various states in which the Company has significant business operations. The tax years subject to examination vary by jurisdiction. The Company regularly assesses the likelihood of additional tax deficiencies in each of the tax jurisdictions and, accordingly, makes appropriate adjustments to the tax provision as is deemed necessary.

The Company maintains a valuation allowance of approximately $8,052,000 and $2,639,000 at December 31, 2007 and 2006, respectively, against its deferred tax assets. The net change in valuation allowance is due primarily to tax loss carryforwards created in the current year.

The Company has federal and state net operating loss carryforwards of approximately $13,740,000. The federal net operating loss carryforwards begin to expire in 2027. The state net operating loss carryforwards begin to expire in 2012. These net operating losses may also be subject to limitation in future years under section 382 of the Internal Revenue Code. A determination as to this limitation, if any, will be made at a future date as the net operating losses are utilized.

19. SALES AND MARKETING AND FINANCING AGREEMENTS

E-Z-Go Sales and Marketing Agreement  —  In August 2000, ProLink, Inc. entered into a sales and marketing agreement with E-Z-Go. As part of the agreement, E-Z-Go arranged for system sales to a financing company which then leased the systems to golf courses. ProLink, Inc. and subsequently ProLink Holding Corp., received its cost plus a standard markup, with the remaining profit split between ProLink and E-Z-Go. ProLink also receives 50% of the Pay-for-Play revenue generated from the lease, after deductions for finance company debt service, administration fee, and maintenance. We receive 70% of the administration fee and E-Z-Go receives 30% of the fee. We provide maintenance and service for these courses and receive compensation for these services. The E-Z-Go agreement expired in 2005.

Purchase of Assets from E-Z-GO  — On June 1, 2005, ProLink purchased certain assets from E-Z-Go, a division of Textron, Inc. in exchange for cash and notes. ProLink purchased 2,945 ProLink video display units and roofs, 900 ProLink computer units, the assignment of 24 golf lease contracts in default at the time of the transaction and E-Z-Go’s residual interest in all systems that were leased under leases that matured prior to the date of the agreement or were in default as of March 25, 2005 and E-Z-Go’s residual interest in all systems that are leased under leases that mature without default in the future. The asset purchase was allocated $416,160 to inventory, $153,000 to service inventory, $1,889,571 to residual interests in leased GPS systems installed at golf courses and $1,143,723 to satisfy an obligation of ProLink, Inc., a predecessor company.

Under the terms of the agreement, ProLink agreed to pay to E-Z-Go $200,000 at the closing, $50,000 within 60 days of the closing, and thereafter, 36 consecutive monthly payments of $65,833.33 beginning on June 15, 2005 and continuing on the 15th of each month thereafter. We paid the remaining amounts due under this agreement in June 2006 and received a prepayment discount of $929,577 in accordance with the terms of the agreement.

Financing Agreement  — The Company and E-Z-Go were parties to a financing arrangement with an independent third party, NC Golf (NCG), a division of National City Bank. This agreement expired as of December 31, 2005. Under the agreement, NCG obtained the right of first refusal to finance new sales. Prior to expiration, all NCG Pay-for-Play leases were placed in a pool. ProLink provided NCG a limited guarantee of the performance of the Pay-for-Play leases in the portfolio (The Limited Guarantee). The Limited Guarantee is reduced in future years if certain performance conditions are met and we have deferred revenues in an amount equal to the maximum amount due under the Limited Guarantee.

We and E-Z-Go have also agreed to remarket, on a best efforts basis, any course assets that do not meet minimum performance criteria. We will be compensated for any remarketing activity.

During the term of the lease, all Pay-for-Play revenue after payment of “debt service’’ and a monthly processing fee of $7,500 is deposited into an escrow account. “Debt Service’’ is defined as the amount needed to amortize to zero PFG’s purchase costs plus a rate of return, over the life of the lease. Funds will be released from escrow when the minimum reserve amount (less amounts paid by E-Z-Go or us) is accumulated in the escrow account. After payment of the service and administration cost, any remaining funds will be distributed 90% to us and 10% to NCG. If course assets are sold, any residual amount after payment of debt service (if any is owed) will be distributed under the same formula.

20. SUBSEQUENT EVENTS

Termination of Relationship with Elumina:

On January 18, 2007, we signed a non-binding letter of intent to acquire our largest distributor, Elumina Iberica, S.A., Elumina Iberica UK Limited, GP Ads, S.L. and GP Ads Ltd. (together, the “Elumina Entities” or “Elumina”). On September 14, 2007, we entered into a Definitive Acquisition Agreement (the “Acquisition Agreement”) with Elumina, and the sole shareholders of the Elumina Entities, Kevin Clarke and Mark Smart, subject to certain customary closing conditions.

The Definitive Acquisition Agreement was terminated by ProLink on January 9, 2008, and the distribution agreement with Elumina was terminated on February 1, 2008, as a result of multiple breaches including non-payment. We have started to actively pursue a replacement distributor for Elumina.

On February 9, 2008, we commenced litigation against Elumina seeking damages for non-payment of approximately $4,500,000 in trade receivables.

As a result of the termination of our relationship with Elumina, we have reserved approximately $4,500,000 against our unpaid receivables in our 2007 results.

Management Changes:

The Chief Financial Officer and General Counsel position became vacant in 2008. We are actively pursuing replacements for these positions.

Laurus Agreement:

On April 10, 2008, we entered into a definitive Amended and Restated Security Agreement (the “Amended Agreement”) with Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., PSource Structured Debt Limited, Calliope Capital Corporation (collectively, the “Lenders”) and LV Administrative Services, Inc., as collateral agent for the Lenders. The Amended Agreement amended and restated in its entirety the Security Agreement we entered into with Calliope Capital Corporation (and subsequently assigned to the other lenders) on August 17, 2007.

The $12,100,000 credit facility made available under the Amended Agreement (the “Credit Facility”), which increased the facility under the original agreement by an aggregate amount of $3,100,000, consists of an (i) amended and restated secured revolving note issued to Calliope Capital Corporation, which increased the principal amount from loaned thereunder $5,000,000 to $6,000,000 (the “Revolver”) (ii) and a term loan (the “Term Loan”), consisting of amended and restated secured convertible term notes issued to each of Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd. and PSource Structured Debt Limited, in the principal amounts of $1,465,325, $2,298,374 and $2,336,300 respectively (collectively, the “Term Notes”), which increased the aggregate principal amount loaned thereunder from $4,000,000 to $6,100,000. The Revolver matures on August 31, 2010, and the Term Loan matures on August 31, 2012 and requires amortization of its principal balance in 60 equal monthly payments beginning on October 1, 2008 subject to acceleration upon the occurrence of an event or default. On and after August 17, 2008, the holder has the right to convert any portion of the outstanding amount of principal due under the Term Loan into shares of our common stock, at a fixed conversion price per share of (a) $1.35 with respect to the first $2,100,000 of the principal amount; (b) $1.40 with respect to the next $1,333,334 of the principal amount; (c) $1.50 with respect to the next $1,333,334 of the principal amount; and (d) $1.67 with respect to the remaining $1,333,332 of the principal amount. Pursuant to and in connection with the Amended Agreement, we granted to the Lenders a security interest in our assets, property and intellectual property, and pledged to the Lenders the Company’s ownership interest in ProLink Solutions.

The borrowings under the Revolver and the Term Loan will bear interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time plus 2.5%, subject to a floor of 9% and a cap of 13%. Upon an event of default under the loan, we are obligated to pay additional interest on the outstanding principal balance in an amount equal to 2% per month until the default is cured. The Agreement requires us to meet certain financial tests, including, on the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2009: a consolidated EBITDA for the prior four fiscal quarters of not less than $5,000,000; a consolidated leverage ratio not greater than 4.0 to 1.0; and a consolidated fixed charge coverage ratio for the prior four (4) fiscal quarters of not less than 1.0 to 1.0.

In connection with the Credit Facility, we are required to pay an additional interest calculated at 2% of gross revenues (not including third party payments) payable in cash monthly on the 15th of each month for a period no less than 10 years, the first payment of which is due by October 15, 2008. We have the option to prepay this additional interest obligation, and have the option of paying 20% of such monthly amount in shares of our common stock so long as the number of such shares does not exceed 25% of the average number of shares of our common stock traded per day for the 20 consecutive trading days prior to such payment date. The number of shares will be determined using the average closing trading price for the 20 consecutive trading days prior to such payment made. Notwithstanding the results of the preceding calculation, we have the option to pay at least ten percent of such monthly amounts in shares of our common stock.

In connection with and subject to the closing of the Credit Facility, and pursuant to a proposal letter, we issued to Laurus Master Fund, Ltd., in favor of the Lenders, an aggregate of 1,000,000 shares of our common stock, which will be subject to a lock-up period until September 30, 2008, during which time such shares cannot be sold or otherwise transferred without our prior written consent. Additionally, for the period from October 1, 2008 until March 31, 2009, any dispositions made by Laurus Master Fund, Ltd. and the Lenders will be subject to the volume limitations under Rule 144 of the Securities Act of 1933, as amended.

In connection with the Credit Facility, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with the Lenders, which amended and restated in its entirety the Registration Rights Agreement we entered into on August 17, 2007 Calliope Capital Corporation. Pursuant to the Registration Rights Agreement, we will file a registration statement registering for resale the shares issued to Laurus Master Fund, Ltd., shares of common stock issuable upon conversion of the Term Notes and shares of common stock issuable upon exercise of the warrants issued pursuant to the original agreement, and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible after filing and no later than September 27, 2008. In the event that the registration statement is not filed or declared effective when due, or if the Registration Agreement ceases to be effective during the required period in the Registration Rights Agreement for more than 20 consecutive trading days or for a period of 30 trading days in the aggregate per year, or if our common stock is not listed or quoted or is suspended from trading on any trading market for a period of three consecutive trading days without cure within 30 days of notice thereof, then in addition to any rights available to the Lenders under the Registration Rights Agreement or applicable laws, we are required to pay to each Lender an amount in cash equal to 1% of the aggregate original principal amount of the Term Loan, calculated on a daily basis for each 30-day period until such event is cured.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form SB-2/A on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on this 30th day of June, 2008.

PROLINK HOLDINGS CORP.

By	/s/ Lawrence D. Bain

Lawrence D. Bain
Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ProLink Holdings Corp., hereby severally constitute and appoint Lawrence D. Bain our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form SB-2/A on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven D. Fisher	Chairman of the Board	June 30, 2008
Steven D. Fisher

/s/ Lawrence D. Bain	Chief Executive Officer, Chief Financial Officer,	June 30, 2008
Lawrence D. Bain	Principal Accounting Officer and Director

/s/ Jay Wolf	Director	June 30, 2008
Jay Wolf

/s/ Ron Bension	Director	June 30, 2008
Ron Bension

/s/ Barry I. Regenstein	Director	June 30, 2008
Barry I. Regenstein

/s/ William D. Fugazy, Jr.	Director	June 30, 2008
William D. Fugazy, Jr.

/s/ M.G. Orender	Director	June 30, 2008
M.G. Orender

INDEX OF EXHIBITS

Exhibit
Number	Description

3.1	Certificate of Incorporation of Amalgamated Technologies Inc., filed with the Secretary of State of the State of Delaware on March 7, 1996. (1)
3.2	Certificate of Ownership and Merger as filed with the Secretary of State of the State of Delaware on January 20, 2006 and effective as of 12:01 a.m. on January 23, 2006. (2)
3.3	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock, filed with the Secretary of State of Delaware on December 29, 2006. (3)
3.4	Certificate of Amendment to the Designation, Preferences and Rights of Series C Convertible Preferred Stock, filed with the Secretary of State of Delaware on January 3, 2007. (3)
3.5	By-laws of ProLink Holdings Corp. (4)
3.6	Amendment to By-laws of ProLink Holdings Corp. (5)
4.1	Speciman Common Stock certificate. (4)
4.2	Form of Warrant to Purchase Common Stock of the Company. (6)
4.3	Form of Warrant to Purchase Common Stock of the Company. (7)
4.4	Form of Warrant to Purchase Common Stock of the Company. (3)
4.5	Form of Warrant to Purchase Common Stock of the Company. (8)
4.6	Form of Warrant to Purchase Common Stock of the Company. (27)
5.1	Opinion of counsel as to legality of the securities being registered. +
10.1	Settlement Agreement, dated October 26, 2006, 2006, by and among GPS Industries, Inc., ProLink Solutions LLC, Elumina Iberica S.A. and Elumina Iberica Limited. (9)
10.2	Waiver Agreement with Comerica Bank, dated August 11, 2006. (10)
10.3	Loan and Security Agreement with Comerica Bank dated June 30, 2006. (10)
10.4	Loan and Security Agreement by and among Comerica Bank, ProLink Holdings Corp. and ProLink Solutions LLC, dated October 23, 2006. (12)
10.5	Securities Purchase Agreement dated as of October 10, 2006. (6)
10.6	Security Agreement, dated as of February 23, 2006, by ProLink Solutions, LLC issued to David S. Band and Stanley B. Kane, as co-trustees of the Putters Loan Trust. (11)
10.7	Purchase and Sale Agreement between Signal Systems Associates LLC, the entities described in Exhibit A attached thereto and ProLink Solutions, LLC. (11)
10.8	Promissory Note dated June 30, 2006. (10)
10.9	Term Note, issued by ProLink Holdings Corp. and ProLink Solutions LLC, dated October 23, 2006. (12)
10.10	Revolving Promissory Note, issued by ProLink Holdings Corp. and ProLink Solutions LLC, dated October 23, 2006. (12)
10.11	Revolving Promissory Note, issued by ProLink Solutions LLC in favor of FOC Financial Limited Partnership, dated September 18, 2006. (13)
10.12	Revolving Promissory Note, in the Maximum Principal Amount of $1,000,000, made by ProLink Solutions, LLC in favor of FOC Financial Limited Partnership, dated May 6, 2005. (14)
10.13	Commercial Promissory Note, dated February 23, 2006, by ProLink Solutions, LLC issued to David S. Band and Stanley B. Kane, as co-trustees of the Putters Loan Trust. (11)
10.14	Letter Factoring Agreement between ProLink Solutions, LLC and FOC Financial L.P., dated September 18, 2006. (13)
10.15	Letter Agreement, by and between ProLink Solutions, LLC and FOC Financial Limited Partnership, dated May 6, 2005, Regarding $1,000,000 Revolving Line of Credit. (14)
10.16	Second Amended and Restated Exclusive Licensing and Distribution Agreement with Elumina Iberica, S.A., dated April 9, 2007. (15)
10.17	License Agreement, by and between ProLink/ParView, LLC and Optimal Golf Solutions, Inc., dated January 22, 2004. (14)
10.18	Intellectual Property Security Agreement, between ProLink Solutions LLC and Comerica Bank, dated June 30, 2006. (10)

Index of Exhibits - 1

10.19	Subscription Agreement between the Company and Investors, dated March 31, 2006. (16)
10.20	Subscription Agreement between the Company and Purchasers, dated as of March 15, 2005. (17)
10.21	Subscription Agreement between Amalgamated Technologies and Investors, dated January 13, 2006. (18)
10.22	Subscription Agreement, dated as of December 30, 2005 between Amalgamated Technologies, Inc. and Investors. (19)
10.23	Contribution Agreement between Amalgamated Technologies, Inc. and ProLink Solutions, LLC, dated December 23, 2005. (14)
10.24	Severance Agreement and Consulting Agreement with Charles Sherman, dated September 18, 2006. (13)
10.25	Compensation Agreement with Michael S. Browne, CPA (CFO) dated July 18, 2006.* (20)
10.26	Consulting Agreement with Mr. Andrew L. Wing, the Company’s director, dated July 10, 2006.* (5)
10.27	Offer Letter of Employment by ProLink Solutions, LLC, to Danny Lam, dated August 22, 2005.* (14)
10.28	Offer Letter of Employment by ProLink Solutions, LLC, to Dave Gomez, dated September 6, 2005.* (14)
10.29	Amalgamated Technologies, Inc. 2005 Employee, Director and Consultant Stock Plan.* (14)(21)
10.30	Form of Amalgamated Technologies, Inc. Non-Qualified Stock Option Agreement.* (14)
10.31	Securities Purchase Agreement dated as of December 31, 2006. (3)
10.32	Securities Purchase Agreement dated as of January 23, 2007. (8)
10.33	Registration Rights Agreement dated as of January 8, 2007. (3)
10.40	Registration Rights Agreement dated as of January 23, 2007. (8)
10.41	ProLink Holdings Corp. 2006 Employee, Director and Consultant Stock Plan. (22)
10.42	Nonqualified Stock Option Agreement. (22)
10.43	First Modification to Loan and Security Agreement, by and including ProLink Holding Corp., ProLink Solutions LLC and Comerica Bank, dated May 24, 2007. (25)
10.44	Media Representation Agreement, between ABC National Television Sales, Inc. and ProLink Solutions, LLC, dated September 24, 2007. (24)
10.45	Amended and Restated Letter Factoring Agreement between ProLink Solutions, LLC and FOC Financial L.P., dated June 22, 2007. (26)
10.46	Amended and Restated Revolving Promissory Note between ProLink Solutions, LLC and FOC Financial L.P., dated June 22, 2007. (26)
10.47	Letter Factoring Agreement between ProLink Solutions, LLC and Robeco WPG Event-Driven Multi-Strategy Overseas, L.P., c/o Robeco Investment Management, Inc., dated July 5, 2007. (26)
10.48	Letter Factoring Agreement between ProLink Solutions, LLC and Robeco WPG Distressed/Special Situations Overseas, L.P., c/o Robeco Investment Management, Inc., dated July 5, 2007. (26)
10.49	Revolving Promissory Note between ProLink Solutions, LLC and Robeco WPG Event-Driven Multi-Strategy Overseas, L.P., c/o Robeco Investment Management, Inc., dated July 5, 2007. (26)
10.50	Revolving Promissory Note between ProLink Solutions, LLC and Robeco WPG Distressed/Special Situations Overseas, L.P., c/o Robeco Investment Management, Inc., dated July 5, 2007. (26)
10.51	Security Agreement, by and among Calliope Capital Corporation, the Company and each of the subsidiaries of the Company listed therein, dated August 17, 2007. (27)
10.52	Intellectual Property Security Agreement, by and among the Company, ProLink Solutions LLC and Calliope Capital Corporation, dated August 17, 2007. (27)
10.53	Membership Interest Pledge Agreement, by and between the Company and Calliope Capital Corporation, dated August 17, 2007. (27)
10.54	Registration Rights Agreement, by and between the Company and Calliope Capital Corporation, dated August 17, 2007. (27)
10.55	Secured Convertible Term Note, issued by the Company in favor of Calliope Capital Corporation, dated August 17, 2007. (27)
10.56	Secured Revolving Note, issued by the Company in favor of Calliope Capital Corporation, dated August 17, 2007. (27)

Index of Exhibits - 2

10.57
Amended and Restated Security Agreement, by and among ProLink Holdings Corp., ProLink Solutions LLC, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., PSource Structured Debt Limited, Calliope Capital Corporation and LV Administrative Services, Inc., as collateral agent for the Lenders. (28)

10.58	Amended and Restated Secured Revolving Note, issued by the Company to Calliope Capital Corporation. (28)
10.59	Amended and Restated Secured Convertible Term Note, issued by the Company to Valens U.S. SPV I, LLC. (28)
10.60	Amended and Restated Secured Convertible Term Note, issued by the Company to Valens Offshore SPV I, Ltd. (28)
10.61	Amended and Restated Secured Convertible Term Note, issued by the Company PSource Structured Debt Limited. (28)
10.62	Amended and Restated Intellectual Property Security Agreement, by and among by and among ProLink Holdings Corp., ProLink Solutions LLC, and LV Administrative Services, Inc. (28)
10.63	Amended and Restated Membership Interest Pledge Agreement, by and among by and among ProLink Holdings Corp., ProLink Solutions LLC, and LV Administrative Services, Inc. (28)
10.64
Registration Rights Agreement, by and among ProLink Holdings Corp., ProLink Solutions LLC, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., PSource Structured Debt Limited and Calliope Capital Corporation. (28)

16.1	Letter from Most & Company LLP, dated March 15, 2006. (23)
21.1	Subsidiaries of the Registrant. (27)
23.1	Consent of Semple, Marchal & Cooper., independent auditors. +
24.1	Power of Attorney (See “Power of Attorney” on signature page). +
*	Denotes a management contract or compensatory plan or arrangement.
+	Filed herewith

(1)	Previously filed as an exhibit to the Company’s 10SB12G filed with the Securities and Exchange Commission October 30, 1998, which exhibit is hereby incorporated herein by reference.

(2)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2006, which exhibit is hereby incorporated herein by reference.

(3)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2007, which exhibit is hereby incorporated herein by reference.

(4)
Previously filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 6, 2007, which exhibit is hereby incorporated by reference.

(5)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2006, which exhibit is hereby incorporated herein by reference.

(6)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2006, which exhibit is hereby incorporated herein by reference.

(7)
Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2006, which exhibit is hereby incorporated herein by reference.

(8)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007, which exhibit is hereby incorporated herein by reference.

Index of Exhibits - 3

(9)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2006, which exhibit is hereby incorporated herein by reference.

(10)
Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB/A filed with the Securities and Exchange Commission on August 15, 2006, which exhibit is hereby incorporated herein by reference.

(11)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 01, 2006, which exhibit is hereby incorporated herein by reference.

(12)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2006, which exhibit is hereby incorporated herein by reference.

(13)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2006, which exhibit is hereby incorporated herein by reference.

(14)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2006, which exhibit is hereby incorporated herein by reference.

(15)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2007, which exhibit is hereby incorporated herein by reference.

(16)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 04, 2006, which exhibit is hereby incorporated herein by reference.

(17)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2005, which exhibit is hereby incorporated herein by reference.

(18)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2006, which exhibit is hereby incorporated herein by reference.

(19)
Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 06, 2006, which exhibit is hereby incorporated herein by reference.

(20)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2006, which exhibit is hereby incorporated herein by reference.

(21)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2006, which exhibit is hereby incorporated herein by reference.

(22)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 26, 2006, which exhibit is hereby incorporated by reference.

(23)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 15, 2006, which exhibit is hereby incorporated by reference.

(24)
Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2007, which exhibit is hereby incorporated herein by reference.

(25)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2007, which exhibit is hereby incorporated herein by reference.

Index of Exhibits - 4

(26)
Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 20, 2007, which exhibit is hereby incorporated herein by reference.

(27)
Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2008, which exhibit is hereby incorporated herein by reference.

(28)
Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2008, which exhibit is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)
Provided, further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv) Any other communication that is an offer in the offering made by the Company to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.